Ex 99.(k)(4)

U.S. $75,000,000

LOAN, SECURITY AND COLLATERAL MANAGEMENT AGREEMENT

by and among

First Eagle ALTERNATIVE CREDIT, LLC,
as the Collateral Manager

FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC,
as the Borrower

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders

ALLY BANK,
as the Administrative Agent and the Arranger

and

U.S. Bank National Association,
as the Collateral Custodian and the Document Custodian

Dated as of February 5, 2021

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

-i-

-ii-

-iii-

-iv-

Section 14.10	Access to Certain Documentation and Information regarding the Collateral Portfolio	168
Section 14.11	Document Custodian as Agent	168
Section 14.12	Indemnification	168
Section 14.13	Judgment Currency	169
-v-

EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Secretary’s Certificate of Directors’ Resolutions
EXHIBIT A-6	Form of Payment Date Report
EXHIBIT A-7	Form of Static Pool Analysis
EXHIBIT B	Form of Promissory Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	Form of Joinder Supplement
EXHIBIT I-1	U.S. Tax Compliance Certificate – For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT I-2	U.S. Tax Compliance Certificate – For Foreign Participants that are not Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT I-3	U.S. Tax Compliance Certificate – For Foreign Participants that are Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT I-4	U.S. Tax Compliance Certificate – For Foreign Lenders that are Partnerships For U.S. Federal Income Tax Purposes
EXHIBIT J	Form of Document Custodian Certification

SCHEDULES

SCHEDULE I	Loan Party Names
SCHEDULE II	Loan List
SCHEDULE III	Reserved
SCHEDULE IV	Agreed-Upon Procedures
SCHEDULE V	S&P Industry Classifications
SCHEDULE VI	Closing Date Participation Interests

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments
-vi-

LOAN, SECURITY AND COLLATERAL MANAGEMENT AGREEMENT

THIS LOAN, SECURITY AND COLLATERAL MANAGEMENT AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of February 5, 2021, by and among:

(1) First Eagle ALTERNATIVE CREDIT, LLC, a Delaware limited liability company, as the Collateral Manager (as hereinafter defined);

(2) First Eagle CREDIT OPPORTUNITIES FUND SPV, LLC, as the borrower (the “Borrower”);

(3) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender,” collectively, the “Lenders”);

(4) ALLY BANK (together with its successors and assigns, “Ally Bank”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”) and as arranger (the “Arranger”); and

(5) U.S. Bank National Association, not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and the document custodian (together with its successors and assigns in such capacity, the “Document Custodian”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend credit hereunder by providing Commitments and making Advances from time to time for the purchase of certain Eligible Loans from the Fund pursuant to the Sale Agreement and for the general business purposes of the Borrower;

WHEREAS, the Borrower has requested that the Collateral Manager act as the collateral manager of the Borrower and manage the Collateral; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collateral Account, the General Collection Account, the Principal Collection Account, the Interest Collection Account, the Unfunded Exposure Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent or the Collateral Custodian for convenience in administering such accounts.

“Account Control Agreement”: The Securities Account Control Agreement, dated as of the date hereof, among the Borrower, as the pledgor, the Administrative Agent and U.S. Bank National Association, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accrual Period”: With respect to (a) the first Payment Date, the period from and including the Effective Date to but excluding the Determination Date preceding the first Payment Date, and (b) any subsequent Payment Date, the period from and including the Determination Date preceding the previous Payment Date to but excluding the Determination Date preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Adjusted Borrowing Value”: For any Loan, for any date of determination, an amount equal to the Assigned Value of such Loan at such time multiplied by the Dollar Equivalent of the Outstanding Balance of such Loan.

“Administrative Agent”: Ally Bank, in its capacity as the administrative agent for Lenders hereunder, together with its permitted successors and assigns, including any successor appointed pursuant to Section 11.6.

“Administrative Expenses”: All amounts (excluding principal payments, interest payments, Non-Usage Fees, and any other similar fees) due or accrued and payable by the Borrower to any Person pursuant to any Transaction Document, including, but not limited to, indemnification payments, any third party service provider to the Borrower, any Lender, the Administrative Agent, the Collateral Custodian, the Document Custodian or the Securities Intermediary, accountants, agents and counsel of any of the foregoing for fees and expenses or any other Person in respect of any other fees, expenses, or other payments (including indemnification payments).

“Administrative Questionnaire”: An administrative questionnaire in a form supplied by the Administrative Agent.

“Advance”: Each funding by the Lenders hereunder (including each Loan Advance and each advance made for the purpose of funding the Unfunded Exposure Account pursuant to Section 2.2(e)). The application of amounts on deposit in the Unfunded Exposure Account to fund a Revolving Loan or Delayed Draw Loan in accordance with Section 2.9(e) shall not be considered an “Advance”.

“Advance Date”: With respect to any Loan Advance, the date on which such Loan Advance is made.

“Advance Rate”: As follows:

(a) with respect to First Lien Loans for which the applicable Obligor has EBITDA less than $10,000,000, sixty percent (60.00%);

(b) with respect to First Lien Loans for which the applicable Obligor has EBITDA greater than or equal to $10,000,000 but less than $50,000,000, seventy percent (70.00%);

(c) subject to clause (d) below, with respect to First Lien Loans for which the applicable Obligor has EBITDA greater than or equal to $50,000,000, seventy-two percent (72.00%);

(d) with respect to First Lien Loans for which the applicable Obligor (i) has EBITDA greater than or equal to $50,000,000, (ii) has a Specified Rating and (iii) for which such First Lien Loans are Quoted Loans, seventy five percent (75.00%);

(e) with respect to High Yield Bonds, seventy percent (70.00%);

(f) with respect to Recurring Revenue Loans, sixty percent (60.00%);

(g) with respect to First Lien Last Out Loans, forty-five percent (45.00%); and

(h) with respect to Second Lien Loans, twenty-five percent (25.00%).

“Advances Outstanding”: On any day, the aggregate principal amount of all Loan Advances outstanding on such day, after giving effect to all repayments of Loan Advances and the making of new Loan Advances on such day.

“Affiliate”: With respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director, manager, managing member or general partner of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 50.01% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Unfunded Exposure Amount”: On any date of determination, the Dollar Equivalent of the sum of the Unfunded Exposure Amounts of all Loans included in the Collateral.

“Aggregate Unfunded Exposure Equity Amount”: On any date of determination, the Dollar Equivalent of the sum of the Unfunded Exposure Equity Amounts of all Loans included in the Collateral.

“Agreed-Upon Procedures Report”: The meaning specified in Section 5.1(t)(v).

“Agreement”: The meaning specified in the Preamble.

“Ally Bank”: The meaning specified in the Preamble.

“Anti-Corruption Laws”: The Applicable Law in any jurisdiction that relates to anti-bribery or anti-corruption laws, regulations or ordinances, including the U.S. Foreign Corrupt Practices Act of 1977, as amended; the U.K. Bribery Act 2010, as amended; and the Loi Sapin II pour la transparence de la vie économique (Sapin II).

“Anti-Money Laundering Laws”: The Applicable Law in any jurisdiction that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Collateral Value”: With respect to Eligible Loans relating to (i) Tier 3 Obligors, eighty-five percent (85.00%), (ii) Tier 2 Obligors, ninety-two and one-half percent (92.50%), and (iii) Tier 1 Obligors, one hundred percent (100.00%).

“Applicable Law”: For any Person or property of such Person, all laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property, and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread”: A rate per annum equal to (i) if no election has been made by the Administrative Agent under the following clause (ii), 2.50% or (ii) if an Event of Default has occurred and is continuing, at the election of the Administrative Agent or the Required Lenders, 4.50%; provided that in the case of any event involving the Borrower described in Section 9.1(g) and the Borrower has provided notice of such event within five (5) Business Days, such election shall be deemed to have occurred automatically upon the occurrence of any such event.

“Approved Country”: The United States or any state, commonwealth, territory or other jurisdiction (including the District of Columbia) thereof, Australia, Belgium, Canada,

France, Germany, Italy, Luxembourg, Portugal, the Republic of Ireland, the Netherlands, Spain and the United Kingdom.

“Approved Dealer”: Any of Bank of America, N.A.; Bank of Montreal; Bank of Nova Scotia; Bank of Tokyo Mitsubishi; Barclays Bank plc; BNP Paribas; Capital One; Citibank, N.A.; Citizens Bank; Credit Suisse; Deutsche Bank AG; Goldman Sachs & Co.; Guggenheim Securities; HSBC; Jefferies & Company, Inc.; JPMorgan Chase Bank, N.A.; Key Bank, Macquarie Securities; Mizuho; Morgan Stanley & Co; MUFG; Nomura Securities; Royal Bank of Canada; Scotiabank; Societe Generale; TD Bank; Truist Bank; UBS AG; US Bank; and Wells Fargo Bank, National Association (or any applicable broker dealer affiliated with any of the foregoing) or any other broker dealer approved by the Administrative Agent.

“Approved Currency”: Australian Dollars, Canadian Dollars, British Pounds and Euros.

“Approved Currency Reserve”: As of any date, an amount equal to 3.0% of the Dollar Equivalent of the Adjusted Borrowing Value of all Eligible Loans for which the Eligible Loan is denominated in an Approved Currency to the extent such Adjusted Borrowing Value in such Approved Currency is not hedged in form and substance reasonably satisfactory to the Administrative Agent.

“Approved Fund”: Any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assigned Value”:

(a) With respect to each Loan, as of any Measurement Date, the least of:

(i) the Purchase Price;

(ii) the Applicable Collateral Value; and

(iii) if a Value Adjustment Event with respect to any Loan occurs, the “Assigned Value” of such Loan will be amended as follows: (x) with respect to a Value Adjustment Event pursuant to clauses (b), (d) (as a result of clause (a) or (b) (if with respect to clause (b), then solely with respect to any due date for payment of principal) of the definition of Material Modification), or (e) of the definition of Value Adjustment Event, in each case, the Assigned Value of such Loan shall be zero, or (y) with respect to any other Value Adjustment Event, the Assigned Value of such Loan shall be determined by the Administrative Agent in its sole discretion as of the date of the relevant Value Adjustment Event. If the circumstances giving rise to a Value Adjustment Event are cured or no longer in existence, as determined by the Administrative Agent in its sole discretion, the Assigned Value of such Loan shall be re-determined, at the request of the Borrower, by the Administrative Agent in its sole discretion as of such date.

(b) Any amended Assigned Value of each Loan shall be communicated by the Administrative Agent to the Borrower, the Collateral Manager, the Collateral Custodian and the Lenders pursuant to an Assigned Value Notice.

(c) For the avoidance of doubt, (i) the Assigned Value of any Eligible Loan that no longer satisfies the definition of Eligible Loan (other than clauses (aa), (bb), (cc), (dd), (ee) and (ff) of such definition) shall be zero unless otherwise determined by the Administrative Agent in its sole discretion and (ii) an Eligible Loan shall not cease to be an Eligible Loan solely as a result of a reduction in its Assigned Value pursuant to a Value Adjustment Event but will remain an Eligible Loan with the new Assigned Value.

“Assigned Value Notice”: A written notice (which may be in the form of an e-mail) delivered by the Administrative Agent to the Borrower, the Collateral Manager, the Lenders and the Collateral Custodian specifying the value of a Loan determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1.

“Availability”: As of any Measurement Date, an amount equal to the least of (a) the Facility Amount; (b)(i) the product of (A) the Borrowing Base as of such date multiplied by (B) the Weighted Average Advance Rate, minus (ii) the amount of the Aggregate Unfunded Exposure Equity Amount that is not then on deposit in the Unfunded Exposure Account plus (iii) the Dollar Equivalent of the amount of Principal Collections on deposit in the Principal Collection Account as of such date; and (c)(i) the Dollar Equivalent of the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date minus, (ii) the Minimum Credit Enhancement Amount minus (iii) the amount of the Aggregate Unfunded Exposure Equity Amount that is not then on deposit in the Unfunded Exposure Account plus (iv) the Dollar Equivalent of the amount of Principal Collections on deposit in the Principal Collection Account as of such date.

“Available Capital”: The sum of (i) the Dollar Equivalent of all unrestricted cash and cash equivalents of the Fund and the Borrower (in the case of the Borrower, constituting amounts available hereunder for distribution to the Fund), (ii) any amounts available to be drawn under a revolving or capital call line of the Fund or the Borrower (including any Availability), (iii) available capital commitments from subscribers or partners of the Fund, as applicable, to fund capital calls that have not been called and remain outstanding, and (iv) unencumbered assets of the Fund that could be pledged to the Borrower and, if so pledged, would be Eligible Loans, in each case, to the extent such amount may be made available to or used by the Borrower to cure a Borrowing Base Deficiency, and as applicable, determined in accordance with GAAP as set forth in the Fund’s respective quarterly consolidated balance sheets.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.5% and (c) zero.

“Benchmark Replacement”: The sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: With respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: The earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the LIBOR Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date”: (a) In the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period”: If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 12.18 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 12.18.

“Beneficial Ownership Certification”: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“BHC Act Affiliate”: The meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Borrower”: The meaning specified in the Preamble.

“Borrower Interest Collections”: With respect to the Borrower, as of any date, an amount equal to the Dollar Equivalent of the aggregate amount of interest and fees received in the Collection Accounts with respect to the Loans for the preceding twelve (12) month period; provided that with respect to any time period for which twelve (12) calendar months of such amounts are not available, Borrower Interest Collections shall be determined based on annualizing such amounts as are available for the Borrower.

“Borrower Interest Expense”: With respect to the Borrower, as of any date, an amount equal to the Dollar Equivalent of the amount of the aggregate amount payable (whether or not actually paid) in (a) interest and Non-Usage Fees and (b) costs and expenses, in each case to the extent payable prior to interest and fees identified under the preceding clause (a) in accordance with the priority of payments set forth in Section 2.7 during the preceding twelve (12) month period; provided that with respect to any time period for which twelve (12) calendar months of such amounts are not available, Borrower Interest Expense shall be determined based on annualizing such amounts as are available for the Borrower.

“Borrower’s Notice”: Any (a) Funding Notice or (b) Reinvestment Notice.

“Borrowing Base”: As of any Measurement Date, an amount equal to the difference of (i) the Dollar Equivalent of the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date minus (ii) the Dollar Equivalent of an amount equal to the Excess Concentration Amount as of such date minus (iii) the Approved Currency Reserve; provided for the avoidance of doubt that any Loan which on any Measurement Date is not an Eligible Loan shall not be included in the calculation of “Borrowing Base”.

“Borrowing Base Certificate”: A certificate setting forth the calculation of the Borrowing Base and the Availability as of each Measurement Date, in the form of Exhibit A-4, prepared by the Collateral Manager.

“Borrowing Base Deficiency”: The Dollar Equivalent of the amount by which, on any date of determination, (a) the Advances Outstanding exceed (b) Availability.

“Breakage Costs”: With respect to any Lender and to the extent requested by such Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts), any amount or amounts as shall compensate such Lender for any loss (excluding loss of anticipated profits), cost or expense actually incurred by such Lender as a result of the liquidation or re-employment of deposits or other funds required by the Lender if any payment by the Borrower of Advances Outstanding or Interest occurs on a date other than a Payment Date, provided, that the Breakage Costs in respect of any such payment by the Borrower on any Payment Date shall be deemed to be zero. All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.7 and Section 2.8. The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Business Day”: Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at the LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Dollars” and “Cdn $”: The lawful currency of Canada.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: Cash or legal currency of the United States of America or an Approved Currency as at the time shall be legal tender for payment of all public and private debts in the applicable jurisdiction.

“Cash Interest Coverage Ratio”: With respect to any Loan (other than a Recurring Revenue Loan) for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of EBITDA to (ii) the Dollar Equivalent of Cash Interest Expense of such Obligor as of the Relevant Test Period, as calculated by the Collateral Manager (on behalf of the Borrower) in good faith; provided that in calculating “Cash Interest Coverage Ratio” under either of clause (a) or clause (b) above, EBITDA of the applicable Obligor shall in any event be deemed to be no greater than EBITDA of such Obligor as computed in accordance with the definition of “EBITDA” hereunder.

“Cash Interest Expense”: With respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “cash interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period; provided that, for any indebtedness of such Obligor without at least twelve (12) calendar months of cash interest expense reporting, such calculation shall be made on a pro forma basis.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: At any time, the occurrence of any of the following events: (a) the Fund fails to own directly, 100% of the equity interests of the Borrower at any time; (b) any Person other than the owners of the Collateral Manager on the Effective Date acquires equity interests of the Collateral Manager and has more than 50% of the voting power for the election of managers (or the equivalent) of the Collateral Manager; or (c) the Collateral Manager (or an Affiliate of the Collateral Manager that is a wholly owned subsidiary of the Investment Manager) no longer serves in its capacity as “sub-advisor” to the Fund under the Sub-Advisory Agreement.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date Participation Agreement”: The participation agreement among the Fund and Borrower relating to the Closing Date Participation Interests.

“Closing Date Participation Interest”: A Participation Interest granted by the Fund to the Borrower in and to each Loan identified on Schedule VI hereto and in which a Lien is granted therein by the Borrower to the Administrative Agent pursuant to this Agreement.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: The meaning specified in Section 8.1(a).

“Collateral Account”: A Securities Account created and maintained on the books and records of the Collateral Custodian (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “Collateral Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Custodian”: U.S. Bank National Association, not in its individual capacity, but solely as Collateral Custodian, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed Collateral Custodian pursuant to Section 7.5.

“Collateral Custodian Fee”: The fees, expenses and indemnities set forth as such in the Collateral Custodian Fee Letter and as provided for in this Agreement or any other Transaction Document. Notwithstanding any other provision of this Agreement or the Collateral Custodian Fee Letter, the Collateral Custodian and the Document Custodian agree that the aggregate amount of expenses and indemnity payments included in the Collateral Custodian Fee payable pursuant to Sections 2.7(a)(2), 2.7(b)(1) and 2.8(2) shall be not greater than $150,000 during any rolling 12-month period.

“Collateral Custodian Fee Letter”: The fee letter dated as of February 5, 2021, among the Collateral Custodian, the Document Custodian, the Securities Intermediary, the Borrower and the Collateral Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collateral Custodian Termination Notice”: The meaning specified in Section 7.5.

“Collateral Management Standard”: With respect to any Loan, to use commercially reasonable efforts to service and administer such Loan on behalf of the applicable Loan Party in accordance with the Underlying Instruments and all customary and usual servicing practices which are consistent with the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account or for the account of others.

“Collateral Manager”: Initially, First Eagle Alternative Credit, LLC, as collateral manager, acting in such capacity solely pursuant to the terms of this Agreement or any other Person becoming Collateral Manager pursuant to the terms of this Agreement; provided that First Eagle Investment Management, LLC shall have the right to be substituted as Collateral Manager hereunder (and assume all of First Eagle Alternative Credit, LLC’s rights and obligations as collateral manager hereunder) pursuant to documentation (including any amendments to the Transaction Documents to accommodate such change) in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Manager Fee”: So long as First Eagle Alternative Credit, LLC or any Affiliate of any Loan Party is the Collateral Manager, the fee payable to Collateral Manager on each Payment Date in arrears in respect of each Accrual Period, which fee shall be an amount equal to (A) (i) the sum of the Assigned Value of the Outstanding Balance of all Eligible Loans owned by the Borrower on each day of such Accrual Period divided by (ii) the number of days in such Accrual Period multiplied by (B) a rate equal to 0.50% per annum.

“Collateral Manager Termination Event”: The occurrence of any one of the following:

(a) any failure by the Collateral Manager to make any payment, transfer or deposit into the Collection Account as required by this Agreement, which failure continues unremedied for a period of two (2) Business Days after receipt thereof;

(b) any failure on the part of the Collateral Manager duly to observe or perform in any material respect any covenants or agreements of the Collateral Manager set forth in any Transaction Document (and not otherwise constituting an Event of Default) to which the Collateral Manager is a party (including any material delegation of the Collateral Manager’s duties) and the same continues unremedied, to the extent capable of being cured, for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness shall have been given to the Collateral Manager and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(c) the failure of the Collateral Manager to make any payment when due (whether or not waived but after giving effect to any related grace or cure period) with respect to any recourse debt, which debt is in excess of $5,000,000 in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt, whether or not waived;

(d) an Insolvency Event shall occur with respect to the Collateral Manager;

(e) the occurrence and continuation of an Event of Default;

(f) any failure by the Collateral Manager to deliver any Required Reports hereunder on or before the date occurring five (5) Business Days after the date such Required Report is required to be delivered by the Collateral Manager under the terms of this Agreement;

(g) any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered by the Collateral Manager pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect and which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness shall have been given to the Collateral Manager and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(h) the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of borrowed money in excess of $5,000,000 in aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than thirty (30) consecutive days after the later to occur of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced and (ii) the date on which all rights to appeal have been extinguished without such judgment, decree or order being vacated, stayed or discharged during such 30 day period;

(i) the Collateral Manager shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration of the Collateral Manager as an “investment company” within the meaning of the 1940 Act and, in either case, the Collateral Manager is not so registered;

(j) the occurrence of a Change of Control with respect to the Collateral Manager;

(k) a failure of the Collateral Manager to maintain at least $12,500,000,000 of assets under management (measured as of the last day of each fiscal quarter of the Collateral Manager and calculated, for purposes of this Agreement, to include all assets of the Collateral Manager); or

(l) First Eagle Alternative Credit, LLC ceases to be the Collateral Manager unless First Eagle Investment Management, LLC assumes First Eagle Alternative Credit, LLC’s rights and obligations hereunder as contemplated by the definition of Collateral Manager;

(m) [reserved];

(n) any of the following events occur with respect to the Collateral Manager:

(i) a finding by any court or governmental body of competent jurisdiction in a final, non-appealable judgment, or an admission by the Collateral Manager in a settlement of any lawsuit, that it has committed fraud, willful misconduct, or a material violation of applicable securities laws, in each case which has a material adverse effect on the business of the Collateral Manager or the ability of the Collateral Manager to perform its duties under the Transaction Documents to which it is a party; or

(ii) a conviction of, or plea of guilty or nolo contendere by any member of the investment committee of the Collateral Manager or any other senior officers that are primarily responsible for the performance of the Collateral Manager under the Transaction Documents, including any Key Person, of the Collateral Manager in respect of a felony materially related to the business of providing asset management services and, following the Collateral Manager becoming aware of such conviction or plea, such person continues to have significant responsibility for the performance by the Collateral Manager under the Transaction Documents for a period of 10 days.

“Collateral Manager Termination Notice”: The meaning specified in Section 6.11.

“Collection Account”: Collectively, the General Collection Account, the Interest Collection Account and the Principal Collection Account.

“Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Proceeds, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees, settlement payments, re-financing amounts, rent, like-kind payments, recoveries, guaranty payments or other amounts received in respect thereof (but excluding (i) any Excluded Amounts and (ii) any amounts received by the Borrower from an Obligor following the sale of the related Loan by the Borrower pursuant to Section 2.14 which the Borrower is required to pay to the purchaser of such Loan) and (b) interest earnings on Permitted Investments or otherwise in any Account.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Loan Advances in accordance herewith in an amount not to exceed (a) prior to the earlier to occur of the Revolving Period End Date or the Termination Date, the Dollar amount set forth opposite such Lender’s name on Annex B hereto or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, as such amounts may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement, and (b) on or after the earliest to occur of the Revolving Period End Date, the Termination Date or the termination of the Commitment of such Lender, zero.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Corporate Trust Office”: The applicable designated corporate trust office of the Collateral Custodian specified on Annex A hereto or such other address within the United States as the Collateral Custodian may designate from time to time by notice to the Administrative Agent.

“Cov-Lite Loan”: A Loan that does not require the Obligor to maintain compliance with at least one of the following financial covenants during any reporting period applicable to such Loan, whether or not any action by, or event relating to, the Obligor has occurred: maximum total leverage, maximum net leverage, maximum senior leverage, maximum senior net leverage, maximum first lien leverage, minimum fixed charge coverage, minimum debt service or interest coverage, maximum recurring revenue multiple, minimum EBITDA, or other customary financial covenants. For the avoidance of doubt, Loans that are cross-defaulted to other debt or other obligations of the Obligor that are pari passu or senior to such Loans that contain any of the foregoing financial covenants shall not be considered Cov-Lite Loans hereunder.

“Covenant Compliance Period”: The period beginning on the Effective Date and ending on the date on which the Commitments have been terminated and the Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full.

“Covered Party”: Any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Credit Quality Deterioration Event”: The meaning set forth below:

(1) for any Eligible Loans (other than any Recurring Revenue Loans), the Cash Interest Coverage Ratio for any Relevant Test Period with respect to such Eligible Loans (a) declines to 85% or less of the applicable Original Cash Interest Coverage Ratio, and (b) is less than 1.50 to 1.00;

(2) for any First Lien Loans (other than Recurring Revenue Loans) and First Lien Last Out Loans, the Net Senior Leverage Ratio for any Relevant Test Period (x) increases by 0.5x times as compared to the applicable Original Net Senior Leverage Ratio, and (y) is greater than 4.00 to 1.00;

(3) for any Second Lien Loans and High Yield Bonds, the Net Total Obligor Leverage Ratio for any Relevant Test Period (x) increases by 0.5x times as compared to the applicable Original Net Total Obligor Leverage Ratio, and (y) is greater than 4.50 to 1.00; or

(4) for any Recurring Revenue Loans, (i) the Recurring Revenue Multiple for any Relevant Test Period with respect to any Eligible Loan (x) increases by 0.25x as compared to the Original Recurring Revenue Multiple and (y) is greater than 1.00x; or

(5)for any Recurring Revenue Loans, (x) the Liquidity of the related Obligor for any Relevant Test Period declines to 85% or less of the applicable Original Liquidity and (y) the Obligor lacks sufficient Liquidity, as determined by the Collateral Manager in a commercially reasonable manner, to fund operations for the following twelve month period.

“Currency”: Dollars.

“Custody Facilities”: The designated document custody office of the Collateral Custodian acting in its role as Document Custodian, which on the Effective Date is as specified on Annex A hereto immediately below the name of the Document Custodian or such other address within the United States as the Collateral Custodian or the Document Custodian may designate from time to time by notice to the Administrative Agent, the Borrower and the Collateral Manager.

“Debt-to-Cash Capitalization Ratio”: With respect to any Loan for any period, the ratio of, as of the date of determination, (i) all Indebtedness of the applicable Obligor that is either senior to or pari-passu with such Loan, to (ii) the sum of (A) all Indebtedness of the applicable Obligor plus (B) the difference between (x) the aggregate amount of Cash contributed to such Obligor as capital contributions prior to such date minus (y) the aggregate amount of Cash paid by such Obligor as of such date to the holders of, or otherwise in respect of, its Capital Stock, in each case, as calculated by the Collateral Manager in good faith.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Default Right”: The meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Loan”: Any Loan with respect to which any of the following events have occurred and is continuing with respect to such Loan or the related Obligor (as applicable): (a) a default in respect of any payment of principal and/or interest under such Loan (after giving effect to all applicable cure periods, but in no event longer than five (5) Business Days); (b) the occurrence of an Insolvency Event with respect to the related Obligor (except in the case obligations with respect to a DIP Loan); (c) any determination by the Collateral Manager or the Administrative Agent that such Loan is on non-accrual, is written off or is charged off, in each case, in accordance with the Collateral Management Standard; (d) a default under such Loan (other than a default described in clause (a) above), together with the election by any agent or requisite number of lenders (including the Borrower) required to take any such action to (i) accelerate the Loan or (ii) commence to enforce any of their other material rights or remedies against the Collateral pursuant to the applicable Underlying Instruments that are applicable when an event of default thereunder exists; (e) any portion of the principal of such Loan has been permanently waived or forgiven.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Loan Advances required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Draw Loan”: A Loan that (i) requires one or more future advances to be made by the Borrower to the Obligor, (ii) specifies a maximum amount that can be borrowed on one or more borrowing dates and (iii) does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that such loan shall only be considered a Delayed Draw

Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Deposit Account”: The meaning specified in Section 9-102 of the UCC.

“Determination Date”: The last calendar day of each month, with the first Determination Date occurring on March 31, 2021.

“DIP Loan”: Any Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discretionary Sale”: The meaning specified in Section 2.14(c).

“Document Custodian”: The Collateral Custodian acting in the role of document custodian hereunder, including with respect to custody of Required Loan Documents and Loan Files.

“Document Custodian Termination Notice”: The meaning specified in Section 14.5.

“Dollar Equivalent”: On any date of determination, with respect to an amount denominated in an Approved Currency, the amount of Dollars that would be required to purchase such amount of the Approved Currency based on the Spot Rate. The Administrative Agent, the Document Custodian and the Collateral Custodian shall not have any responsibility for any calculation of a Dollar Equivalent amount made by the Collateral Manager. For avoidance of doubt, the Collateral Custodian shall not have any responsibility to calculate any Dollar Equivalent amount pursuant to this Agreement.

“Dollars” and “$”: The lawful currency of the United States.

“Early Opt-in Election”: The occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 12.18, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA”: With respect to the last four (4) fiscal quarters with respect to the related Loan, (1) the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the applicable Underlying Instruments for each such Loan, and (2) in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligor on such Loan and any parent that is obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (to the extent deducted in determining earnings from continuing operations for such period) (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) EBITDA related to the periods prior to an add-on acquisition or add-on acquisition under letter of intent for such Obligor, (e) other non-cash charges and organization costs, (f) extraordinary losses in accordance with GAAP, (g) one-time, non-recurring or non-cash charges consistent with the applicable compliance statements and financial reporting packages provided by such Obligor, (h) change in deferred revenue, and (i) any other item the Borrower and the Administrative Agent mutually deem to be appropriate;

provided that, the aggregate amount to be added back to the earnings of an Obligor (A) pursuant to clauses (2)(e) through 2(h) of this definition or (B) pursuant to adjustments to “reported EBITDA” or other term meaning non-adjusted EBITDA in the case of clause (1) for any period of calculation for any Obligor shall not exceed the EBITDA Add-Back Cap applicable to such Obligor; provided further that, at the request of the Borrower, the Administrative Agent may, in its reasonable discretion, approve add-backs to an Obligor’s net income in excess of the EBITDA Add-Back Cap applicable to such Obligor; provided further that with respect to any Obligor for which twelve months of economic data are not available, EBITDA shall be determined for such Obligor based on annualizing the economic data from the reporting periods actually available.

“EBITDA Add-Back Cap”: With respect to any calculation of EBITDA for any Loan, a percentage for the Obligor on such Loan, computed without giving effect to any add-backs in clauses 2(e) through 2(h) of the definition of “EBITDA” herein, equal to the percentage set forth in the table below in the column labeled “EBITDA Add-Back Cap” adjacent the applicable EBITDA and Debt-to-Cash-Capitalization Ratio of such Obligor:

EBITDA of Obligor (without giving effect to any add-backs in clauses 2(e) through 2(h) of the definition of “EBITDA”)	Debt-to-Cash Capitalization Ratio of Obligor	EBITDA Add- Back Cap
Less than $10,000,000	> 35.0%	15.0%
	≤ 35.0%	25.0%
Equal to or greater than $10,000,000 but less than $50,000,000	> 50.0%	20.0%
	≤ 50.0%	30.0%
Equal to or greater than $50,000,000 without a Specified Rating	> 50.0%	25.0%
	≤ 50.0%	35.0%
Equal to or greater than $50,000,000 with a Specified Rating	N/A	N/A

“Effective Date”: February 5, 2021.

“Elevation”: The elevation of the Closing Date Participation Interests in accordance with each Closing Date Participation Agreement.

“Elevation Date”: The date on which an Elevation occurs with respect to a Closing Date Participation Interest pursuant to a Closing Date Participation Agreement.

“Eligible Bid”: A bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s reasonable discretion) by a bidder for all or any portion of the Collateral in connection with a sale of the Collateral in whole or in part pursuant to Section 9.2(c).

“Eligible Currency Account”: In addition, for an Approved Currency, the Collateral Custodian shall establish segregated accounts that each constitute a Principal Collection Account and Interest Collection Account for an Approved Currency. Any amounts received by the Collateral Custodian that are denominated in an Approved Currency that are required to be deposited into the Principal Collection Account or the Interest Collection Account shall be deposited by the Collateral Custodian into the applicable Principal Collection Account or Interest Collection Account, as applicable, for an Approved Currency.

“Eligible Loan”: Each Loan (i) for which the Administrative Agent has received the items set forth in Section 3.2(a) and 3.2(b) and the Document Custodian has received or will receive the related Required Loan Documents; and (ii) that satisfies each of the following eligibility requirements:

(a) such Loan is a First Lien Loan, First Lien Last Out Loan, Second Lien Loan, Recurring Revenue Loan or High Yield Bond;

(b) such Loan was originated after August 31, 2020;

(c) such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower, the rights to service, administer and enforce the rights and remedies in respect of such Loan under the applicable Underlying Instruments inure to the benefit of the holder of such Loan or its designee (subject to the rights of any applicable agent), and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Administrative Agent, violates, conflicts with or contravenes any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(d) (i) such Loan is payable in Dollars or in an Approved Currency and does not permit the currency in which such Loan is payable to be changed and (ii) such loan is an obligation of an Obligor organized in the United States or Approved Country;

(e) such Loan (A) is not an Equity Security or a component of an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(f) at the time of acquisition by the Borrower, such Loan is not subject to an offer of exchange, redemption, conversion or tender by its Obligor, or by any other Person, for cash, equity securities or any other type of consideration (other than a notice of prepayment in accordance with the terms of the Underlying Instruments);

(g) the Underlying Instruments with respect to such Loan provide that no part of the proceeds of such Loan or any other extension of credit made thereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock;

(h) such Loan, and any payment made with respect to such Loan, is not subject to any withholding tax, fee or governmental charge unless (i) the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax, fee or governmental charge on an after-tax basis, or (ii) the amount of any such withholding tax, fee or governmental charge has been disclosed in writing to the Administrative Agent;

(i) at the time of acquisition by the Borrower, such Loan is not a Defaulted Loan;

(j) at the time of acquisition by the Borrower, such Loan is not a non-cash paying PIK Loan or Partial PIK Loan;

(k) such Loan is not a construction loan or a project finance loan;

(l) such Loan does not constitute a bond (unless it is a High Yield Bond), Structured Finance Obligation, Zero Coupon Obligation, lease, Finance Lease, chattel paper or a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;

(m) as of the date any such Loan that is a Cov-Lite Loan is first included as part of the Collateral, the applicable Obligor or Loan, as applicable (x) has EBITDA greater than $50,000,000, (y) has a Tranche Size of no less than $200,000,000 and (z) has a Specified Rating;

(n) such Loan provides for a fixed amount of principal payable on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment, in each case, at a price less than par;

(o) such Loan is not a Participation Interest; provided that the Closing Date Participation Interests shall not be included in this clause (o) until the date that is sixty (60) days after the Effective Date;

(p) at the time of acquisition by the Borrower, (x) such Loan (other than a Second Lien Loan or High Yield Bond), has a remaining term to stated maturity that does not exceed seven (7) years or (y) if such Loan is a Second Lien Loan or High Yield Bond, has a remaining term to stated maturity that does not exceed eight (8) years;

(q) such Loan by its terms provides for scheduled interest payments in Cash no less frequently than semi-annually;

(r) at the time of acquisition by the Borrower, the repayment of such Loan is not subject to any material non-credit related risk (for example, a payment on a Loan of which is expressly contingent upon the occurrence or nonoccurrence of a catastrophe), as determined by the Collateral Manager in accordance with the Collateral Management Standard;

(s) is not an obligation (other than a Revolving Loan or a Delayed Draw Loan) pursuant to which any future advance or payment to the Obligor may be required to be made by the Borrower;

(t) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(u) the primary Underlying Asset for such Loan is not real property;

(v) such Loan is in the form of and is treated by the related Obligor as indebtedness of such Obligor and is not a United States real property interest as defined under Section 897 of the Code;

(w) such Loan is not an interest only security;

(x) such Loan is not a letter of credit (unless such Loan is a Revolving Loan that includes a letter of credit sub facility so long as the Borrower is not the issuer of letters of credit thereunder);

(y) such Loan is Registered;

(z) if such Loan is evidenced by a promissory note or other instrument (including an assignment agreement or transfer document), such promissory note or other instrument has been delivered to the Collateral Custodian within the time period required by Section 3.2(e);

(aa) if such Loan is a First Lien Loan (other than a Recurring Revenue Loan), the applicable Obligor meets the Net Senior Leverage Ratio requirement to be a Tier 1 Obligor, Tier 2 Obligor or Tier 3 Obligor, as applicable; provided that any portion of such Loan causing such Loan to be in excess of the required Net Senior Leverage Ratio for a Tier 3 Obligor shall be classified as a Second Lien Loan and be subject to clause (bb) below; provided further that for the avoidance of doubt, such portion shall not be counted toward the aggregate Adjusted Borrowing Value of those Eligible Loans that are Second Lien Loans for the purpose of determining the Excess Concentration Amount;

(bb) if such Loan is a First Lien Last Out Loan, a Second Lien Loan or a High Yield Bond, the applicable Obligor meets the Net Total Obligor Leverage Ratio requirement to be a Tier 1 Obligor, Tier 2 Obligor or Tier 3 Obligor, as applicable; provided that any portion of such Loan causing such Loan to be in excess of the required Net Total

Obligor Leverage Ratio for a Tier 3 Obligor shall be deemed to have an Assigned Value of zero;

(cc) if such Loan is a Recurring Revenue Loan, the applicable Obligor meets the Recurring Revenue Multiple requirement to be a Tier 1 Obligor, Tier 2 Obligor or Tier 3 Obligor, as applicable; provided that any portion of such Loan causing such Loan to be in excess of the required Net Total Obligor Leverage Ratio for a Tier 3 Obligor shall be deemed to have an Assigned Value of zero;

(dd) at the time of acquisition by the Borrower, if such Loan is a First Lien Loan (other than a Recurring Revenue Loan), the applicable Obligor has EBITDA greater than or equal to $3,000,000;

(ee) at the time of acquisition by the Borrower, if such Loan is a First Lien Last Out Loan, Second Lien Loan or High Yield Bond, the applicable Obligor has EBITDA greater than or equal to $7,500,000;

(ff) at the time of acquisition by the Borrower, if such Loan is a Recurring Revenue Loan, the applicable Obligor has (i) Recurring Revenue greater than or equal to $17,500,000 and (ii) a Recurring Revenue Multiple that does not exceed 2.5x;

(gg) if such Loan is a Recurring Revenue Loan, such Recurring Revenue Loan is a Loan to an enterprise software, data or technology enabled company underwritten to recurring or re-occurring revenues;

(hh) if such Loan is a Recurring Revenue Loan, at the time of acquisition by the Borrower, the related Obligor has sufficient liquidity to fund operations for the next 24 months based on the projections provided by the Obligor (as determined by the Collateral Manager in its reasonable discretion);

(ii) at the time of acquisition by the Borrower, such Loan does not have an interest rate less than the effective Interest Rate on the outstanding Loan Advances plus 1.00%;

(jj) (i) the Collateral Manager followed the Collateral Management Standard with respect to the acquisition of such Loan by the Borrower, (ii) such Loan satisfies the investment strategy of the Borrower and Fund and (iii) neither the Borrower nor the Collateral Manager used any selection procedure intended to be adverse to the interests of the Lenders in the selection of such Loan for inclusion in the Collateral;

(kk) is not an obligation of an Obligor (or guarantor) that derives a material portion of its business from airlines, hotel, energy as it relates to exploration, payday lending, pawn shops, adult entertainment, gambling companies (“gambling” shall include internet gambling companies and shall not include video lottery terminals or the sale of legal lottery tickets and a company or entity shall not be deemed to be engaged in “gambling” if such company or entity or any of its affiliates is properly licensed to carry on such activities), marijuana related businesses, automobile title loans, tax refund anticipation loans, credit repair services, drug paraphernalia, fireworks distributors, tax evasion, assault weapons or firearms manufacturing, businesses engaged in predatory lending practices or strip mining;

(ll) at the time of acquisition, such Loan, and any payment made with respect to such Loan, has not been more than thirty (30) days past due with respect to any payment of interest or principal of such Loan within the preceding twelve (12) months;

(mm) such Loan and any Underlying Assets (or, with respect to clause (ii), the acquisition thereof) (i) comply in all material respects with all Applicable Laws and (ii) will not cause any Secured Party (in its commercially reasonable judgment and as evidenced by a written notice from such Secured Party on or prior to the time of acquisition of such Loan by the Borrower) to fail to comply with any request or directive from any Governmental Authority having jurisdiction over such Secured Party;

(nn) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Administrative Agent, as agent for the Secured Parties;

(oo) such Loan, together with the Underlying Instruments related thereto, (i) contains provisions substantially to the effect that such Loan and such Underlying Instruments constitute the legal, valid and binding obligation of the related Obligor and each guarantor thereof, enforceable against such Obligor and each such guarantor in accordance with their terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to any (a) material litigation or dispute or (b) offset, right of rescission, counterclaim or defense to payment and (iii) contains provisions substantially to the effect that the Obligor’s and each guarantor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Fund, the Borrower or any assignee of the Borrower;

(pp) reserved;

(qq) the Borrower has good and marketable title to, and is the sole owner of (or, in the case of a participation, the sole beneficial owner of), such Loan, and the Borrower has granted to the Administrative Agent a valid and perfected first priority security interest in the Loan and Underlying Instruments, for the benefit of the Secured Parties (subject to Permitted Liens);

(rr) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition or transfer of such Loan (other than those related solely to environmental matters) have been duly obtained, effected or given and are in full force and effect;

(ss) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition or transfer of such Loan, in connection with environmental matters, have been duly obtained, effected or given and are in full force and effect, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(tt) such Loan requires the related Obligor to pay customary maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related, underlying collateral of such Loan;

(uu) the Underlying Instruments for such Loan do not contain a confidentiality provision that would prohibit the Administrative Agent or any Secured Party from exercising any of their respective rights hereunder or obtaining all necessary information with regard to such Loan, so long as the Administrative Agent or such Secured Party, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(vv) the Obligor with respect to such Loan is an Eligible Obligor;

(ww) all information provided by the Borrower or the Collateral Manager with respect to the Loan is true and correct in all material respects and does not omit to state a material fact necessary to make the statements contained therein not misleading; provided that neither the Borrower nor the Collateral Manager shall be responsible for, nor have any liability with respect to, any factual information furnished to it by any third party not affiliated with it (nor derived therefrom), except to the extent that a Responsible Officer of such Person has actual knowledge that such factual information is inaccurate in any material respect;

(xx) [reserved];

(yy) as of the date such Loan is first included as part of the Collateral, there are no proceedings pending or, to the Borrower’s knowledge, threatened in writing wherein the Obligor of such Loan, any other obligated party or any Governmental Authority has alleged that such Loan or the Underlying Instrument which creates such Loan is illegal or unenforceable;

(zz) if such Loan is acquired by the Borrower from the Fund, the Fund has caused its master computer records to be clearly and unambiguously marked to indicate that such Loan has been sold to the Borrower;

(aaa) [reserved];

(bbb) if more than one (1) Loan has been made to the Obligor, then each such Loan is (i) cross-collateralized and cross-defaulted, (ii) owned by the Borrower and pledged as Collateral hereunder or (iii) subject to an intercreditor agreement or similar agreement setting forth the rights of the creditors having interests in such Loans, in form and substance satisfactory to the Collateral Manager in its reasonable discretion (unless the Collateral Manager notifies the Administrative Agent that it determined in good faith and in a commercially reasonable manner that an intercreditor agreement or other similar agreement is not necessary or desirable, in which case this clause (iii) shall be deemed to be satisfied);

(ccc) [reserved];

(ddd) the Underlying Instruments with respect to such Loan contain a requirement that the applicable underlying Obligor deliver (i) quarterly financial statements after the end of each fiscal quarter of the Obligor and (ii) annual financial statements after the end of each fiscal year of the Obligor; and

(eee) the Administrative Agent has received (or if such Loan is acquired by the Borrower substantially simultaneously with the closing of such Loan, will receive, in the case of the applicable credit agreement (or other primary transaction document), no later than two (2) Business Days of the acquisition thereof by the Borrower) the applicable credit agreement (or primary transaction document), the Borrower’s internally approved credit/underwriting presentation (unless such credit/underwriting presentation was not prepared or received by the Borrower in connection with an amendment or other modification to a Loan), the most recent year’s audited financial statements with respect to the applicable Obligor (or if audited financial statements are not available, (i) the most recent year’s quality of earnings report with respect to such Obligor, or (ii) the pro forma financial statements with respect to such Obligor, if such Obligor is a newly formed Person) and most recent covenant compliance certificate, if any, required to be provided to the Borrower with respect to such Loan.

“Eligible Obligor”: On any date of determination, any Obligor (or guarantor, as applicable) that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

(c) is not an Affiliate of any Loan Party;

(d) is organized and incorporated and domiciled in the United States or any state thereof or an Approved Country;

(e) as of the date on which such Loan becomes part of the Collateral, (i) other than with respect to any DIP Loan, is not the subject of and, to the Borrower’s knowledge, is not threatened with any proceeding which would result in, an Insolvency Event with respect to such Obligor and (ii) to the Borrower’s knowledge, such Obligor has not experienced a material adverse change in its condition, financial or otherwise; and

(f) is not (i) a Sanctioned Person or otherwise identified on any list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or such similar lists relating to Sanctions; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; (iv) a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns; or (v) an Affiliate of any Person meeting any of the criteria set forth in clauses (i) through (iv) above.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b) of the definition of Permitted Investments.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, and (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain any applicable Currency in the applicable interbank market, to fund any Loan Advance, (b) any Lender shall have notified the Administrative Agent of a determination by such Lender that the rate at which deposits of any applicable Currency offered to such Lender in the applicable interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan Advance; (c) any Lender shall have notified the Administrative Agent of the inability of such Lender, as applicable, to obtain any applicable Currency in the applicable interbank market to make, fund or maintain any Loan Advance or (d) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBOR Rate is not available or published on a current basis.

“Event of Default”: The meaning specified in Section 9.1.

“Excepted Persons”: The meaning specified in Section 12.13(a).

“Excess Concentration Amount”: As of any date of determination (and after giving effect to all Eligible Loans to be purchased or sold by the Borrower on such date), the sum of the following amounts (without duplication):

(a) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are (w) High Yield Bonds, (x) First Lien Last Out Loans, (y) Second Lien Loans, or (z) Eligible Loans (other than a Recurring Revenue Loan) with respect to which the applicable Obligor has EBITDA of less than $10,000,000, minus (ii) the Adjusted Borrowing Value of the Eligible Loan in the Collateral with the third highest Adjusted Borrowing Value;

(b) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of each Eligible Loan of any single Obligor with the largest Obligor Exposure minus (ii) the greater of (A) $5,750,000 and (B) 10.0% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(c) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of each Eligible Loan of any single Obligor with the second and third largest Obligor Exposure minus (ii) the greater of (A) $4,250,000 and (B) 7.5% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(d) except with respect to the Loans described in clause (b) or (c) above, the excess, if any, of (i) the aggregate Adjusted Borrowing Value of each Eligible Loan of any other single Obligor minus (ii) the greater of (A) $3,000,000 and (B) 5.0% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(e) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans with Obligors in any single S&P Industry Classification (as determined in good faith by the Collateral Manager and agreed to by the Administrative Agent) minus (ii) (A) with respect to the S&P Industry Classification representing the highest concentration of the Eligible Loans (determined by reference to Adjusted Borrowing Value), the greater of (1) $11,500,000 and (2) 20.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral; provided that if the largest industry is “Healthcare Providers & Services”, “Diversified Financial Services”, or “Insurance”, such amount shall be the greater of (1) $17,250,000 and (2) 30.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral; (B) with respect to the S&P Industry Classification representing the second highest concentration of the Eligible Loans (determined by reference to Adjusted Borrowing Value), the greater of (1) $10,000,000 and (2) 17.50% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral; (C) with respect to the S&P Industry Classifications representing the third highest concentration of the Eligible Loans (determined by reference to Adjusted Borrowing Value), the greater of (1) $8,750,000 and (2) 15.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral; and (D) with respect to the S&P Industry Classifications other than those covered in clauses (A), (B) or (C) hereof, the greater of (1) $7,250,000 and (2) 12.50% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral; provided further that none of the Loans in this clause (e) shall exceed (x) for Loans to Obligors in the “Restaurant” S&P Industry Classification, the greater of (1) $5,750,000 and (2) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral, (y) for Loans to Obligors in the “Specialty Retail” and “Multiline Retail” S&P Industry Classifications, the greater of (1) $5,750,000 and (2) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral, and (z) for Loans to Obligors in the “Restaurant”, “Specialty Retail” and “Multiline Retail” S&P Industry Classifications, the greater of (1) $8,750,000 and (2) 15.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(f) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are Revolving Loans or Delayed Draw Loans minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the aggregate Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(g) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are Loans which pay interest in Cash less frequently than quarterly, minus (ii) the greater of (A) $3,000,000 and (B) 5.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(h) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are First Lien Last Out Loans minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(i) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are Second Lien Loans minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(j) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are First Lien Last Out Loans and Second Lien Loans minus (ii) the greater of (A) $8,750,000 and (B) 15.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(k) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are Recurring Revenue Loans minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(l) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are High Yield Bonds minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(m) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are Cov-Lite Loans minus (ii) the greater of (A) $23,000,000 and (B) 40.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(n) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are Participation Interests (excluding those Participation Interests that will be elevated within 60 days of the Effective Date) minus (ii) the greater of (A) $3,000,000 and (B) 5.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(o) the excess, if any of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans (other than Recurring Revenue Loans) with underlying Obligors with EBITDA less than $10,000,000 minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(p) the excess, if any, of (i) the aggregate Dollar Equivalent of the Adjusted Borrowing Value of those Eligible Loans that are payable in an Approved Currency minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(q) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are obligations with Obligors organized or incorporated in an Approved Country (other than the United States and Canada) minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral;

(r) as of the date such Loan is first included a part of the Collateral, the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are obligations of Tier 3 Obligors included in the Collateral minus (ii) the greater of (A) $17,250,000 and (B) 30.00% of the Adjusted Borrowing Value;

(s) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that have final maturities greater than six (6) years minus (ii) the greater of (A) $11,500,000 and (B) 20.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral; and

(t) the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are DIP Loans minus (ii) the greater of (A) $5,750,000 and (B) 10.00% of the Adjusted Borrowing Value of all Eligible Loans included in the Collateral.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount (x) was not originally paid using Collections and (y) is attributable to (i) the reimbursement by the related Obligor of payment by the Borrower or the Fund of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets, (ii) the reimbursement by the related Obligor of payment by the Borrower or the Fund of other out-of-pocket expenses, (iii) any payments or reimbursements related to indemnification obligations paid by the Borrower using Collections, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error, provided, except with respect to the amounts described in clause (v) of this definition, that such amounts shall be Excluded Amounts only to the extent that such amounts (x) are in excess of the principal and interest then due in respect of such Loan, and (y) were required to be paid by the related Obligor pursuant to a specific provision of the Underlying Instruments with respect to such Loan.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan Advance or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in a Loan Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 2.13(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure Amount Shortfall”: The meaning specified in Section 2.2(e).

“Facility Amount”: As of any date, an amount equal to the lesser of (a) $75,000,000 and (b) the aggregate principal amount of the Commitments provided by the Administrative Agent and the Lenders as of such date; provided that, the Facility Amount may be increased pursuant to Section 2.18; provided that, the Facility Amount may not be increased without the written consent of the Borrower, the Administrative Agent and each Lender increasing its Commitment; and provided, further, that on or after the earlier to occur of the Revolving Period End Date or the Termination Date, the Facility Amount shall mean the Advances Outstanding.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the Effective Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof (including any Revenue Rulings, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from Taxes under such provisions) and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention between the United States and another jurisdiction facilitating the implementation thereof (or any law, regulation or official interpretation implementing such Sections of the Code).

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter”: Individually and collectively, (i) that certain Fee Letter, dated as of February 5, 2021, between the Administrative Agent and the Borrower and (ii) each additional Fee Letter executed between any Lender and the Borrower, in each case, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Finance Lease”: Any transaction in which the obligations of a lessee to pay rent or other amounts under a lease are on a triple net basis and are required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP. A Finance Lease shall not include obligations structured to comply with foreign law or religious restrictions, including, but not limited to, Islamic Shari’ah.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling equity or preferred equity investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last Out Loan”: A Loan that would otherwise be a First Lien Loan (other than by operation of the last proviso in the definition thereof) except that at any time after an event of default under the related loan agreement of the related Obligor, any portion of such Loan will be repaid after one or more classes of loans issued by the same Obligor have been paid in full in accordance with a specific waterfall of payments or other priority of payments.

“First Lien Loan”: A Loan (i) that is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable and customary for similar loans (provided that such permitted liens do not secure indebtedness for borrowed money other than (w) in respect of purchase money security interests and liens securing capital lease obligations, (x) as permitted in the proviso below, (y) if such permitted liens are not senior to such Loan or (z) as otherwise approved by the Administrative Agent), and liens accorded priority by law in favor of the United States, Canada or any State or agency), (ii) for which the Collateral Manager determines in good faith that the value of the collateral securing the Loan or the enterprise value of the related Obligor on the date such Loan is first included as part of the Collateral or on the date that any Value Adjustment Event occurs equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (iii) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings and (iv) that is not secured solely or primarily by the Capital Stock of its Obligor or any of such Obligor’s Affiliates; provided that a First Lien Loan (other than a Recurring Revenue Loan) may be subordinate to a separate working capital loan (including a priority revolver) (collectively, a “working capital loan”) so long as (A) the aggregate commitment of such working capital loan does not exceed an amount equal to one (1.00) times the applicable Obligor’s EBITDA, (B) either (i) such working capital loan is not secured on a senior basis by any assets other than current assets (as determined in accordance with GAAP) or (ii) the aggregate commitment of such working capital loan does not exceed an amount equal to half of one times (0.50) the applicable Obligor’s EBITDA and (C) if an event of default occurs with respect to such First Lien Loan, the Borrower has a right to purchase such working capital loan at par and on other terms reasonably acceptable to the Administrative Agent.

“Fitch”: Fitch, Inc. or any successor thereto.

“Foreign Lender”: A Lender that is not a U.S. Person.

“Fund”: First Eagle Credit Opportunities Fund, a Delaware statutory trust, as seller of Loans to the Borrower.

“Funding Date”: In the case of any Loan Advance, the proposed Business Day on which a Loan Advance is to be made after the receipt by the Administrative Agent, the Collateral Custodian and Lenders of a Funding Notice, subject to the required notice provisions of and together with the other required deliveries in accordance with Section 2.2.

“Funding Notice”: A notice in the form of Exhibit A-1 requesting a Loan Advance, including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Collection Account”: A Securities Account created and maintained on the books and records of the Collateral Custodian (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “General Collection Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Governing Documents”: (a) With respect to any corporation or company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US. jurisdiction) or the memorandum and articles of association, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee Obligation”: As to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one (1) month instruments, “Aa2” and “P-1” for three (3) month instruments, “Aa3” and “P-1” for six (6) month instruments and “Aa2” and “P-1” for instruments with a term in excess of six (6) months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“High Yield Bond”: Any obligation that is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Loan or Participation Interest).

“Increased Commitment”: The meaning specified in Section 2.18(a).

“Increased Costs”: Any amounts required to be paid by the Borrower to a Secured Party pursuant to Section 2.12.

“Indebtedness”: With respect to any Person at any date without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary of indebtedness of that type, (c) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness of such Person under any swap, hedge or other similar transaction and (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above. The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien. The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Amounts”: The meaning specified in Section 10.1(a).

“Indemnified Parties”: The meaning specified in Section 10.1(a).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Advance and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager”: The meaning specified in Section 4.1(t)(xxvi).

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance certificate evidencing insurance covering liability and physical damages to, or loss of, the related Underlying Assets.

“Interest”: For each Accrual Period, the sum of the amounts determined (with respect to each day during such Accrual Period) in accordance with the following formula:

IR x P x (1 / D)

where:

IR	=	the Interest Rate applicable on such day;

P	=	the Advances Outstanding on such day; and

D	=	360 days (or, to the extent the Interest Rate is the Base Rate, 365 or 366 days, as applicable).

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collection Account”: A Securities Account created and maintained on the books and records of the Collateral Custodian (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“Interest Collections”: All payments of interest and fees on or received in respect of Loans and Permitted Investments, including (a) any payments of accrued interest received on the sale of Loans or Permitted Investments, (b) all payments of principal (including principal prepayments) on Permitted Investments purchased with the proceeds described in this definition and (c) origination, agency, structuring, management or other up-front fees, unused line, termination, make whole, prepayment and other fees in respect of the Loans; provided that Interest

Collections shall not include (x) Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of a Loan (including in connection with a Substitution) and (y) interest received in respect of a Loan (including in connection with any sale thereof), which interest was purchased with Principal Collections.

“Interest Period”: A period of one (1) or three (3) months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the first preceding Business Day.

“Interest Rate”: (a) The LIBOR Rate plus (b) the Applicable Spread; provided that, upon and during the occurrence of a Eurodollar Disruption Event, “Interest Rate” shall mean the Base Rate plus the Applicable Spread. Accrued and unpaid interest on Loan Advances shall be payable on each Payment Date.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investment Manager”: First Eagle Investment Management, LLC.

“Investment Management Agreement”: The Investment Management Agreement, dated as of September 11, 2020, by and among the Investment Manager and the Fund.

“Investment Property”: The meaning specified in Section 9-102(a)(49) of the UCC.

“IRS”: The United States Internal Revenue Service.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit H to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Effective Date.

“Key Person”: Each individual named in clauses (a) and (b) of the definition of “Key Person Event” and/or any other Person replacing the aforementioned person with the approval of the Administrative Agent in its sole discretion from time to time.

“Key Person Event”: Any two of Chris Flynn, Jim Fellows and Robert Hickey are no longer employed by the Collateral Manager or a member thereof, or are no longer actively involved in the management of the Borrower (whether the result of death, disability, removal, resignation or other disassociation) and, in each case, have not been replaced by one or more Persons approved by the Administrative Agent in its sole discretion within sixty (60) days after such Person’s departure.

“Lender”: The meaning specified in the Preamble, including collectively, each financial institution (i) listed on Annex B as having Commitments or (ii) which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement or an assignment and assumption agreement to the Administrative Agent and the Borrower (and for purposes of Section 2.12 and Section 2.13 of this Agreement any successor, assignee or participant).

“LIBOR Rate”: For any day (and with respect to each Loan Advance, for any day during the applicable Interest Period), the greater of (i) 0.25% and (ii) (x) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. London time, for such day, for a period equal to the applicable Interest Period; and (y) if no rate specified in clause (x) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which Dollar deposits for a period equal to the applicable Interest Period would be offered by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market at approximately 11:00 a.m. London time, for such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Liquidity”: With respect to any Recurring Revenue Loan for any Relevant Test Period, either (1) the amount of (i) Unrestricted Cash and Cash Equivalents plus (ii) any unfunded revolving commitments for which such Obligor can satisfy the conditions to draw any such amounts or (2) upon the request of the Borrower and approved in writing by the Administrative Agent (which may be approved via email), the meaning of “Liquidity” or any comparable definition in the applicable Underlying Instruments.

“Loan”: Any commercial loan (including any Closing Date Participation Interest therein) or note or bond which is originated or acquired by the Fund or any of its Affiliates.

“Loan Advance”: The meaning specified in Section 2.2(a).

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Document Custodian, for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan File”: With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals and copies of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan List”: That certain list of Loans attached hereto as Schedule II, as such Schedule shall be deemed to be updated from time to time by reference to the list of Loans set forth on the most recently delivered Borrowing Base Certificate.

“Loan Parties”: The Borrower, the Fund and the Collateral Manager.

“Loan Register”: The meaning specified in Section 5.3(k).

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of the Borrower or the Collateral Manager, both individually or taken as a whole, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’ lien on any material portion of the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to (it being agreed and understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the Underlying Instrument shall not constitute an amendment or waiver of, or modification or supplement to such Underlying Instrument), an Underlying Instrument governing a Loan executed or effected on or after the date on which the Borrower acquired such Loan that:

(a) reduces any or all of the principal amount of such Loan;

(b) waives, extends or postpones the final maturity date or any other due date for scheduled payment of principal on such Loan or grants relief from any applicable borrowing base or related definition affecting the calculation of such borrowing base;

(c) waives one or more cash interest payments, reduces by greater than ten percent (10%) the amount of cash interest due, or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already expressly permitted by the terms of its underlying instruments or pursuant to the application of a pricing grid, in each case, as of the date such Loan was acquired by the Borrower);

(d) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on a material portion of the Underlying Assets securing such Loan;

(e) substitutes, alters or releases the Underlying Assets securing such Loan (other than as permitted by such Underlying Instruments as of the date such Loan was acquired by the Borrower), and each such substitution, alteration or release, as determined in the reasonable discretion of the Administrative Agent, has a material adverse effect on the value of such Loan; provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the loan facility (including the Loan) with the net proceeds of such Underlying Assets;

(f) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Net Senior Leverage Ratio,” “Net Total Obligor Leverage Ratio”, “Cash Interest Coverage Ratio”, “Recurring Revenue Multiple” or “EBITDA” (or any respective definitions as it relates to financial covenants in its Underlying Instruments) or the definition of any component thereof in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Administrative Agent or any Lender; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent may waive any Material Modification resulting from such implementation pursuant to this clause (f); or

(g) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Permitted Lien” or “Indebtedness” (or any similar terms) in a manner that, in the reasonable discretion of the Administrative Agent, is materially adverse to any Lender.

“Measurement Date”: Each of (i) the Effective Date; (ii) the date of any Borrower’s Notice; (iii) with respect to any Loan, the date that the Collateral Manager has actual knowledge of an adjustment to the Assigned Value of a Loan due to the occurrence of any Value Adjustment Event (if the Collateral Manager has actual knowledge of such occurrence by 12:00 noon; otherwise the related Measurement Date shall occur on the next subsequent Business Day); (iv) unless such date is two (2) or fewer days prior to the next Payment Date, the Business Day prior to the date any Principal Collections are to be released pursuant to Section 2.7(b); (v) the date on which any Loan included in the latest calculation of the Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Loan”; (vi) the date on or prior to each Reinvestment, Discretionary Sale or Substitution pursuant to Section 2.14 and Section 3.2, as applicable; (vii) each Reporting Date (provided that in each case that the Reporting Date is the applicable Measurement Date, the calculations reported as of such date shall be made as of the last day of the immediately preceding calendar month); and (viii) each other date requested by the Administrative Agent with at least three (3) Business Day advance notice.

“Minimum Credit Enhancement Amount”: As of any date, an amount equal to the Dollar Equivalent of the sum of the Adjusted Borrowing Values of all Eligible Loans owing by the five (5) Obligors which have the greatest Obligor Exposure.

“Minimum Credit Enhancement Amount Test”: As of any date, the test that is satisfied if the Dollar Equivalent of the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date plus the Dollar Equivalent of the amount of Principal Collections on deposit in the Principal Collection Account as of such date minus the Advances Outstanding is equal to or greater than the Dollar Equivalent of the Minimum Credit Enhancement Amount.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding six (6) years contributed to by the Borrower or any ERISA Affiliate.

“Net Purchased Loan Balance”: As of any date of determination, an amount equal to (a) the Dollar Equivalent of the aggregate Outstanding Balance of all Loans acquired by the Borrower prior to such date minus (b) the Dollar Equivalent of the aggregate Outstanding Balance of all Loans (other than Warranty Loans) received by the Fund or an Affiliate (“control” as calculated for this purpose in the definition of “Affiliate”, shall be 20.00% in lieu of 50.01% as set forth in the definition of “Affiliate”) thereof prior to such date in connection with any Substitution or Discretionary Sale.

“Net Senior Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Senior Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Senior Leverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of “senior indebtedness” (as defined in the Underlying Instruments or comparable definition thereof, including such Loan but excluding any undrawn capacity) of the applicable Obligor as of the date of determination, excluding any junior indebtedness and any unsecured indebtedness of such Obligor or non-recourse indebtedness of such Obligor secured solely by the real property and related improvements and fixtures of such Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date to (ii) the Dollar Equivalent of EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower and Collateral Manager in good faith; provided that in calculating “Net Senior Leverage Ratio” under either of clause (a) or clause (b) above, EBITDA of the applicable Obligor shall in any event be deemed to be no greater than EBITDA of such Obligor as computed in accordance with the definition of “EBITDA” hereunder.

“Net Total Obligor Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Total Obligor Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Total Obligor Leverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of the “total indebtedness” (as defined in the Underlying Instruments or comparable definition thereof, including such Loan, excluding any undrawn capacity) of the applicable Obligor as of the date of determination, minus the Dollar Equivalent of Unrestricted Cash of such Obligor as of such date to (ii) the Dollar Equivalent of EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower and Collateral Manager in good faith; provided that in calculating “Net Total Obligor Leverage Ratio” under either of clause (a) or clause (b) above, EBITDA of the applicable Obligor shall in any event be deemed to be no greater than EBITDA of such Obligor as computed in accordance with the definition of “EBITDA” hereunder.

“Non-Usage Fee”: A fee payable monthly in arrears for each day during each Accrual Period during the Revolving Period equal to:

(a) for each day during the first three (3) months following the Effective Date, 0.50%; and

(b) thereafter, the sum of the following:

(i) for each day during such Accrual Period that the Advances Outstanding on such day are less than or equal to the product of twenty-five percent (25.00%) multiplied by the Facility Amount on such day, the sum of the products for each such day during such Accrual Period of (A) one divided by 360, (B) 1.00% and (C) the Unused Facility Amount as of each such day; plus

(ii) for each day during such Accrual Period that the Advances Outstanding on such day are greater than the product of twenty-five percent (25.00%) multiplied by the Facility Amount on such day, but less than the product of fifty percent (50.00%) multiplied by the Facility Amount on such day, the sum of the products for each such day during such Accrual Period of (A) one divided by 360, (B) 0.75% and (C) the Unused Facility Amount as of each such day; plus

(iii) for each day during such Accrual Period that the Advances Outstanding on such day are equal to or greater than the product of fifty (50.00%) multiplied by the Facility Amount on such day multiplied by the Facility Amount on such day, the sum of the products for each such day during such Accrual Period of (A) one divided by 360, (B) 0.50% and (C) the Unused Facility Amount as of each such day.

“Note”: The meaning specified in Section 2.1.

“Noteless Loan”: A Loan with respect to which the Underlying Instruments do not require the Obligor to execute and deliver, and the Obligor has not executed and delivered to the Borrower, a promissory note evidencing any indebtedness created under such Loan.

“Notice of Exclusive Control”: The meaning specified in the Account Control Agreement.

“Obligations”: The unpaid principal amount of, and interest (including interest accruing after the maturity of the Loan Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loan Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document to which the Borrower is a party made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees and disbursements of counsel to the Administrative Agent, the Collateral Custodian, the Document Custodian, the Securities Intermediary or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof. For purposes of determining whether any Loan is made to an Eligible Obligor, all Loans included as part of the Collateral or to be transferred to the Collateral, the Obligor of which is an Affiliate of another

Obligor, shall be aggregated with all Loans of such Affiliate Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Adjusted Borrowing Values of all of Corporation A’s Loans included as part of the Collateral constitutes 10.00% of the aggregate Adjusted Borrowing Value for all Loans and the sum of the Adjusted Borrowing Value of all of Corporation B’s Loans included as part of the Collateral constitutes 10.00% of the aggregate Adjusted Borrowing Value of all Loans, the Obligor concentration for Corporation A and Corporation B would each be 20.00%.

“Obligor Exposure”: With respect to any Obligor, the aggregate Adjusted Borrowing Value of all Loans owned by the Borrower in respect of which such Obligor is the related Obligor.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“Operating Lease Implementation”: The implementation by an Obligor of IFRS 16/ASC 842.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion.

“Original Cash Interest Coverage Ratio”: With respect to any Loan, the Cash Interest Coverage Ratio for such Loan on the date such Loan (i) was first included as part of the Collateral or (ii) if applicable, was most recently assigned a new Assigned Value by the Administrative Agent pursuant to clause (a)(iii) of the definition of Assigned Value after the occurrence of a Value Adjustment Event, as set forth in the applicable Assigned Value Notice with respect to such Loan.

“Original Liquidity”: With respect to any Recurring Revenue Loan, the Liquidity for such Loan on the date such Loan (i) was first included as part of the Collateral or (ii) if applicable, was most recently assigned a new Assigned Value by the Administrative Agent pursuant to clause (a)(iii) of the definition of Assigned Value after the occurrence of a Value Adjustment Event, as set forth in the applicable Assigned Value Notice with respect to such Loan.

“Original Net Senior Leverage Ratio”: With respect to any Loan, the Net Senior Leverage Ratio for such Loan on the date such Loan (i) was first included as part of the Collateral or (ii) if applicable, was most recently assigned a new Assigned Value by the Administrative Agent pursuant to clause (a)(iii) of the definition of Assigned Value after the occurrence of a Value Adjustment Event, as set forth in the applicable Assigned Value Notice with respect to such Loan.

“Original Net Total Obligor Leverage Ratio”: With respect to any Loan, the Net Total Obligor Leverage Ratio for such Loan on the date such Loan (i) was first included as part of the Collateral or (ii) if applicable, was most recently assigned a new Assigned Value by the Administrative Agent pursuant to clause (a)(iii) of the definition of Assigned Value after the occurrence of a Value Adjustment Event, as set forth in the applicable Assigned Value Notice with respect to such Loan.

“Other Connection Taxes”: With respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan Advance, Commitment or Transaction Document).

“Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Advance, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Outstanding Balance”: With respect to any Loan as of any date of determination, the Dollar Equivalent of the outstanding principal balance of any advances or funded loans made by the Borrower to the related Obligor pursuant to the related Underlying Instruments as of such date of determination (exclusive of any accrued interest and PIK Interest).

“Partial PIK Loan”: Any Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is or can be deferred and paid at a later date; provided that (i) such Loan is subject to a floating rate, not less than the LIBOR Rate plus 4.00% or (ii) such Loan is subject to a fixed rate, not less than 6.00%, shall not be considered a Partial PIK Loan.

“Participant Register”: The meaning specified in Section 12.16(d).

“Participation Interest”: A participation interest in a loan that would, at the time of acquisition by the Borrower or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) such participation would constitute an Eligible Loan were it acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is documented under a Closing Date Participation Agreement or a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants.

“Payment Date”: The 20th day of each month, commencing March 22, 2021.

“Payment Date Report”: A certificate setting forth, among other things, a calculation of Availability, the aggregate outstanding principal balance of the Loan Advances, the Aggregate Unfunded Exposure Amount, the Borrowing Base, the application of payments to be made on the next Payment Date pursuant to Section 2.7 or 2.8 hereof (as applicable), the currency calculations set forth in Section 5.1(q), a calculation of the Borrower’s Total Interest Coverage Ratio set forth in Section 5.2(o) hereof, in the form of Exhibit A-6, prepared by the Collateral Manager.

“Payment Duties”: The meaning specified in Section 7.2(b)(iii).

“Pension Plan”: The meaning specified in Section 4.1(w).

“Permitted Investments”: Negotiable instruments or securities or other investments that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date unless such Permitted Investments are issued by the Collateral Custodian in its capacity as a banking institution, in which event such Permitted Investments may mature on such Payment Date, (iii) are in the form of and are treated as indebtedness of the related Obligor for U.S. federal income tax purposes and are not a United States real property interest as defined under section 897 of the Code, (iv) are not subject to any withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis, and (v) evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from each Rating Agency in the Highest Required Investment Category granted by such Rating Agency;

(c) commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(e) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from at least two Rating Agencies and from each Rating Agency that rates such investments;

(g) time deposits (having maturities of not more than ninety (90) days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency; or

(h) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies, which in the case of S&P and Moody’s, shall be “A-1” and in the case of Fitch shall be “F-1+”.

The Collateral Custodian or the Administrative Agent may, pursuant to the direction of the Collateral Manager or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above. Permitted Investments may include those investments in which the Collateral Custodian or any of its affiliates provides services and receives reasonable compensation.

“Permitted Liens”: Any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, in each case as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, in each case as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, (c) with respect to any Underlying Assets, Liens permitted under the related Underlying Instruments, (d) as to agented Loans, Liens in favor of the agent on behalf of all of the lenders with respect to such Loan, (e) Liens granted pursuant to or by the Transaction Documents, (f) Liens in favor of the Collateral Custodian and permitted under the Account Control Agreement and (g) restrictions on transfer with respect to any Loan, subject to customary qualifications for instruments similar to such Loan (including consent of the relevant agent or Obligor) or Equity Security, either imposed by law or, solely with respect to any Equity Security, contained in the related Underlying Instruments.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency, instrumentality or political subdivision thereof), estate, company, limited liability partnership, nonprofit corporation, group, sector, territory or other entity or organization.

“PIK Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues, provided that the interest of any Loan that is paid with the proceeds of a permitted drawing on a Revolving Loan shall not constitute PIK Interest.

“PIK Loan”: A Loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Platform”: Any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Pledge Agreement”: The Pledge Agreement, dated as of the Effective Date, made by the Fund in favor of the Administrative Agent, for the benefit of itself and the Lenders, pledging all of the equity interests of the Borrower, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Prime Rate”: The greater of (a) zero and (b) the rate announced by Ally Bank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Ally Bank or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account”: A Securities Account created and maintained on the books and records of the Collateral Custodian (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“Principal Collections”: All amounts received by the Borrower or the Collateral Custodian that are not Interest Collections or Excluded Amounts to the extent received in cash by or on behalf of the Borrower or the Collateral Custodian.

“Pro Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment).

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral, net of all out-of-pocket expenses incurred in connection with any such collection, sale, liquidation, foreclosure, exchange or disposal.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lenders”: The meaning specified in Section 12.2(d).

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage of par) equal to (i) the purchase price (or, if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Fund or the Borrower (as applicable) for such Loan (exclusive of any interest, PIK Interest and original issue discount) divided by (ii) the principal balance of the portion of such Loan purchased by the Borrower outstanding as of the date of such purchase (exclusive of any interest, PIK Interest and original issue discount); provided, that the Purchase Price of any Loan determined to be equal to or greater than ninety-five percent (95.0%) in accordance with the foregoing calculation shall be deemed to be one hundred percent (100%).

“QFC”: The meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Institution”: A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC.

“Quoted Loan”: A Loan with at least (i) two current bid-side quotes determined by MarkIt Partners or an affiliate thereof (or, if bid-side quotes from MarkIt Partners or an affiliate thereof are not available, from any other nationally recognized loan pricing service selected by the Borrower (or the Collateral Manager on its behalf) and approved by the Administrative Agent) from brokers acceptable to the Administrative Agent in its sole discretion or (ii) two firm bids for value to purchase such Loan from an Approved Dealer.

“Rating Agencies”: Each of S&P, Fitch and Moody’s.

“Recurring Revenue”: The definition of annualized recurring revenue used in the Underlying Instruments for each such Eligible Loan, or any comparable term for “Revenue”, “Recurring Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Eligible Loan or if there is no such term in the Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Collateral Manager (including, without limitation, software as a service subscription revenue), of the related Obligor and any of its parents or subsidiaries that are obligated with respect to such Eligible Loan pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP or IFRS, as applicable).

“Recurring Revenue Loan”: A First Lien Loan that (i) is underwritten to Recurring Revenue, (ii) requires the Obligor to comply with a maximum Recurring Revenue Multiple or minimum Recurring Revenue financial covenant, (iii) at the time of origination of the Loan, does not include and would not customarily be expected to include (as determined by the Collateral Manager) a financial covenant based on “debt to EBITDA”, “debt to EBIT” or a similar multiple of debt to operating cash flow and (iv) is not subordinate to a working capital loan.

“Recurring Revenue Multiple”: With respect to any Recurring Revenue Loan for any Relevant Test Period, either (a) the meaning of “Recurring Revenue Multiple” or comparable definition set forth in the Underlying Instrument for such Recurring Revenue Loan, or (b) in the case of any Recurring Revenue Loan with respect to which the related Underlying Instrument does not include a definition of “Recurring Revenue Multiple” or comparable definition, an amount equal to the difference of “total indebtedness” (as defined in the Underlying Instruments or comparable definition thereof, including such Eligible Loan) less Unrestricted Cash divided by Recurring Revenue.

“Register”: The meaning specified in Section 12.16(b).

“Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that is in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System or any successor regulation.

“Regulation X”: Regulation X of the Board of Governors of the Federal Reserve System or any successor regulation.

“Reinvestment”: The meaning specified in Section 2.14(a)(i).

“Reinvestment Notice”: Each notice required to be delivered by the Borrower in respect of any Reinvestment of Principal Collections pursuant to Section 3.2(b) in the form of Exhibit A-3.

“Related Parties”: With respect to any Person, such Person’s Affiliates and the partners, directors, officers, managers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release Date”: The meaning specified in Section 2.14(d).

“Relevant Governmental Body”: The Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Net Senior Leverage Ratio, Net Total Obligor Leverage Ratio or Cash Interest Coverage Ratio, as applicable, for such Loan in accordance with the related Underlying Instruments or, if no such period is provided for therein, (i) for Obligors delivering monthly financing statements, each period of the last twelve (12) consecutive reported calendar months, and (ii) for Obligors delivering quarterly financing statements, each period of the last four (4)

consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that, with respect to any Loan for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the most recently ended month or fiscal quarter (as the case may be), with applicable amounts in such period annualized for purposes of such calculations, and shall subsequently include each period of the last twelve (12) consecutive reported calendar months or four (4) consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Repayment Notice”: Each notice required to be delivered by the Borrower in respect of any repayment of Advances Outstanding, in the form of Exhibit A-2.

“Replacement Collateral Manager”: The meaning specified in Section 6.11(a).

“Replacement Collateral Manager Fee”: The fee payable to the Replacement Collateral Manager or any successor Collateral Manager on each Payment Date in arrears in respect of each Accrual Period after the resignation or removal of First Eagle Alternative Credit, LLC (or any other Affiliate of any Loan Party) as Collateral Manager hereunder, which fee shall be an amount equal to (A) (i) the sum of the Assigned Value of the Outstanding Balance of all Eligible Loans owned by the Borrower on each day of such Accrual Period divided by (ii) the number of days in such Accrual Period multiplied by (B) a rate not to exceed 1.00% per annum.

“Reportable Event”: A reportable event within the meaning of Section 4043 of ERISA, other than those events as to which the thirty (30) day notice period referred to in Section 4043(c) of ERISA has been waived.

“Reporting Date”: The date that is two (2) Business Days prior to each Payment Date, with the first Reporting Date occurring on March 18, 2021.

“Required Funding Amount”: If (i) (A) no Event of Default has occurred and is continuing, and (B) the Revolving Period End Date has not occurred, in each case as of the date of determination and after giving effect to any withdrawal from the Unfunded Exposure Account on such date of determination, the Unfunded Exposure Equity Amount, and (ii) (A) an Event of Default has occurred and is continuing, or (B) the Revolving Period End Date has occurred, in either case as of the date of determination and after giving effect to any withdrawal from the Unfunded Exposure Account on such date of determination, the Unfunded Exposure Amount.

“Required Lenders”: (a) The Administrative Agent and (b) the Lenders representing an aggregate of more than 50.00% of (i) prior to the earlier to occur of the Revolving Period End Date or the Termination Date, the aggregate Commitments of the Lenders then in effect and (ii) thereafter, the Advances Outstanding. For purposes of determining the number of Lenders pursuant to this definition, groups of Lenders that are Affiliates shall be treated as one (1) Lender.

“Required Loan Documents”: For each Loan, originals or where indicated, copies (including electronic copies) of the following documents or instruments, all as specified on the related Loan Checklist:

(a) (i) other than in the case of a Noteless Loan, (x) the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower (that may be in the form of an allonge or note power attached thereto) either in blank or to the Administrative Agent as required under the related Underlying Instruments (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Administrative Agent), with any endorsement to the Administrative Agent to be in the following form: “Ally Bank, as the Administrative Agent for the Secured Parties”, and (y) a copy of each transfer document or instrument relating to such Loan (including, until the settlement date specified therein, a commercially standard loan trade ticket that obligates the Borrower to settle the purchase of such Loan on a specific date) evidencing the assignment of such Loan to the Borrower, or (ii) in the case of a Noteless Loan a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan to the Borrower;

(b) originals or copies (including electronic copies) of each of the following (i) to the extent applicable to the related Loan; any related loan agreement, credit agreement, security agreement, subordination agreement and intercreditor agreement or similar instruments, and (ii) to the extent applicable to the related Loan and only to the extent such document is in the possession of the Borrower, any note purchase agreement, sale and servicing or collateral management agreement, acquisition agreement, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist; and

(c) with respect to any Loan originated by the Fund and with respect to which the Fund or an Affiliate thereof acts as the administrative agent (or in a comparable capacity), either (i) copies (including electronic copies) of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Fund or the relevant agent thereunder as secured party and each with evidence of filing thereon, or (ii) copies (including electronic copies) of any such financing statements in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case as set forth in the Loan Checklist.

“Required Reports”: Collectively, (a) the compliance certificate, in the form of Exhibit F hereto, (b) the Borrowing Base Certificate, (c) the Payment Date Report, (d) any financial statements of each Obligor and the Fund required to be delivered under the Transaction Documents (including pursuant to Section 5.1(s) and 6.8(c) hereof), (e) the annual statements as to compliance and (f) the annual independent public accountant’s report.

“Responsible Officer”: With respect to (i) the Borrower, any duly authorized officer or manager of the Borrower, certified as such pursuant to an executed incumbency certificate delivered to the Administrative Agent, in the form of Exhibit A-5 hereto, and (ii) any other Person, any duly authorized officer or manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer or manager of such Person to whom such matter is referred because of such officer’s or manager’s knowledge of and familiarity with the particular subject.

“Restricted Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of equity interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of equity interests or in any junior class of equity interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of equity interests of the Borrower now or hereafter outstanding; and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests of the Borrower now or hereafter outstanding.

“Revenue Recognition Implementation”: The implementation by an Obligor of IFRS 15/ASC 606.

“Review Criteria”: The meaning specified in Section 14.2(b)(i).

“Revolving Loan”: Any Loan (other than a Delayed Draw Loan) that is a senior secured obligation (including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities, letter of credit facilities and other similar loans and investments) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the Obligor by the Borrower and which provides that such borrowed money may be repaid and reborrowed from time to time; provided that any such Loan will be a Revolving Loan only until all commitments by the Borrower to make advances to the Obligor thereof expire, or are terminated, or are irrevocably reduced to zero.

“Revolving Period”: The period commencing on the Effective Date and ending on the day preceding the earlier to occur of the Revolving Period End Date or the Termination Date.

“Revolving Period End Date”: The earliest to occur of (a) the Scheduled Revolving Period End Date, (b) the date of the declaration of the Revolving Period End Date pursuant to Section 9.2(a) or (c) the date on which the Fund’s “investment period” ends.

“S&P”: S&P Global Ratings (or its successors in interest).

“S&P Industry Classification”: The industry classifications set forth in Schedule V hereto, as such industry classifications shall be updated with the consent of the Borrower, the Administrative Agent and the Required Lenders if S&P publishes revised industry classifications.

“Sale Agreement”: The sale and contribution agreement, dated as of the Effective Date, between the Fund and the Borrower, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Sale Proceeds”: With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out-of-pocket expenses of the Borrower, the Collateral Manager and the Collateral Custodian incurred in connection with any such sale.

“Sanctioned Person”: Any Person, group, sector, territory or country that is the subject or target of any Sanctions, including without limitation, any legal entity that is deemed to be a subject or target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Person.

“Sanctions”: Any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union (including any member state thereof); (d) the United Kingdom; (e) the State Secretariat for Economic Affairs (Switzerland); or (f) any other Governmental Authorities with jurisdiction over such Person.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Scheduled Revolving Period End Date”: February 5, 2024.

“SEC”: The U.S. Securities and Exchange Commission.

“Second Lien Loan”: Any Eligible Loan (i) that does not satisfy all of the requirements set forth in the definition of “First Lien Loan” or “First Lien Last Out Loan”; (ii) that is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor (other than a working capital loan permitted under the definition of “First Lien Loan”) (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, including such as after an event of default in connection with a first priority lien or with respect to the liquidation of the Obligor or certain specified collateral for such Loan); (iii) that is secured by a valid second priority perfected security interest or Lien under Applicable Law in, to or on specified collateral securing the Obligor’s obligations under such Loan (whether or not such Loan is also secured by any higher or lower priority security interest or Lien on other collateral) subject to Purchase Money Security Interest (as defined in the UCC) and customary Liens for taxes or regulatory charges not then due and payable and other permitted Liens under the Underlying Instruments; provided that such permitted Liens do not directly secure indebtedness for borrowed money (subject to liens permitted under the applicable Underlying Instruments that are reasonable and customary for similar loans (provided that such permitted liens do not secure indebtedness for borrowed money other than (x) as permitted in the second proviso in the definition of “First Lien Loan”, (y) if the obligations secured by such permitted liens are not senior in right of payment to such Loan or (z) as otherwise approved by the Administrative Agent), and liens accorded priority by law in favor of the United States, Canada or any State or agency); (iv) for which the Collateral Manager determines in good faith that the value of the collateral securing the Loan or the enterprise value of the related Obligor on the date such Loan is first included as part of the Collateral equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; and (v) that is not secured solely or primarily by the Capital Stock of its Obligor or any of such Obligor’s Affiliates.

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) the Collateral Custodian, (iv) the Document Custodian and (v) the Securities Intermediary.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity. The initial Securities Intermediary under the Account Control Agreement shall be the Collateral Custodian.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“SOFR”: With respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Specified Rating”: As to any Obligor or Loan, (i) a public debt rating equal to or better than “B-” by S&P or the equivalent public debt rating of another Rating Agency or (ii) if no rating referenced in clause (i) is available, a private debt rating or credit estimate equal to or better than “B-” by S&P or the equivalent private debt rating or credit estimate of another Rating Agency; provided, that in the case of each of the foregoing clauses (i) and (ii), (x) if both the applicable Obligor and the applicable Loan have at least one rating under any such clause, the applicable Loan rating shall apply for purposes of determining the rating or credit estimate under such clause and (y) if the applicable Obligor or Loan has more than one rating or credit estimate under any such clause, the lowest such rating shall apply for purposes of determining the rating or credit estimate under such clause.

“Spot Rate”: As of any date of determination, (x) with respect to actual currency exchange between Dollars and Approved Currency, the Approved Currency-Dollar rate available through the Collateral Custodian’s banking facilities (or, if the Collateral Custodian has notified the Collateral Manager and the Borrower that it will no longer provide such services or if U.S. Bank

National Association or one of its Affiliates is no longer the Collateral Custodian, through such other source agreed to by the Collateral Manager in writing) at the time of such exchange or calculation and (y) with respect to all other purposes between Dollars and an Approved Currency, the Approved Currency-Dollar spot rate that appeared on the BFIX page of Bloomberg Professional Service (or any successor thereto) (or such other recognized service or publication used by the Collateral Manager for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Collateral Manager. The determination of the Spot Rate shall be conclusive.

“Structured Finance Obligation”: Any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other Financial Assets of any Obligor that is a single purpose bankruptcy remote special purpose entity established to finance such Financial Assets, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Sub-Advisor”: First Eagle Alternative Credit, LLC or any affiliate thereof.

“Sub-Advisory Agreement”: The sub-advisory agreement among the Fund, Investment Manager and the Sub-Advisor.

“Subsidiary”: As to any Person, a corporation, partnership, company, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, company, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitution”: The meaning specified in Section 2.14(b).

“Syndicate Communications”: Collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Administrative Agent and each Lender by means of electronic communications pursuant to Article XII, including through the Platform.

“Tape”: The meaning specified in Section 7.02(b)(vi).

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”: The forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date”: The earlier of (a) the date that is five (5) years after the Effective Date or (b) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Tier 1 Obligor”: (a) With respect to First Lien Loans (other than Recurring Revenue Loans), Obligors for which the Net Senior Leverage Ratio of the applicable Obligor with respect to such First Lien Loan is less than 4.25 to 1.00, (b) with respect to First Lien Last Out Loans, Second Lien Loans and High Yield Bonds, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to such First Lien Last Out Loan or Second Lien Loan is less than 5.25 to 1.00 and (c) with respect to Recurring Revenue Loans, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to the Recurring Revenue Multiple, is less than or equal to 1.00 to 1.00.

“Tier 2 Obligor”: (a) With respect to First Lien Loans (other than Recurring Revenue Loans), Obligors for which the Net Senior Leverage Ratio of the applicable Obligor with respect to such First Lien Loan is less than 5.25 to 1.00 but greater than or equal to 4.25 to 1.00, (b) with respect to First Lien Last Out Loans, Second Lien Loans and High Yield Bonds, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to such First Lien Last Out Loan or Second Lien Loan is less than 6.25 to 1.00 but greater than or equal to 5.25 to 1.00 and (c) with respect to Recurring Revenue Loans, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to the Recurring Revenue Multiple, is less than or equal to 1.50 to 1.00.

“Tier 3 Obligor”: (a) With respect to First Lien Loans (other than Recurring Revenue Loans) , Obligors for which the Net Senior Leverage Ratio of the applicable Obligor with respect to such First Lien Loan is less than 6.25 to 1.00 but greater than or equal to 5.25 to 1.00, (b) with respect to First Lien Last Out Loans, Second Lien Loans and High Yield Bonds, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to such First Lien Last Out Loan or Second Lien Loan is less than 7.25 to 1.00 but greater than or equal to 6.25 to 1.00 and (c) with respect to Recurring Revenue Loans, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to the Recurring Revenue Multiple, is less than or equal to 2.00 to 1.00.

“Total Interest Coverage Ratio”: With respect to the Borrower, as calculated on or with respect to each Payment Date, with respect to such Payment Date and the three prior Payment Dates, or, if less, since the Effective Date, the ratio of (i) Borrower Interest Collections during the twelve month period (or, if less, since the Effective Date) ending prior to such Payment Date minus all Collateral Manager Fees and Replacement Collateral Manager Fees (solely to the extent paid in cash by Borrower during such period) to (ii) Borrower Interest Expense for such period.

“Tranche Size”: With respect to any Loan, the Dollar Equivalent of the tranche of Indebtedness of the applicable Obligor currently held or contemplated for the initial purchase or origination by a Loan Party, including any Indebtedness under another tranche that (x) is an obligation of the same Obligor under the same Underlying Instrument, (y) is pari passu with such Loan and (z) has the same material terms as such Loan.

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, each Closing Date Participation Agreement, the Account Control Agreement, the Pledge Agreement, the Fee Letter, each Note, any Joinder Supplement, any Transferee Letter and the Collateral Custodian Fee Letter.

“Transferee Letter”: The meaning specified in Section 12.16(a).

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Assets”: With respect to a Loan, any property or other assets designated and pledged as collateral to secure repayment of such Loan, including to the extent provided for in the relevant Underlying Instruments, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Instruments”: The loan agreement, credit agreement, indenture or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“Unfunded Exposure Account”: A Securities Account created and maintained on the books and records of the Collateral Custodian (or any other party acceptable to the Administrative Agent in its sole discretion) entitled “Unfunded Exposure Account” in the name of the Borrower and subject to the prior Lien of the Administrative Agent for the benefit of the Secured Parties.

“Unfunded Exposure Amount”: On any date of determination, with respect to any Loan, the aggregate amount (without duplication) of (i) the Dollar Equivalent of all unfunded commitments (which shall include all unfunded revolver commitments and unfunded portions of delayed draw term loans) and (ii) the Dollar Equivalent of all standby or contingent commitments associated with such Loan.

“Unfunded Exposure Equity Amount”: On any date of determination, with respect to any Loan, an amount equal to (a) the Unfunded Exposure Amount with respect to such Loan minus (b) the product of (i) the Unfunded Exposure Amount with respect to such Loan multiplied by (ii) the Assigned Value of such Loan and multiplied by (iii) the Advance Rate applicable to such Loan.

“Unfunded Exposure Shortfall”: The meaning specified in Section 2.9(e)(iii).

“United States”: The United States of America.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower.

“Unused Facility Amount”: At any time, (a) the Facility Amount minus (b) the Advances Outstanding at such time.

“USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Person”: A “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime”: Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate”: The meaning specified in Section 2.13(g).

“Value Adjustment Event”: With respect to any Loan, the occurrence of any one or more of the following events after the related Funding Date:

(a) the occurrence of any Credit Quality Deterioration Event;

(b) an Obligor default in respect of any payment of principal, cash interest or commitment or non-use fees under such Loan (including, in each case, by acceleration) (after giving effect to the lesser of any related grace or cure period and five (5) Business Days);

(c) any Obligor default has occurred for which the Borrower (or the agent or required lenders pursuant to the Underlying Instruments, as applicable) has elected to exercise any of its rights and remedies (with the exception of the accrual and imposition of default interest) under the applicable loan documents in the case of default thereunder (including acceleration);

(d) the occurrence of a Material Modification with respect to such Loan;

(e) the occurrence of an Insolvency Event with respect to the Obligor; or

(f) the failure of the Administrative Agent to receive (i) with respect to quarterly reports required to be delivered by the Obligor by the terms of the Underlying Instruments, any quarterly financial statements of such Obligor within five (5) Business

Days after (including unaudited financial statements) the date that is no later than seventy-five (75) days after the end of each fiscal quarter (or such greater number of days as approved by the Administrative Agent in its sole discretion), (ii) with respect to annual reports required to be delivered by the Obligor, any audited financial statements within five (5) Business Days after the date that is no later than (x) during the first year following such Loan’s closing date one hundred and eighty (180) days after the end of any fiscal year and (y) at any other time, one hundred fifty (150) days after the end of any fiscal year (or such greater number of days as approved by the Administrative Agent in its sole discretion).

“Warranty Event”: As to any Loan, the breach of any representation or warranty relating to such Loan under this Agreement (other than any representation or warranty that the Loan satisfies the criteria of the definition of “Eligible Loan”) and the failure of Borrower to cure such breach, or cause the same to be cured, within thirty (30) days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof.

“Warranty Loan”: Any Loan (a) with respect to which a Warranty Event has occurred or (b) with respect to which the Borrower has failed to deliver the Required Loan Documents described in Section 3.2(h) within the time periods set forth therein.

“Weighted Average Advance Rate”: As of any date of determination with respect to all Eligible Loans included in the Borrowing Base, the amount obtained by (x) summing the products obtained by multiplying:

The Advance Rate at such time applicable to each such Eligible Loan	X	The sum of (i) the Dollar Equivalent of the aggregate Adjusted Borrowing Value of such Eligible Loan minus (ii) the Dollar Equivalent of an amount equal to the Excess Concentration Amount attributable to such Eligible Loan and dividing such sum by (y) the sum of (i) the Dollar Equivalent of the aggregate Adjusted Borrowing Value of all Eligible Loan minus (ii) the Dollar Equivalent of an amount equal to the Excess Concentration Amount as of such date; provided that if the Borrowing Base contains fifteen (15) Eligible Loans or fewer, the Weighted Average Advance Rate shall not exceed 50.00%; provided further, that for the purpose of determining the number of Eligible Loans for the purpose of the foregoing proviso, all Eligible Loans to a single Obligor shall be treated as one (1) Eligible Loan.

“Withdrawal Conditions”: The meaning specified in Section 2.9(e)(i).

“Withholding Agent”: Any Loan Party and the Administrative Agent, or the Collateral Custodian to the extent required by Applicable Law.

“Zero Coupon Obligation”: A debt obligation that does not bear interest for all or part of the period that it is outstanding or that provides for periodic payments in cash less frequently than quarterly or that pays interest only at its stated maturity.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined therein.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(g) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(h) reference to any delivery or transfer to the Collateral Custodian or the Document Custodian with respect to the Collateral in this Agreement means delivery or transfer to the Collateral Custodian or the Document Custodian for the benefit of the Administrative Agent on behalf of the Secured Parties;

(i) for the purposes of calculating the Borrowing Base and Availability (including whether any Borrowing Base Deficiency exists), the Excess Concentration Amount, the

Minimum Credit Enhancement Amount (including whether the Minimum Credit Enhancement Amount Test is satisfied), the Net Purchased Loan Balance, and for the purposes of any other calculation required hereunder, the effect of the acquisition or disposition of Loans and Permitted Investments shall be calculated on a settlement date basis;

(j) all calculations performed by the Administrative Agent hereunder or under any Transaction Document shall be binding on the parties hereto and shall be deemed to be accurate, absent manifest error;

(k) “including” means “including without limitation”;

(l) multiple Loans of the same type to a single Obligor shall be treated as a single Loan;

(m) references herein to the knowledge or actual knowledge of a Person shall mean, except as explicitly provided herein, the actual knowledge following reasonable inquiry under the circumstances of a Responsible Officer of such Person;

(n) for purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 9.1;

(o) any use of “material” or “materially” or words of similar meaning in this Agreement with respect to any Loan Party shall mean material, as determined by the Administrative Agent in its reasonable discretion;

(p) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles;

(q) if any date for any required payment or the performance of any other terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date shall be deemed to be the immediately following Business Day; and

(r) notwithstanding anything to the contrary contained herein, the Borrower and the Collateral Manager may effect delivery to any party hereto of any notice, report, certificate or other documents required to be delivered by it hereunder by causing such to be posted in the Data Room, other than any notices provided under Section 2.2, 2.3, 2.14, 3.2, 5.1(i), 5.1(o), 5.1(q), 5.3(f), 5.3(i) or 6.8(a). Any information so delivered will be made available on a password protected basis to the parties entitled thereto under this Agreement. Posting pursuant to the preceding sentence shall constitute valid delivery of the information for all purposes of this

Agreement. Notwithstanding the foregoing, delivery of any financial statements of the Fund may be satisfied if the Borrower or the Collateral Manager notifies the Administrative Agent in writing that such information is publicly available on the SEC’s EDGAR website.

Section 1.5 Calculation of Borrowing Base. In connection with amounts to be calculated for purposes of determining the Borrowing Base and generally preparing the Borrowing Base Certificate, all amounts shall be expressed in Dollars.

ARTICLE II

THE NOTES

Section 2.1 The Notes. On the terms and conditions hereinafter set forth, the Borrower shall deliver, if requested by Administrative Agent or any Lender, (i) on the Effective Date, to each Lender at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Lender, at the address set forth in the applicable Joinder Supplement, a duly executed promissory note in substantially the form of Exhibit B (each a “Note”), dated as of the date of this Agreement, each in a face amount equal to the applicable Lender’s Commitment as of the Effective Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Each Note shall evidence obligations in an amount equal, at any time, to the Advances Outstanding by such Lender under the applicable Note on such day.

Section 2.2 Procedures for Loan Advances by the Lenders.

(a) Subject to the limitations set forth in this Section 2.2, the Borrower may, during the Revolving Period, request the Lenders to make a Loan Advance by delivering to the Administrative Agent the information and documents set forth in this Section 2.2 at the applicable times provided herein. Upon receipt of such information and documents, the Administrative Agent will provide notification to the Lenders with respect thereto.

(b) With respect to Loan Advances, no later than 12:00 p.m. (New York City Time) one (1) Business Day (or such shorter period as permitted by the Administrative Agent in its sole discretion, but not later than 12:00 p.m. (New York City Time) on the date of the proposed Funding Date) prior to the proposed Funding Date, the Borrower shall deliver:

(i) to the Administrative Agent a wire disbursement and authorization form, to the extent not previously delivered; and

(ii) to the Administrative Agent and the Collateral Custodian a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date such Loan Advance is requested and giving pro forma effect to the Loan Advance requested and the use of the proceeds thereof) which shall (a) specify the desired amount of such Loan Advance, which amount shall not cause the Advances Outstanding to exceed the Availability and must be at least equal to $500,000 (or, in the case of any Loan Advance to be applied to fund any draw under a Revolving Loan or Delayed Draw Loan, such lesser amount as may be required to fund such draw), to be allocated to each Lender in accordance with its Pro Rata Share, (b) specify the proposed Funding Date of such Loan Advance, (c) specify the Interest Period for such Loan Advance, (d) specify any Loan(s) to be financed on such Funding Date (including the appropriate Obligor, Outstanding Balance, Assigned Value and Purchase Price for each Loan) and, with respect to any Revolving Loan or Delayed Draw Loan, the amount to be deposited in the Unfunded Exposure Account in connection with the acquisition of such Loan(s) pursuant to Section 2.9(e), (e) include a calculation showing that, on a pro-forma basis, the Borrower is in compliance with the Minimum Credit Enhancement Amount Test, and (f) include a representation that all conditions precedent for a Loan Advance described in Section 3.2 hereof have been met. Each Funding Notice shall be irrevocable. If any Funding Notice is received by the Administrative Agent after 12:00 p.m. (New York City Time) or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. (New York City Time) on the next Business Day.

(c) On the proposed Funding Date, subject to the limitations set forth in this Section 2.2 and upon satisfaction of the applicable conditions set forth in Article III:

(i) each Lender shall make available to the Administrative Agent in same day funds, by no later than 12:00 p.m. (New York City Time), an amount equal to such Lender’s Pro Rata Share, of the least of (A) the amount requested by the Borrower for such Loan Advance, (B) the aggregate unused Commitments then in effect and (C) the maximum amount that, after taking into account the proposed use of the proceeds of such Loan Advance, could be advanced to the Borrower hereunder without causing the Advances Outstanding to exceed the Availability;

(ii) upon receipt of the amounts described in clause (i), the Administrative Agent shall promptly fund such amounts by wire transfer to the account designated by the Borrower in the applicable Funding Notice given pursuant to this Section 2.2; and

(iii) notwithstanding clauses (i) and (ii) of this Section 2.2(c) with respect to the funding of the initial Loan Advance hereunder, the Lenders and the Administrative Agent may net any fees and reimbursable expenses owing to it on the Effective Date (as set forth in the executed closing statement) from the amount funded by the Lenders to the Administrative Agent pursuant to clause (i) and/or the amount of such Loan Advance funded by the Administrative Agent to the Borrower pursuant to clause (ii).

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any Loan Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder. Notwithstanding anything to the contrary herein, no Lender shall be obligated to make any Loan Advance on or after the earlier to occur of the Revolving Period End Date or the Termination Date.

(e) Notwithstanding anything to the contrary herein, upon the occurrence of the earlier of (i) an Event of Default or (ii) the Revolving Period End Date, if the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Exposure Amount, the Administrative Agent (x) may, in the case of the occurrence of an Event of Default or (y) shall in the case of the occurrence of the Revolving Period End Date, on behalf of the Borrower, request a Loan Advance in the amount of such shortfall (the “Exposure Amount Shortfall”). Following receipt of such request, the Lenders shall fund such Exposure Amount Shortfall in accordance with Section 2.2(b), notwithstanding anything to the contrary herein (including the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.2), except that no Lender shall make any Advance to the extent that, after giving effect to such Loan Advance, the Loan Advances Outstanding would exceed the Availability.

Section 2.3 Principal Repayments.

(a) The Borrower shall be entitled at its option, at any time, to repay the Advances Outstanding in whole or in part; provided that (i) the Borrower shall give prior written notice of such repayment in the form of Exhibit A-2 to the Administrative Agent by at least (A) 12:00 p.m. (New York City Time) on the date of such repayment and (ii) any repayment of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce a Borrowing Base Deficiency to zero) shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof (other than any such partial repayment of Advances Outstanding which is funded (A) solely with proceeds from the repayment of a Revolving Loan or (B) solely with amounts otherwise distributable to the Borrower under Section 2.7(a)(17), Section 2.7(b)(5) or Section 2.8(10)). In connection with any such repayment of Advances Outstanding, the Borrower shall deliver to the Administrative Agent (with a copy to the Collateral Custodian) by 1:00 p.m. (New York City Time) (1) instructions to repay such Advances Outstanding and (2) funds sufficient to repay such Advances Outstanding together with, if the Advances Outstanding are being repaid in whole in connection with an optional termination, all accrued Interest and any Breakage Costs, but only to the extent such accrued Interest and/or Breakage Costs are requested with such repayment by the applicable Lender; provided that, the Advances Outstanding will not be repaid unless sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(a) to the pro rata repayment of the Advances Outstanding, to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid and to the payment of any Breakage Costs. Any amount so repaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(a) shall be irrevocable. Upon receipt of any notice or instructions from the Borrower pursuant to this Section 2.3(a), the Administrative Agent will provide notification to the Lenders with respect thereto.

(b) Unless sooner prepaid pursuant to the terms hereof, the Advances Outstanding shall be repaid in full on the Termination Date or on such later date as is agreed to in writing by the Borrower, the Collateral Manager, the Administrative Agent and each of the Lenders.

Section 2.4 Determination of Interest. The Administrative Agent shall calculate and determine the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date and the LIBOR Rate) to be paid by the Borrower on each Payment Date for the related Accrual Period and shall advise the Collateral Manager and the Borrower thereof on the third Business Day prior to such Payment Date.

Section 2.5 Notations on Notes. Each Lender is hereby authorized to enter on a schedule attached to the Note with respect to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Loan Advance made by the applicable Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the Advances Outstanding, as applicable, under each such Note. The failure of any Lender to make any such notation on the schedule attached to the applicable Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loan Advances in accordance with the terms set forth herein.

Section 2.6 Reduction of Borrowing Base Deficiency. Any Borrowing Base Deficiency may be reduced to zero by the Borrower taking one or more of the following actions, which, after giving effect thereto, cause the aggregate Advances Outstanding to no longer exceed Availability at such time:

(i) posting cash collateral in Dollars to the Principal Collection Account;

(ii) repaying Advances Outstanding in accordance with Section 2.3(a);

(iii) posting additional Eligible Loans as Collateral; and/or

(iv) any transaction whereby the Borrower agrees to sell or transfer Loans pledged as Collateral hereunder that will result in sufficient proceeds (together with any other actions under this Section 2.6) to reduce such Borrowing Base Deficiency to zero; provided that, (a) the Borrower shall deposit 100% of the cash proceeds thereof (net of reasonable transaction costs and expenses and Taxes, if any) to the Principal Collection Account; (b) the Borrower shall deliver to the Administrative Agent with respect to such sale, a copy of the purchase agreement or trade confirmation, any additional information reasonably requested by the Administrative Agent, and a certificate from an officer of the Borrower representing that (i) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to such sale (except for those representations and warranties (x) made as of a specific date or (y) as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true in all respects), and (ii) no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested sale on such date, and (c) all Loans selected to be sold by the Borrower from all other similar Loans originated or owned by the Borrower shall be selected with no intention to select Loans, the sale of which would be more adverse to the Administrative Agent or Lenders than the sale of those similar Loans.

Section 2.7 Settlement Procedures.

(a) Interest Collections. On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Manager shall direct the Collateral Custodian (which direction shall be deemed given upon receipt by the Collateral Custodian of the related Payment Date Report) to pay pursuant to the latest Payment Date Report (and the Collateral Custodian shall make payment from the Interest Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Report) to the following Persons, the following amounts in the following order of priority:

(1) to the Borrower (or, at the Borrower’s election and with prior written notice to the Administrative Agent, to its direct or indirect equity holders), in respect of Taxes (but excluding all Taxes imposed on net income), registration and filing fees then due and owing by the Borrower (or its direct and indirect equity holders) that are attributable solely to the operations of the Borrower, not to exceed $4,000 in the aggregate during any calendar year;

(2) (A) first, to the Collateral Custodian, the Document Custodian and the Securities Intermediary, pro rata, in an amount equal to (i) any accrued and unpaid Collateral Custodian Fees and (ii) Administrative Expenses, (B) second, to the Collateral Manager, in an amount equal to all reasonable and necessary out-of-pocket costs and expenses of the Collateral Manager incurred in connection with any sale of Collateral permitted hereunder, not to exceed $100,000 in the aggregate during any calendar year and (C) third, to any other Person entitled to Administrative Expenses, in an amount equal to such Administrative Expenses;

(3) to pay regular scheduled payments, any fees and reasonable and necessary expenses incurred under any hedge agreement, not to exceed $100,000 in the aggregate per calendar year and, during the Revolving Period, to the payment of any hedge breakage or termination costs owed by the Borrower not to exceed $100,000 in the aggregate per calendar year;

(4) [reserved];

(5) (x) initially, to First Eagle Alternative Credit, LLC, and (y) after the resignation or removal of First Eagle Alternative Credit, LLC (or any other Affiliate of any Loan Party) as the Collateral Manager hereunder, to the Collateral Manager (including, for the avoidance of doubt, the Replacement Collateral Manager, if applicable), to pay any accrued and unpaid Collateral Manager Fees, or the Replacement Collateral Manager Fees, as applicable;

(6) to the Administrative Agent, in an amount equal to any accrued and unpaid fees, expenses and indemnities set forth in the Transaction Documents;

(7) to the Administrative Agent to be distributed pro rata to each Lender, in an amount equal to (a) any accrued and unpaid Interest with respect to Advances made by such Lender, (b) any accrued and unpaid Non-Usage Fee (such Non-Usage Fee to be allocated based on the unused Commitment of each Lender) and (c) any accrued and unpaid Breakage Costs;

(8) if a Borrowing Base Deficiency exists, to the Administrative Agent to be distributed pro rata to each Lender to repay Advances, in an amount necessary to reduce the Borrowing Base Deficiency to zero;

(9) (a) during the Revolving Period, to fund the Unfunded Exposure Account in an amount necessary to cause all amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Equity Amount, or (b) after the Revolving Period End Date, to fund the Unfunded Exposure Account in an amount necessary to cause the amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(10) to the Collateral Manager to pay out-of-pocket costs and expenses of the Collateral Manager not paid pursuant to clause (2) above;

(11) to the Administrative Agent, to be distributed to the affected Lenders, any amounts accrued and unpaid in respect of Increased Costs and Taxes;

(12) to the Administrative Agent, to be distributed to the Administrative Agent and each applicable Lender, to pay all other Administrative Expenses of the Administrative Agent and the Lenders, as applicable;

(13) to the Administrative Agent to be distributed to the Administrative Agent, any applicable Lender, the Collateral Custodian, the Indemnified Parties, or the Secured Parties, as applicable, all other amounts then due and owing, including any unpaid Administrative Expenses, any amounts accrued and unpaid under the Fee Letter, Increased Costs, Taxes, indemnities, but other than the principal of Advances Outstanding, then due under this Agreement;

(14) during the Revolving Period, to be distributed at the discretion of the Collateral Manager (i) to the Principal Collection Account to be used with respect to any Reinvestment of Principal Collections and the acquisition of Loans as permitted by this Agreement, (ii) to repay the Advances Outstanding or (iii) to reimburse the Collateral Manager for any unreimbursed amounts paid by the Collateral Manager on the Borrower’s behalf pursuant to this Agreement, to the extent not otherwise reimbursed hereunder; and

(15) any remaining amounts shall be distributed to (i) if a Default has occurred and is continuing, to the Interest Collection Account or (ii) otherwise, to the Borrower (which may be released to the Fund, at the direction of the Borrower).

(b) Principal Collections. On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Manager shall direct (which direction shall be deemed given upon receipt by the Collateral Custodian of the related Payment Date Report) the Collateral Custodian to pay pursuant to the latest Payment Date Report (and the Collateral Custodian shall make payment from the Principal Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Report) to the following Persons, the following amounts in the following order of priority:

(1) to the extent not paid pursuant to Section 2.7(a), to the applicable Person, in the order of priority set forth in Section 2.7(a), such amounts payable pursuant to clauses (1) through (8) thereof;

(2) during the Revolving Period, to the Principal Collection Account, to be distributed at the discretion of the Collateral Manager (i) to be used with respect to any Reinvestment of Principal Collections and the acquisition of Loans as permitted by this Agreement or (ii) to repay the Advances Outstanding;

(3) to the extent not paid pursuant to Section 2.7(a), to the applicable Person, in the order of priority set forth in Section 2.7(a), such amounts payable pursuant to clause (9) thereof;

(4) after the Revolving Period End Date, to the Administrative Agent to be distributed pro rata to the Lenders to repay the Advances until paid in full;

(5) to the extent not paid pursuant to Section 2.7(a), to the applicable Person, in the order of priority set forth in Section 2.7(a), such amounts payable pursuant to clauses (10) through (14) thereof; and

(6) any remaining amounts shall be distributed to (i) if a Default has occurred and is continuing, to the Principal Collection Account or (ii) otherwise, to the Borrower (which may be released to the Fund, at the direction of the Borrower).

Section 2.8 Alternate Settlement Procedures. On each Payment Date (or on any other Business Day upon the election of the Administrative Agent) (a) following the occurrence of and during the continuation of an Event of Default or (b) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a), the Collateral Manager (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct (which direction shall be deemed given upon receipt by the Collateral Custodian of the related Payment Date Report) the Collateral Custodian to pay pursuant to the latest Payment Date Report or such other direction as may be timely given by the Administrative Agent (and the Collateral Custodian shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Report or such other direction) to the following Persons, the following amounts in the following order of priority:

(1) to the Borrower, in respect of Taxes (but excluding all Taxes imposed on net income), registration and filing fees then due and owing by the Borrower (or its direct and indirect equity holders) that are attributable solely to the operations of the Borrower, not to exceed $4,000 in the aggregate during any calendar year;

(2) (A) first, to the Collateral Custodian, the Document Custodian and the Securities Intermediary pro rata, in an amount equal to (i) any accrued and unpaid Collateral Custodian Fees and (ii) Administrative Expenses and (B) second, to the Collateral Manager, in an amount equal to all reasonable and necessary out-of-pocket costs and expenses of the Collateral Manager incurred in connection with any sale of Collateral, not to exceed $100,000 in the aggregate during any calendar year;

(3) to pay regular scheduled payments, any fees and reasonable and necessary expenses incurred under any hedge agreement, not to exceed $100,000 in the aggregate per calendar year and, during the Revolving Period, to the payment of any hedge breakage or termination costs owed by the Borrower not to exceed $100,000 in the aggregate per calendar year;

(4) (A) first, (x) initially, to First Eagle Alternative Credit, LLC, and (y) after the resignation or removal of First Eagle Alternative Credit, LLC (or any other Affiliate of any Loan Party) as the Collateral Manager hereunder, to the Collateral Manager (including, for the avoidance of doubt, the Replacement Collateral Manager, if applicable), to pay any accrued and unpaid Collateral Manager Fees (unless waived by the Collateral Manager, in its sole discretion), or the Replacement Collateral Manager Fees, as applicable and (B) second, before the resignation or removal of First Eagle Alternative Credit, LLC (or any other Affiliate of any Loan Party) as the Collateral Manager hereunder, to the Collateral Manager, in an amount equal to all documented fees and expenses of the Collateral Manager, not to exceed $150,000 in the aggregate in any 12-month rolling period;

(5) to the Administrative Agent, in an amount equal to any accrued and unpaid fees, expenses and indemnities set forth in the Transaction Documents;

(6) to the Administrative Agent to be distributed pro rata to each Lender, in an amount equal to (a) any accrued and unpaid Interest with respect to Advances made by such Lender and (b) any accrued and unpaid Non-Usage Fee (such Non-Usage Fee to be allocated based on the unused Commitment of each Lender) and any accrued and unpaid Breakage Costs;

(7) to the Administrative Agent to be distributed pro rata to the Lenders to repay the principal on the Advances Outstanding of such Lenders;

(8) to the Administrative Agent to be distributed to the Administrative Agent, any applicable Lender, the Collateral Custodian, the Document Custodian, the Securities Intermediary, the Indemnified Parties, or the Secured Parties, as applicable, all other fees and amounts, including any unpaid Administrative Expenses, any amounts accrued and unpaid under the Fee Letter, Breakage Costs, Increased Costs, Taxes, and indemnities, but other than the principal of Advances Outstanding, then due under this Agreement; and

(9) to the extent the Obligations have been paid in full, any remaining amounts shall be distributed to the Borrower (which may be released to the Fund, at the direction of the Borrower).

Section 2.9 Collections and Allocations.

(a) Collections. The Collateral Manager shall promptly identify any Collections received as being on account of Interest Collections or Principal Collections and shall transfer, or cause to be transferred, all Collections received directly by it to the appropriate Account within two (2) Business Days after such Collections are received in accordance with Section 5.1(f).

Upon the transfer of Collections to the relevant Account, the Collateral Manager shall segregate Principal Collections and Interest Collections and transfer the same in accordance with Section 5.1(f). The Collateral Manager shall instruct the Collateral Custodian on the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in each Eligible Currency Account into Dollars to the extent necessary to make payments pursuant to Section 2.07 (as determined using the then current Spot Rate). Any Collections on deposit in any Eligible Currency Account denominated in an Approved Currency may be converted by the Collateral Custodian at the direction of the Collateral Manager into another Approved Currency on any Business Day (other than a Payment Date) using the then current Spot Rate. The Collateral Manager shall provide no less than one (1) Business Day’s prior written notice to the Administrative Agent and the Collateral Agent of any such conversion.

(b) Excluded Amounts. The Collateral Manager may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts, provided that the Collateral Manager shall, concurrently with such withdrawal, deliver to the Administrative Agent and each Lender a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent.

(c) Initial Deposits. On the Funding Date with respect to any Loan, the Collateral Manager will deposit into the Collection Account all Collections, if any, received on or before such Funding Date in respect of Loans being transferred to and included as part of the Collateral on such date.

(d) Investment of Funds. Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all such amounts shall be invested in Permitted Investments selected by the Collateral Manager on each Payment Date (or pursuant to standing instructions provided by the Collateral Manager); provided that, from and after the occurrence of an Event of Default, to the extent there are uninvested amounts in the Collection Account, all such amounts may be invested in Permitted Investments selected by the Administrative Agent (which may be standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the applicable Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 and Section 2.8 (as applicable).

(e) Unfunded Exposure Account.

(i) The Borrower shall not acquire any Delayed Draw Loan or Revolving Loan unless, in each case, immediately after giving effect to such acquisition or issuance, the Borrower shall deposit an amount equal to the Required Funding Amount with respect to such Delayed Draw Loan or Revolving Loan, as applicable, into the Unfunded Exposure Account. Subject to the satisfaction of the Withdrawal Conditions, amounts on deposit in the Unfunded Exposure Account may be withdrawn by the Borrower (x) to fund any draw requests of the relevant Obligors under any Revolving Loan or Delayed Draw Loan or (y) to make a deposit into the Principal Collection Account. Any such withdrawal will be subject to the following conditions (the “Withdrawal Conditions”):

(1) after giving effect to any such withdrawal under clause (x) above, no Borrowing Base Deficiency exists; and

(2) after giving effect to any such withdrawal under clause (x) or (y) above, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than the aggregate Required Funding Amount with respect to all Loans included in the Collateral.

(ii) Any draw request made by an Obligor under a Revolving Loan or Delayed Draw Loan, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower to the Collateral Custodian (with a copy to the Administrative Agent) along with an instruction to the Collateral Custodian to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Custodian shall fund such draw request in accordance with such instructions from the Borrower.

(iii) If the Borrower shall receive any Principal Collections from an Obligor with respect to a Revolving Loan and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the aggregate Required Funding Amount with respect to all Loans included in the Collateral (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Collateral Custodian shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall as directed by the Borrower (or Collateral Manager on its behalf).

(f) Notwithstanding anything herein to the contrary, the Fund may from time to time, but shall not be required, in their respective sole discretion (x) to deposit amounts into the Principal Collection Account and/or (y) transfer Cash, Cash Equivalents or Loans as equity contributions to the Borrower.

Section 2.10 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Collateral Manager to the Administrative Agent or the other Secured Parties hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City Time) on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower or the Collateral Manager, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at the Interest Rate applicable during an Event of Default, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days) for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. To the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.12, such unpaid amounts shall remain due and owing and shall accrue interest at the Interest Rate until repaid in full.

(c) If any Loan Advance requested by the Borrower is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2 applicable to the Borrower, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss (excluding, for the avoidance of doubt, lost profits) and reasonable and documented out of pocket cost or expense incurred by the applicable Lender, including any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Loan Advance.

(d) If at any time after the Effective Date, the Advances Outstanding hereunder are not allocated among the Lenders in accordance with their respective Pro Rata Shares, the Lenders agree to make such purchases and sales of interests in the Advances Outstanding between themselves so that each Lender is then holding its relevant Pro Rata Share of Advances Outstanding based on their Commitments at such time (such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement to be made in accordance with the respective Pro Rata Shares, of the Lenders from time to time party to this Agreement as provided herein.

(e) In the event the Collateral Custodian receives instructions from the Collateral Manager or the Borrower which conflict with any instruction received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

Section 2.11 Fees.

(a) The Collateral Custodian and the Document Custodian shall be entitled to receive the Collateral Custodian Fee in accordance with Sections 2.7(a)(2), 2.7(a)(13), 2.7(b)(1), 2.7(b)(5), 2.8(2) and 2.8(8), as applicable.

Section 2.12 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by a Secured Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject a Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Secured Party or (c) impose any other condition affecting the ownership interest in the Collateral conveyed to the Secured Parties hereunder or any Secured Party’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Secured Party or to reduce the amount of any sum received or receivable by a Secured Party under this Agreement or under any other Transaction Document, and in each case such Secured Party has made a similar determination with respect to other facilities similarly situated other than for the reason of identifiable legal differences between such facilities, then on the Payment Date following demand by such Secured Party (which demand shall be no later than five (5) Business Days prior to the applicable Payment Date and shall be accompanied by a statement setting forth the basis for such demand), and in any case the Borrower shall pay directly to such Secured Party such additional amount or amounts as will compensate such Secured Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Secured Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including compliance by a Secured Party with any request or directive regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of any Secured Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Secured Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Secured Party with respect to capital adequacy) by an amount deemed by such Secured Party to be material, and in each case such Secured Party has made a similar determination with respect to other facilities similarly situated other than for the reason of identifiable legal differences between such facilities, then from time to time, on the Payment Date following demand by such Secured Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Secured Party such additional amount or amounts as will compensate such Secured Party for such reduction; provided that, notwithstanding anything in this Section 2.12(b) to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” for the purposes of clause (i) above, regardless of the date enacted, adopted or issued. If the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards, including GAAP, or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Fund, the Borrower or any Secured Party with the assets and liabilities of the Administrative Agent or any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Secured Party may base a claim for reimbursement under this Section 2.12.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, any Secured Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Secured Party in connection with this Agreement or the funding or maintenance of Loan Advances hereunder (under other facilities similarly situated other than for the reason of identifiable legal differences between such facilities), then on the first Payment Date after demand by such Secured Party occurring at least five (5) Business Days after such demand, the Borrower shall pay to such Secured Party such additional amount or amounts as may be necessary to reimburse such Secured Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.12, the Secured Party may use any reasonable averaging and attribution methods. Any Secured Party making a claim under this Section 2.12 shall submit to the Borrower a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e) If a Eurodollar Disruption Event with respect to any Lender occurred, such Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(f) Failure or delay on the part of any Secured Party to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Secured Party’s right to demand or receive such compensation. Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate a Secured Party pursuant to this Section 2.12 for any amounts incurred more than six months prior to the date that such Secured Party notifies the Borrower of such Secured Party’s intention to claim compensation therefor; provided that, if the change in law or other applicable circumstance giving rise to such claim has a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(g) Each Lender agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 2.12 or Section 2.13; provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be disadvantageous to such Lender. In no event will the Borrower be responsible for increased amounts referred to in this Section 2.12 which relates to any other entities to which any Lender provides financing.

(h) The payment of amounts under this Section 2.12 shall be on an after-Tax basis.

Section 2.13 Taxes.

(a) Defined Terms. For purposes of this Section 2.13, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement or any Transaction Documents shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the applicable Secured Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each applicable Secured Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Secured Party, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.16(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.13(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Secured Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.

(ii) Without limiting the generality of the foregoing,

(A)	any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Secured Party under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Secured Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the

Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.13(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.13(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and Loan Advances and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 2.14 Reinvestment; Discretionary Sales, Substitutions and Repurchases of Loans.

(a) Reinvestment. On the terms and conditions hereinafter set forth as certified in writing to the Administrative Agent and the Collateral Custodian, on any date prior to the

Termination Date, and without limiting the provisions of Section 2.7(a) on each Payment Date, the Borrower may withdraw funds on deposit in the Principal Collection Account for the following purposes:

(i) to reinvest such funds in Loans to be pledged hereunder (a “Reinvestment”), so long as (1) all applicable conditions precedent set forth in Section 3.2 have been satisfied, (2) each Loan acquired by the Borrower in connection with such reinvestment shall be an Eligible Loan, (3) no Event of Default has occurred and is continuing and, immediately after giving effect to such Reinvestment, no Default or Event of Default shall have occurred, and (4) immediately after giving effect to such Reinvestment, there shall not exist a Borrowing Base Deficiency; provided that, notwithstanding anything to the contrary set forth in Section 3.2, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Reinvestment, the Borrower may effect a Reinvestment so long as, immediately after giving effect to such Reinvestment and any other sale or transfer or other action taken in accordance with Section 2.6 substantially contemporaneous therewith, the Borrowing Base Deficiency is reduced to zero ($0); or

(ii) to make payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3.

Upon the satisfaction of the applicable conditions set forth in Section 2.14(a) (as certified by the Borrower to the Administrative Agent and the Collateral Custodian), the Collateral Custodian will release funds from the Principal Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount on deposit in the Principal Collection Account on such day.

(b) Substitutions. The Borrower may, with a copy to the Collateral Custodian, subject to clauses (e) and (f) below, replace any Loan with another Loan (each such sale and reinvestment, a “Substitution”) so long as (i) no Collateral Manager Termination Event or Event of Default has occurred and is continuing and, immediately after giving effect to such Substitution, no Collateral Manager Termination Event, Default or Event of Default shall have occurred, (ii) each substitute Loan acquired by the Borrower in connection with a Substitution shall be an Eligible Loan, (iii) all applicable conditions precedent set forth in Section 3.2 have been satisfied with respect to each Loan to be acquired by the Borrower in connection with such Substitution and (iv) immediately after giving effect to such Substitution, there shall not exist a Borrowing Base Deficiency; provided that, notwithstanding anything to the contrary set forth in Section 3.2, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Substitution, the Borrower may effect a Substitution so long as, immediately after giving effect to such Substitution and any other sale or transfer or other action taken in accordance with Section 2.6 substantially contemporaneous therewith, the Borrowing Base Deficiency is reduced to zero ($0).

(c) Discretionary Sales. Upon notice by the Borrower, unless waived by the Administrative Agent, (with a copy to the Collateral Custodian), the Borrower shall be permitted, subject to clauses (e) and (f) below, to sell Loans (or portions thereof, each, a “Discretionary Sale”) so long as (i) no Collateral Manager Termination Event or Event of Default has occurred and is continuing and, immediately after giving effect to such Discretionary Sale, no Collateral Manager

Termination Event, Default or Event of Default shall have occurred, (ii) notwithstanding anything set forth below in Section 2.14¸ immediately after giving effect to such Discretionary Sale, any Reinvestment, repayment of Loan Advances or other action substantially contemporaneous therewith, there shall not exist a Borrowing Base Deficiency, and (iii) the net cash price received pursuant to the sale of such Loan is greater than the lesser of (i) such Loan’s Adjusted Borrowing Value and (ii) such Loan’s Purchase Price (expressed as a dollar amount).

(d) Repurchase or Substitution of Warranty Loans. Not later than ten (10) Business Days following the earlier of (i) knowledge by the Borrower or the Collateral Manager that any Loan constitutes a Warranty Loan or (ii) receipt by the Borrower from the Administrative Agent of written notice thereof, the Borrower shall either:

(i) make a deposit to the Collection Account in immediately available funds in an amount equal to (A) the outstanding principal balance of the related Loan as of the date of the repurchase, multiplied by (B) the Purchase Price, plus, only with respect to the repurchase of Warranty Loans, any reasonable and documented expenses incurred by the Secured Parties with respect to such Loan; provided that the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; or

(ii) substitute for such Warranty Loan a substitute Eligible Loan, provided that all requirements with respect to Substitutions set forth in this Section 2.14 are satisfied;

provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Loan (and such Loan shall cease to be a Warranty Loan) if on or before the expiration of such ten (10) Business Day period, it ceases to meet the requirements set forth in the definition of Warranty Loan.

Upon receipt of written certification from the Borrower certifying to the confirmation of the deposit of the amounts set forth in Section 2.14(d)(i) into the Collection Account or the delivery by the Borrower of a substitute Eligible Loan for each Warranty Loan (the date of such confirmation or delivery, the “Release Date”), such Warranty Loan and related Underlying Assets shall be removed from the Collateral and, as applicable, the substitute Eligible Loan and related Underlying Assets shall be included in the Collateral. On the Release Date of each Warranty Loan, the Collateral Custodian, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Administrative Agent, for the benefit of the Secured Parties in, to and under the Warranty Loan and any related Underlying Assets and all future monies due or to become due with respect thereto.

(e) Conditions to Sales, Substitutions and Repurchases. Any Discretionary Sale or sale pursuant to a Substitution effected pursuant to this Section 2.14 shall be subject to the satisfaction of the following conditions:

(i) the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent (with a copy to Collateral Custodian) that gives effect to the contemplation of a Discretionary Sale or sale pursuant to a Substitution;

(ii) the Borrower shall deliver a list of all Loans to be sold or substituted to the Administrative Agent (with a copy to Collateral Custodian);

(iii) the Borrower shall notify the Administrative Agent and Collateral Custodian of any amount to be deposited into the Collection Account in connection with any sale or substitution;

(iv) as certified in writing to the Administrative Agent (with a copy to Collateral Custodian) by the Borrower, the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true in all respects, and except for those representations and warranties made as of a specific date which are true, correct, and complete as of such date) following any sale or substitution, except to the extent any such representation or warranty relates to an earlier date;

(v) any repayment of Advances Outstanding in connection with any sale or substitution of Loans hereunder shall comply with the requirements set forth in Section 2.3;

(vi) as certified in writing to the Administrative Agent by the Borrower, any Discretionary Sale or sale in connection with a Substitution shall be made by the Collateral Manager, on behalf of the Borrower, in a transaction (1) reflecting arms-length market terms and (2) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to such sale (other than that the Borrower has good title thereto, free and clear of all Liens and has the right to sell the related Loan);

(vii) the Borrower shall pay an amount equal to all Breakage Costs and other accrued and unpaid costs and expenses (including reasonable legal fees) of the Administrative Agent, the Lenders and the Collateral Custodian in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent on behalf of the Secured Parties and any other party having an interest in the Loan in connection with such sale, substitution or repurchase).

(f) Limitations on Sales, Substitutions and Repurchases.

(i) The aggregate Outstanding Balance of all Loans (other than Warranty Loans) which are transferred by the Borrower to the Fund or a direct or indirect parent of the Fund thereof in connection with a Substitution, a Discretionary Sale or the transfer to the Fund pursuant to a Restricted Payment shall not exceed during any 12-month rolling period (or such lesser number of months as shall have elapsed since the Effective Date) in the aggregate twenty percent (20.00%) of the Net Purchased Loan Balance measured as of the date of such Substitution, Discretionary Sale or Restricted Payment.

(ii) Notwithstanding the limitation set forth in Section 2.14(f)(i), and subject to satisfaction of all other applicable requirements set forth in this Section 2.14 or elsewhere in this Agreement, so long as the Administrative Agent provides its prior written consent

(to be provided or withheld by the Administrative Agent in its sole discretion in each instance) for each such transfer, the Borrower may transfer Loans that are not Eligible Loans to the Fund or an Affiliate (“control” as calculated for this purpose in the definition of “Affiliate”, shall be 20.00% in lieu of 50.01% as set forth in the definition of “Affiliate”) thereof in connection with a Substitution, a Discretionary Sale or the transfer to the Fund pursuant to a Restricted Payment in such amounts as would cause the aggregate Outstanding Balance of all Loans (other than Warranty Loans) transferred by the Borrower to the Fund or an Affiliate (“control” as calculated for this purpose in the definition of “Affiliate”, shall be 20.00% in lieu of 50.01% as set forth in the definition of “Affiliate”) thereof to exceed the limitation set forth in Section 2.14(f)(i).

(iii) Notwithstanding anything contained in this Agreement, the Borrower shall be permitted to sell or transfer any Defaulted Loan, any Loan that has an Assigned Value of zero, any Margin Stock or any Equity Security to any Person at any time.

(g) Notices to Lenders. The Administrative Agent shall provide the Lenders with copies of any notices and, if requested by the Lenders, other materials received by the Administrative Agent pursuant to this Section 2.14 in connection with any sale, substitution, or repurchase of Loans. The Borrower (or Collateral Manager, on its behalf) shall deliver an Officer’s Certificate to the Collateral Custodian, on which it may conclusively rely, to the effect that all conditions precedent to such sale, substitution or repurchase of Loans, as the case may be, have been satisfied.

Section 2.15 Assignment of the Sale Agreement. The Borrower hereby assigns to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement, and any UCC financing statements filed under or in connection therewith to secure the prompt, and complete payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, absolute or contingent. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Administrative Agent for the benefit of the Secured Parties its right to indemnification under the Sale Agreement. The Borrower confirms that, following the occurrence and during the continuation of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

The Borrower hereby collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties, all of the Borrower’s right, title and interest in and to, but none of its obligations under, each Closing Date Participation Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Administrative Agent for the benefit of the Secured Parties its right to indemnification under each Closing Date Participation Agreement. The Borrower confirms that the Administrative Agent, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under each Closing Date Participation

Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Administrative Agent for the benefit of the Secured Parties.

Section 2.16 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loan Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loan Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loan Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of Advances Outstanding of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loan Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgement of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender. Upon receipt of such estimate, the Borrower may approve the proposed designation or assignment, in which case the Lender shall use reasonable efforts to effect the same. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such approved designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender is a Defaulting Lender hereunder, or if any Lender does not consent to any amendment or modification (including in the form of a consent or waiver) to the definitions described in Section 12.1(d), (e) or (g) which is approved by the Borrower, the Administrative Agent and the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.16), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18 Increase of Commitment; Facility Amount.

(a) At any time during the Revolving Period, provided that no Event of Default has occurred and is continuing, the Commitment for any Lender may be increased in connection with a corresponding increase in the Facility Amount upon the written request of the Borrower with the prior written consent of the Administrative Agent and such Lender (and with notice to the Collateral Custodian) (an “Increased Commitment”); provided that, (i) following such Increased Commitment, the Facility Amount shall not exceed $175,000,000, and (ii) any Increased Commitment shall be in a minimum amount of $10,000,000. Except for upfront fees payable to Lenders providing any Increased Commitment, any such Increased Commitment shall be on the same terms (including the pricing and maturity date) as, and pursuant to the documentation applicable to, the Commitments provided pursuant to the Agreement as of the Effective Date. Prior to the effectiveness of any such Increased Commitment, if requested by Administrative Agent or any Lender, the Borrower shall execute and deliver to the applicable Lender a revised Note in an aggregate face amount equal to the revised Commitment. The Borrower confirms that each Lender, in its sole and absolute discretion, without regard to the value or performance of the Loan or any other factor, may elect not to increase its Commitment. Upon such increase, Annex B hereto shall be deemed to be revised to reflect such increase in such Lender’s Commitment.

(b) The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Lenders (with notice to the Collateral Custodian). Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and a Transferee Letter.

ARTICLE III

CONDITIONS TO THE EFFECTIVE DATE AND LOAN ADVANCES

Section 3.1 Conditions to Effective Date. No Lender, the Administrative Agent, the Collateral Custodian or the Document Custodian shall be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing, by the Administrative Agent:

(a) This Agreement and the other Transaction Documents shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement;

(b) The Administrative Agent shall have received satisfactory evidence that the Borrower, the Fund and the Collateral Manager have obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby;

(c) Each Loan Party shall have delivered to the Administrative Agent a certification in the form of Exhibit D;

(d) Each Loan Party shall have delivered to the Administrative Agent a certificate as to whether such entity is Solvent in the form of Exhibit C;

(e) Each Loan Party shall have delivered to the Administrative Agent a certification that no Default, Event of Default, Change of Control or Collateral Manager Termination Event has occurred and is continuing;

(f) The Administrative Agent shall have received the executed legal opinion or opinions of Winston & Strawn LLP, counsel to the Loan Parties, covering (A) capacity and authority, (B) enforceability of this Agreement and the other Transaction Documents, (C) true sale and non-consolidation matters and (D) UCC, perfection and other closing matters; in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(g) The Borrower and the Administrative Agent shall have executed the Fee Letter, and the Borrower shall have paid all fees due and unpaid under the Fee Letter;

(h) The Borrower and the Collateral Custodian shall have executed the Collateral Custodian Fee Letter, and the Borrower shall have paid all fees due and unpaid under the Collateral Custodian Fee Letter;

(i) Upon request, each applicable Lender shall have received a duly executed copy of its Note, in a principal amount equal to the Commitment of the Lender;

(j) The Administrative Agent shall have received a secretary’s certificate of each Loan Party (i) that includes a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors, manager(s) or member(s) of such Loan Party, as applicable, authorizing (A) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and (B) the borrowings contemplated hereunder, and a certification that such resolutions have not been amended, modified, revoked or rescinded, (ii) that includes a copy of the Governing Documents of such Loan Party and a certification that, except as disclosed therein, there has not been any amendment, modification or supplement to such Governing Documents, (iii) that includes a certification as to the incumbency and signature of the officers of such Loan Party executing any Transaction Document and (iv) that includes certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of such Loan Party in the jurisdiction of its organization which certificate shall be in form and substance satisfactory to the Administrative Agent and shall be executed by a corporate secretary or Responsible Officer of such Loan Party;

(k) The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of each Loan Party, and bankruptcy and pending lawsuits with respect to the Loan Parties and the results of such search shall be satisfactory to the Administrative Agent;

(l) The Administrative Agent shall have received (i) all documentation and other information requested by the Administrative Agent in its sole discretion and/or required by regulatory authorities with respect to the Borrower and the Collateral Manager under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) a Beneficial Ownership Certification with respect to the Borrower, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(m) The results of the due diligence procedures, as carried out by the Administrative Agent, are satisfactory to the Administrative Agent, in its reasonable discretion;

(n) The representations and warranties contained in Section 4.1 and Section 4.2 are true and correct in all material respects (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true and correct in all respects) on and as of the Effective Date (other than any representation and warranty that is expressly made as of another specific date which were true and correct in all material respects as of such date); and

(o) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Section 3.2 Conditions Precedent to All Loan Advances and Acquisitions of Loans. Each Loan Advance under this Agreement, each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to Section 2.14(b) (each, a “Transaction”) shall be subject, as applicable, to the further conditions precedent that:

(a) With respect to any Loan Advance, the Collateral Manager on the Borrower’s behalf shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian), by not later than the deadline set forth in Section 2.2(b) (or such shorter period as may be agreed to by the Administrative Agent and each Lender), a Funding Notice in the form of Exhibit A-1 and a Borrowing Base Certificate with respect to each Loan proposed to be acquired by the Borrower in connection with such Transaction.

(b) With respect to any Reinvestment of Principal Collections permitted by Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to Section 2.14(b), the Collateral Manager on the Borrower’s behalf shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian), no later than 12:00 p.m. (New York City Time) on the date of such reinvestment, a Reinvestment Notice in the form of Exhibit A-3 and a Borrowing Base Certificate, executed by the Collateral Manager and on the Borrower’s behalf.

(c) On the date of such Transaction the following shall be true and correct, and the Borrower and the Collateral Manager shall have certified in the related Borrower’s Notice that all conditions precedent to the requested Transaction have been satisfied and shall thereby be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1 and Section 4.2 are true and correct in all material respects (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true and correct in all respects) on and as of each Advance Date (other than any representation and warranty that is expressly made as of another specific date which were true and correct in all material respects);

(ii) No event has occurred and is continuing, or would result from such Transaction or from the application of proceeds thereof, that constitutes an Event of Default, Default (unless such Default shall be cured by the related Transaction), Change of Control or Collateral Manager Termination Event;

(iii) On and as of such day, immediately after giving effect to such Transaction, no Borrowing Base Deficiency exists; and

(iv) No Applicable Law shall prohibit or enjoin the making of such Advance by any Lender or the proposed acquisition of Loans.

(d) (i) With respect to any Loan Advance under this Agreement or any Reinvestment of Principal Collections pursuant to Section 2.14(a)(i), the Revolving Period End Date shall not have occurred and (ii) with respect to any Transaction, the Termination Date shall not have occurred;

(e) [Reserved];

(f) With respect to any Loan Advance under this Agreement, the Borrower and/or Collateral Manager shall have delivered to the Administrative Agent (and, if applicable, to Collateral Custodian) all deliveries required by Section 2.2;

(g) The Borrower shall have paid all fees then required to be paid and, without duplication of Section 2.11, shall have reimbursed the Lenders, the Collateral Custodian, the Document Custodian and the Administrative Agent for all fees, costs and expenses then required to be paid in connection with the closing of the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Collateral Custodian, the Document Custodian and the Administrative Agent, in each case to the extent an invoice therefor is furnished to the Borrower no later than five (5) Business Days prior to the date of such Transaction;

(h) In connection with each Loan Advance, unless otherwise waived by the Administrative Agent in its sole discretion, (i) the Borrower (or the Collateral Manager on its behalf) shall have delivered to the Document Custodian (with a copy to the Administrative Agent), no later than 11:00 a.m. (New York City Time) on the Advance Date, (a) a Loan Checklist with respect to each Loan proposed to be pledged as Collateral by the Borrower in connection with such Transaction and (b) in the case of a Noteless Loan, a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan to the Borrower and an undated transfer or assignment document or instrument relating to such Noteless Loan, signed by the Borrower, as assignor, and the administrative agent (only in the event such administrative agent is an Affiliate of the Borrower) but not dated and not specifying an assignee and (ii) within five (5) Business Days following any related Advance Date with respect to any Loan, the Borrower shall deliver all other Required Loan Documents with respect to each Loan pledged as Collateral by the Borrower in connection with such Transaction;

(i) The Borrower shall have delivered to the Administrative Agent an Officer’s Certificate (which may be part of the applicable Borrower’s Notice) in form and substance reasonably satisfactory to the Administrative Agent certifying that each of the foregoing conditions precedent has been satisfied; and

(j) The Borrower is in compliance with the Minimum Credit Enhancement Amount Test as evidenced by a Borrowing Base Certificate.

Section 3.3 Custodianship; Transfer of Loans and Permitted Investments.

(a) The Collateral Custodian and the Document Custodian, as applicable, shall hold all Certificated Securities and Instruments delivered to it as Collateral in accordance with the terms hereof in physical form at the Custody Facilities or at such other location identified to the Administrative Agent and the Borrower. Any successor Collateral Custodian shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b) Each time that the Borrower (or the Collateral Manager on behalf of the Borrower) shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall (or the Collateral Manager on behalf of the Borrower), if such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment documentation has not already been delivered to the Document Custodian in accordance with the requirements set forth in clause (a) of the definition of “Required Loan Documents,” cause the delivery of such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment documentation in accordance with the requirements set forth in clause (a) of the definition of “Required Loan Documents” to the Document Custodian at the Custody Facilities.

(c) The Borrower (or the Collateral Manager on behalf of the Borrower) shall direct that the Collateral Custodian cause all Collateral acquired by the Borrower that constitutes Financial Assets to be credited to the Collateral Account, and shall cause all Loans and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian or the Document Custodian, as applicable, by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Administrative Agent a valid security interest in each Loan and Permitted Investment, which security interest shall be senior to that of any other creditor of the Borrower (whether now existing or hereafter acquired) (other than pursuant to Permitted Liens)):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it Indorsed to the Collateral Custodian or in blank by an effective Indorsement or registered in the name of the Administrative Agent and by (A) delivering such Instrument to the Document Custodian or delivering such Security Certificate to the Collateral Custodian at the Custody Facilities (or at such other location identified to the Administrative Agent and the Borrower) and (B) causing the Collateral Custodian or the Document Custodian, as applicable, to maintain (on behalf of the Administrative Agent) continuous possession of such Instrument or Security Certificate at the Custody Facilities (or at such other location identified to the Administrative Agent and the Borrower);

(ii) in the case of an Uncertificated Security, by (A) causing the Administrative Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to a Securities Account in the name of the Borrower pursuant to the Account Control Agreement; and

(iv) in the case of General Intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Administrative Agent as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State of the State of Delaware (it being understood that a UCC financing statement describing the collateral as “all assets of the Borrower” or words of similar effect will be deemed to satisfy the requirements of this clause (iv) in the case of any General Intangibles to be delivered by the Borrower).

(d) The security interest of the Administrative Agent in any Collateral disposed of in a transaction permitted by this Agreement shall, immediately and without further action on the part of the Administrative Agent, be released and the Collateral Custodian shall immediately release such Collateral to, or as directed by, the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows as of the Effective Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Borrower is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of an ownership and security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. Each Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity.

(e) No Violation. The execution and delivery of the Transaction Documents to which it is a party, the consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Governing Documents of the Borrower or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, and Liens described in clause (e) and (f) of the definition of “Permitted Liens”) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f) Agreements. The Borrower is not a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Borrower is not a party to or otherwise subject or has any of its property that is subject to any indenture or other agreement or instrument evidencing Indebtedness of the Borrower, or any other agreement or instrument where a default could reasonably be expected to result in a Material Adverse Effect.

(g) No Proceedings. (i) As of the Effective Date, there is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority and as of any date thereafter, and, (ii) as of any date thereafter, there is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (x) asserting the invalidity of any Transaction Document to which the Borrower is a party, (y) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Borrower is a party or (z) that could reasonably be expected to have Material Adverse Effect.

(h) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party have been obtained, except where the failure to obtain such approval, authorization, consent, order, license, filing or other action could not reasonably be expected to have a Material Adverse Effect.

(i) [Reserved].

(j) Solvency. The Borrower is able to pay its debts as they fail due in the ordinary course of business and is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Borrower is a party do not and will not render the Borrower not Solvent.

(k) Taxes.

(i) The Borrower is and has always been treated as a disregarded entity of the Fund for U.S. federal income tax purposes and no election has been filed by the Borrower to be treated as a corporation for U.S. federal income tax purposes. The Borrower will, unless otherwise required by applicable law, treat the Loan Advances and Notes as indebtedness for U.S. federal income tax purposes.

(ii) [Reserved].

(iii) The Borrower has timely filed or caused to be timely filed (taking into account valid extensions of the time for filing) all material Tax returns required to be filed by it and has timely paid all material Taxes due, except Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(l) Exchange Act Compliance; Regulations U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulation U and Regulation X. The Borrower does not own or intend to carry or purchase, and no proceeds from the Loan Advances will be used to carry or purchase, any Margin Stock or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC and is prior to all other Liens other than

Permitted Liens, and is enforceable as such against creditors of and purchasers from the Borrower.

(ii) This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York.

(iii) The Collateral is comprised of “instruments,” “general intangibles,” “certificated securities,” “security entitlements,” “uncertificated securities,” “deposit accounts,” “securities accounts,” “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m)(i).

(iv) With respect to Collateral that constitutes Deposit Accounts:

(1) the Borrower has taken all steps necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each such Account; and

(2) such Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Administrative Agent. The Borrower has not instructed the depository bank of any Account to comply with the instructions of any Person other than the Administrative Agent; provided that, until the Administrative Agent delivers a Notice of Exclusive Control, the Borrower and the Collateral Manager may cause cash in such Accounts to be invested in Permitted Investments, and the proceeds thereof to be distributed in accordance with this Agreement.

(v) With respect to Collateral that constitutes Security Entitlements:

(1) all of such Security Entitlements have been credited to an Account that is a Securities Account and the securities intermediary for each such Securities Account has agreed to treat all assets credited to such Account as Financial Assets within the meaning of the UCC as in effect from time-to-time in the State of New York;

(2) the Borrower has taken all steps necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each Account that is a Securities Account; and

(3) the Accounts that are Securities Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Administrative Agent. The Borrower has not instructed the securities intermediary of any Account that is a Securities Account to comply with the entitlement order of any Person other than the Administrative Agent; provided that, until the Administrative Agent delivers a Notice of Exclusive Control, the Borrower and the Collateral Manager may cause cash in the Accounts that are Securities Accounts to be invested in Permitted

Investments, and the proceeds thereof to be distributed in accordance with this Agreement.

(vi) All Accounts constitute either “deposit accounts” as defined in Section 9-102 of the UCC as in effect from time-to-time in the State of New York or “securities accounts” as defined in the Section 8-501(a) of the UCC as in effect from time-to-time in the State of New York.

(vii) The Borrower owns and has good and marketable title to the Collateral free and clear of any Lien of any Person (other than Permitted Liens).

(viii) The Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Loans hereunder to the Administrative Agent, on behalf of the Secured Parties.

(ix) The Borrower has taken all necessary steps to authorize the Administrative Agent to file all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the Borrower’s jurisdiction of organization.

(x) Upon the delivery to the Collateral Custodian of all Collateral constituting “instruments” and “certificated securities” (as defined in the UCC as in effect from time to time in the jurisdiction where the Collateral Custodian’s Corporate Trust Office is located), the crediting of all Collateral that constitutes Financial Assets (as defined in the UCC as in effect from time to time in the State of New York) to an Account and the filing of the financing statements described in this Section 4.1(m) in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority (subject to Permitted Liens) perfected security interest in that portion of the Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York.

(xi) Other than Liens described in clause (e) and (f) of “Permitted Liens” and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement (A) relating to the security interest granted to the Borrower under any Sale Agreement, (B) relating to the security interest, if any, granted to the Borrower under any Closing Date Participation Agreement or (C) that has been terminated and/or fully and validly assigned to the Administrative Agent on or prior to the date hereof. There are no judgments or tax lien filings against the Borrower.

(xii) All original executed copies of each underlying promissory note that constitute or evidence each Loan have been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian.

(xiii) None of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent on behalf of the Secured Parties.

(xiv) With respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian on behalf of the Administrative Agent and, if in registered form, has been specially Indorsed to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Borrower of such certificated security.

(xv) With respect to Collateral that constitutes an Uncertificated Security, the Borrower has caused the Administrative Agent to gain “control” of such Collateral pursuant to Section 8-106(c) of the UCC and such control remains effective.

(n) Reports Accurate. All information, exhibits, financial statements, documents, books, records or reports relating to the Borrower furnished to the Administrative Agent, the Collateral Custodian, the Document Custodian or any Lender by any Loan Party in connection with this Agreement are true, complete and correct in all material respects (or, (A) in the case of general economic data, industry information or information, or if not prepared by or under the direction of the Borrower (or the Collateral Manager on its behalf) (including information provided to the Borrower from an Obligor (or derived solely therefrom)), true and correct in all material respects to the knowledge of the Borrower after reasonable inquiry or (B) in the case of any projections and forward-looking information, such has been prepared in good faith and is reasonable in light of information available to the Borrower at the relevant time after reasonable inquiry).

(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Effective Date, in each case other than any change of name or other corporate change for which notice has been duly provided pursuant to Section 5.1(o)(vii).

(p) Legal Name. Each of the Borrower’s and the Fund’s exact legal name is, and at all times has been the name as set forth on Schedule I hereto.

(q) Sale Agreement and the Closing Date Participation Agreement. The Sale Agreement and Closing Date Participation Agreement the only agreement pursuant to which the Borrower purchases Collateral from the Fund.

(r) Value Given. The Borrower has given reasonably equivalent value to the Fund or the applicable third party seller of each Loan in consideration for the transfer to the Borrower of each Loan, and no such transfer has been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(s) Accounting. The Borrower accounts for the transfers to it of interests in Collateral as acquisitions of such Collateral for financial accounting purposes (except as required by GAAP consolidation rules) and for legal purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

(t) Special Purpose Entity. The Borrower has not and shall not:

(i) engage in any business or activity other than the purchase, receipt and management of Collateral, the transfer and pledge of Collateral pursuant to the terms of the Transaction Documents, the sale of Collateral as permitted hereunder, the entry into and the performance under the Transaction Documents and such other activities as are incidental thereto;

(ii) acquire or own any assets other than (a) the Collateral or (b) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents;

(iii) merge into or consolidate with any Person or dissolve, terminate, wind up or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than in accordance with the provisions hereof), without in each case first obtaining the prior written consent of the Administrative Agent, or except as permitted by this Agreement, change its legal structure, or jurisdiction of formation;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, amend, modify, terminate or fail to comply with the provisions of its operating agreement except as otherwise permitted pursuant to Section 5.2(h), or fail to observe limited liability company formalities;

(v) form, acquire or own any Subsidiary, own any equity interest in any other entity (other than any Equity Security received in exchange for a defaulted Loan or portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof), or make any Investment in any Person (other than Permitted Investments) without the prior written consent of the Administrative Agent;

(vi) commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Loan Advances owed to the Lenders and a termination of all the Commitments;

(viii) fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Person, except (a) the Transaction Documents and (b) other contracts or agreements that are upon terms and conditions that are commercially reasonable and that would be available on an arms-length basis with third parties other than such Person;

(xi) seek its termination, winding up, liquidation and/or dissolution in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of the Borrower, the Fund or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi) [reserved];

(xvii) except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xviii) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (b) such assets shall also be listed on the Borrower’s own separate balance sheet;

(xix) fail to pay its own liabilities and expenses only out of its own funds;

(xx) fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations or to pay the salaries of its own employees, if any;

(xxi) acquire the obligations of or securities issued by its Affiliates or members, it being understood that this clause (xxi) shall not prevent the Borrower from acquiring Loans from the Fund;

(xxii) guarantee any obligation of any person, including an Affiliate;

(xxiii) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxiv) fail to use separate invoices and checks bearing its own name;

(xxv) pledge its assets to secure the obligations of any other Person (other than the Secured Parties hereunder);

(xxvi) (A) fail at any time to have at least one (1) independent manager (the “Independent Manager”) which shall be a natural Person who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, Citadel SPV LLC, Cogency Global, Inc., Puglisi & Associates, Global Securitization Services, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Corporation, in each case that is not an Affiliate of the Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (w) a member, partner, equityholder, manager, director, officer or employee of the Borrower or any of its equityholders or Affiliates (other than as an Independent Manager of the Borrower or any of its Affiliates that does not own a direct or indirection equity interest in the Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity); (x) a creditor, supplier or service provider (including provider of professional services) to the Borrower or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower or any of its equityholders or Affiliates in the ordinary course of business); (y) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (z) a Person that controls (whether directly, indirectly or otherwise) any of (w), (x) or (y) above; or (B) fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Manager during the Covenant Compliance Period shall require the written consent of the Administrative Agent. A natural person who otherwise satisfies the foregoing definition and satisfies clause (w) above by reason of being the Independent Manager of a “special purpose entity” affiliated with the Borrower that does not own a direct or indirect equity interest in the Borrower shall be qualified to serve as an Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Manager of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5.00%) of such individual’s annual income for that year;

(xxvii) fail to provide that the unanimous consent of all members or managers (including the consent of the Borrower’s Independent Manager) is required for the Borrower to (a) institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal, state, local or other law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, provisional liquidator, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing;

(xxviii) fail to file its own tax returns separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law; or

(xxix) divide or permit any division of the Borrower.

(u) Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all material respects.

(v) Investment Company Act. The Borrower is not an “investment company” within the meaning of, and is not subject to registration under, the 1940 Act.

(w) ERISA. The Borrower does not and, except as would not reasonably be expected to have a Material Adverse Effect, any of its ERISA Affiliates does not, sponsor, maintain, contribute to, or have any liability with respect to, any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA which is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA (a “Pension Plan”). Neither the Borrower’s assets nor the Collateral constitute “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”).

(x) Compliance with Law. The Borrower has complied in all respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law, in each case, except for instances of non-compliance or contravention that could not reasonably be expected to have a Material Adverse Effect.

(y) No Material Adverse Effect. Except as previously disclosed to the Administrative Agent, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on any Loan Party since the last Reporting Date.

(z) Amendments. No Loan has been amended, modified or waived since the Effective Date or the related Funding Date, as the case may be, except for amendments, modifications or waivers, if any, to such Loan otherwise permitted under Section 6.4(a).

(aa) Full Payment. As of the date of the Borrower’s acquisition thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan will not be repaid by the relevant Obligor in full.

(bb) Reserved.

(cc) Sanctions; Anti-Money Laundering Laws; and Anti-Corruption Laws. Neither the Borrower nor any Affiliate of the Borrower is a Sanctioned Person or otherwise identified on any list maintained by the Office of Foreign Asset Control of the U.S. Department of the Treasury or such other list or such similar lists relating to Sanctions. The Borrower maintains or is otherwise subject to policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto without the consent of the Administrative Agent and the Required Lenders.

Section 4.2 Representations and Warranties of the Borrower relating to the Agreement and the Collateral. The Borrower represents and warrants as follows as of the Effective Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Eligibility of Collateral. The Borrower has conducted such due diligence and other review as it considered necessary with respect to the Loans set forth on the Loan List. As of the Effective Date and each Funding Date, (i) the Loan List and the information contained in each Funding Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Loans included in the Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete as of the related Funding Date and (ii) each such Loan included in the Borrowing Base is an Eligible Loan.

(b) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Borrower or its Affiliates or to the knowledge of the Borrower or its Affiliates, of the related Obligors.

Section 4.3 Representations and Warranties of the Collateral Manager. The Collateral Manager represents and warrants as follows as of the Effective Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Collateral Manager has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted.

(b) Due Qualification. The Collateral Manager is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d) Binding Obligation. Each Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The execution and delivery of the Transaction Documents to which it is a party, the consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s certificate of formation, limited liability company agreement or any Contractual Obligation of the Collateral Manager which, in the case of any Contractual Obligation, could reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Lien upon any of the Collateral Manager’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law in any material respect.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Collateral Manager, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Collateral Manager is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of each Transaction Document to which the Collateral Manager is a party have been obtained, except where the failure to obtain such approval, authorization, consent, order, license, filing or other action could not reasonably be expected to have a Material Adverse Effect.

(h) Reports Accurate. All information, exhibits, financial statements, documents, books, records or reports relating to the Borrower or the Collateral Manager furnished by the Collateral Manager to the Administrative Agent, the Collateral Custodian, the Document Custodian or any Lender in connection with this Agreement are true, complete and correct in all material respects (or, (A) in the case of general economic data, industry information or other information, or if not prepared by or under the direction of the Collateral Manager (including information provided to the Collateral Manager from an Obligor (or derived solely therefrom)), true and correct to the knowledge of the Collateral Manager after reasonable inquiry or (B) in the case of any projections and forward-looking information, such has been prepared in good faith and is reasonable in light of information available to the Collateral Manager at the relevant time after reasonable inquiry).

(i) Solvency. The Collateral Manager is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Collateral Manager is a party do not and will not render the Collateral Manager not Solvent.

(j) [Reserved].

(k) ERISA. The Collateral Manager does not maintain, nor are the employees of the Collateral Manager entitled to participate in, a Pension Plan.

(l) Investment Company Act. The Collateral Manager is not required to register as , and is not “controlled by,” an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(m) Compliance with Law. The Collateral Manager has complied with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law in each case, except for instances of non-compliance or contravention that could not reasonably be expected to have a Material Adverse Effect.

(n) No Material Adverse Effect. Except as previously disclosed to the Administrative Agent, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Collateral Manager since the last Reporting Date.

(o) Eligibility of Collateral. The Collateral Manager has conducted such due diligence and other review as it considered necessary with respect to the Loans set forth on the Loan List. As of the Effective Date and each Funding Date, (i) the Loan List and the information contained in each Funding Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Loans included in the Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete as of the related Funding Date and (ii) each such Loan included in the Borrowing Base is an Eligible Loan.

(p) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Collateral Manager or its Affiliates.

Section 4.4 Representations and Warranties of the Collateral Custodian and Document Custodian. Each of the Collateral Custodian and Document Custodian, as applicable, represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian or Document Custodian, as applicable, under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian or Document Custodian, as applicable, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian or Document Custodian, as applicable, is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby to be performed by it and the fulfillment of the terms hereof applicable to it will not conflict with or violate, in any material respect, any Applicable Law as to the Collateral Custodian or Document Custodian, as applicable.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian or Document Custodian, as applicable, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian or Document Custodian, as applicable, of the transactions contemplated hereby and the fulfillment by the Collateral Custodian or Document Custodian, as applicable, of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g) Qualified Custodian. It is qualified to act as a custodian pursuant to Section 17(f) of the 1940 Act.

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower. During the Covenant Compliance Period:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Company Existence. The Borrower will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect and (iii) maintain the Governing Documents of the Borrower in full force and effect and shall not amend the same without the prior written consent of the Administrative Agent except as permitted under Section 5.2(h).

(c) Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or, to the extent permitted under the Sale Agreement) cause the Fund to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral, the Transaction Documents and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account; Inspection Rights.

(i) The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower, the Fund and the Collateral Manager will permit representatives and agents of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records relating to the Collateral, the Eligible Loans, and make copies of the Required Loan Documents, and to discuss its affairs, finances and accounts with its directors and officers (provided, that (A) representatives of such Person may be present at any such discussion, (B) none of the Loan Parties or their Affiliates shall be required to furnish access to or otherwise disclose any (x) material or affairs protected by the attorney-client privilege or (y) material or affairs which such Person may not disclose without violating any Applicable Law, and (C) any third party’s confidential information subject to a confidentiality agreement with a Loan Party that prohibits the disclosure of such third party’s information to the Administrative Agent may be redacted from the information provided to the Administrative Agent pursuant to this Section 5.1(d)), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired (subject to the limitations set forth in clause (iii) below), upon reasonable (and in any event not less than one (1) Business Day’s) advance written notice from the Administrative Agent to such Person; provided, that when an Event of Default exists the Administrative Agent (or any representative or agent thereof) may do any of the foregoing at any time and without advance notice (other than discussions with auditors and other third parties, for which reasonable prior notice shall still be required); provided, further, that so long as no Event of Default shall have occurred and be continuing (at which time no limits shall apply), (x) no more than two (2) such inspections or audits shall be conducted in any one (1) year and (y) the Borrower shall not be obligated to reimburse the Administrative Agent for more than one (1) inspection or audit in any calendar year. For purposes of clarity, any Lender or its designated representatives having requested to attend in the case of physical inspections may, at such Lender’s expense, accompany the Administrative Agent in the case of such physical inspections.

(ii) In connection with the foregoing clause (i), the Administrative Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (A) at any time that an Event of Default has occurred and is continuing, to communicate directly with any and all of the Borrower’s Obligors to verify the existence and terms thereof, and (B) from time to time, subject to the limitations set forth in clause (iii) below, upon reasonable (and in any event not less than one (1) Business Day’s) advance written notice and during normal business hours, to audit the Collateral, or any portion thereof, in order to verify the amount, quality, value, condition of, or any other matter relating to, the Collateral. For purposes of clarity, any Lender or its designated representatives having requested to attend in the case of physical audits may, at such Lender’s expense, accompany the Administrative Agent in the case of such physical audits.

(iii) So long as no Event of Default shall have occurred and be continuing (at which time no limits shall apply), no more than two (2) inspections and audits under clauses (i) and (ii)(B) above shall be conducted in any one (1) year.

(iv) The Borrower shall reimburse the Administrative Agent for any reasonable and documented out-of-pocket expense incurred in the exercise of the foregoing provisions. Audit fees and other charges for the inspections and field audits contemplated in this Section 5.1(d) shall be as follows: (a) a fee of $1,000.00 per day, per auditor, plus reasonable and documented out-of-pocket expenses for each inspection and field audit of the Fund, the Borrower or any other Loan Party or Person performed by personnel employed by the Administrative Agent, and (b) the reasonable and documented out-of-pocket charges and expenses paid or incurred by the Administrative Agent if it elects to employ the services of one or more third Persons to perform inspections and field audits of the Fund, the Borrower, any other Loan Party or the Collateral Manager or to appraise the Collateral, or any portion thereof; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to reimburse the Administrative Agent for more than one (1) inspection, field audit or appraisal of the Collateral, in either case, in any calendar year and no more than two (2) such field audits and appraisals shall be conducted in any one (1) year.

(e) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement and the Closing Date Participation Agreement or, in the case of Collateral acquired from any third-party seller, the applicable assignment and assumption agreement (or similar transfer agreement) and (ii) at the Borrower’s expense, take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien, including (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing and maintaining (at the Borrower’s expense), effective financing statements against the Obligor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate.

(f) Deposit of Collections.

(i) The Borrower shall, or cause the Collateral Manager to, instruct each Obligor or any relevant administrative agent, as applicable, as applicable or with respect to any Closing Date Participation Interest for which the Elevation Date has not yet occurred, to deliver all Collections in respect of the Collateral to the General Collection Account.

(ii) The Borrower shall, within two (2) Business Days after receipt thereof, direct the Collateral Custodian to transfer from the General Collection Account (A) all Collections received by it in respect of the Collateral attributable to Interest Collections to the Interest Collection Account, (B) other than as provided in clause (C), all Collections received by it in respect of the Collateral attributable to Principal Collections to the Principal Collection Account and (C) to the extent provided in Section 2.9(e), Collections to the Unfunded Exposure Account.

(g) Special Purpose Entity. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(t).

(h) [Reserved].

(i) Events of Default. Promptly following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Default, the Borrower will provide the Administrative Agent and the Collateral Custodian with written notice of the occurrence of such Event of Default or Default of which the Borrower has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto. The Administrative Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.

(j) Obligations. Each Loan Party shall pay its respective Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon the Collateral or any part thereof.

(k) Taxes.

(i) The Borrower will at all times continue to be treated as a disregarded entity of the Fund for U.S. federal income tax purposes. The Borrower is and has always been treated as a disregarded entity of the Fund for U.S. federal income tax purposes and no election has been filed or will be filed in the future by the Borrower to be treated as a corporation for U.S. federal income tax purposes. The Borrower will, unless otherwise required by applicable law, treat the Loan Advances and Notes as indebtedness for U.S. federal income tax purposes.

(ii) The Borrower will at all times continue to be owned, directly or indirectly, by the Fund.

(iii) [Reserved].

(iv) The Borrower will timely file or cause to be timely filed (taking into account valid extensions of the time for filing) all material Tax returns required to be filed by it and will timely pay all material Taxes due (including all Taxes on the income and gain of the Borrower), except Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(l) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Loans or fund unfunded commitments with respect to Loans, to make distributions to its members in accordance with the terms hereof or to pay related expenses (including expenses payable hereunder).

(m) Obligor Notification Forms. The Administrative Agent may, in its discretion after the occurrence of a Collateral Manager Termination Event or an Event of Default, send notification forms giving each relevant administrative agent or Obligor, as applicable, notice of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(n) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens on any of the Accounts other than the Lien created by this Agreement and Permitted Liens described in clause (a), (d), (e), (f) or (g) of the definition of “Permitted Liens.”

(o) Notices. The Borrower will furnish each of the following documents (with a copy to the Collateral Custodian) to the Administrative Agent, which shall forward copies of the same to the Lenders:

(i) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of, or assess or propose the collection of Taxes required to have been withheld by, the Borrower which equal or exceed $100,000 in the aggregate, notice specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower;

(iii) Representations and Warranties. Promptly after receiving knowledge or notice of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect in any material respect (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall have been incorrect in any respect) at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue in any material respect (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties would be rendered untrue in any respect) as of such Funding Date;

(iv) ERISA. Promptly after receiving notice of any Reportable Event with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(v) Proceedings. Promptly, and in any event within three (3) Business Days after an executive officer of the Borrower or the Fund receives notice or obtains knowledge thereof or at the request of the Administrative Agent, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or any Loan Party; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, the Borrower in excess of $250,000, or the Collateral Manager or the Fund in excess of $5,000,000 shall be deemed to be material solely for purposes of this Section 5.1(o);

(vi) Notice of Certain Events. Promptly upon becoming aware thereof (and in any event within two (2) Business Days), notice of (1) any Collateral Manager Termination Event, (2) any Value Adjustment Event, (3) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect, (4) any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Administrative Agent on or prior to the related Funding Date in respect of such Loan) listed in the definition of “Eligible Loan,” or (5) any amendment to the Governing Documents of the Fund if such amendment materially and adversely affects the interests of the Administrative Agent and the Lenders, as determined in the reasonable judgement of the Collateral Manager;

(vii) Corporate Changes. Promptly and in any event within five (5) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, corporate structure, tax characterization or location of records of the Borrower; provided that the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(viii) Accounting Changes. Promptly, and in any event within five (5) Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower relating to loan accounting or revenue recognition that would affect the reporting required hereunder.

(p) Contest Recharacterization. The Borrower shall in good faith contest any attempt to recharacterize the treatment of the Loans as property of the bankruptcy estate of the Fund.

(q) Payment Date Reporting.

(i) The Borrower shall deliver (or shall cause to be delivered) a Payment Date Report, for the previous Accrual Period, and delivered to the Administrative Agent and Collateral Custodian not later than 3:00 p.m. (New York City Time) on the day that is two (2) Business Days preceding the related Payment Date. Each such Payment Date Report shall contain instructions to the Collateral Custodian to withdraw funds on the related Payment Date from the applicable Collection Account and pay or transfer amounts set forth in such report in the manner specified, and in accordance with the priorities established, in Section 2.7 or Section 2.8, as applicable.

(ii) If and to the extent the Collateral Manager may be required to calculate or to report in a Payment Date Report or other accounting hereunder, the Dollar Equivalent of any amount, including the outstanding principal amount of an Eligible Loan, the Advances, the Borrowing Base or other such calculation or amount involving an Approved Currency, it shall use (A) the Dollar Equivalent identified in or (B) the Assigned Value provided in, as the case may be, the collateral database for the related collection or reporting period or other such amount as is identified in such calculation or such report by the Collateral Manager.

(iii) In each Payment Date Report, the Collateral Manager shall further include a statement in the Borrowing Base Certificate delivered pursuant to Section 5.1(t) as to the amount and type (whether Principal Collections, Interest Collections or other Collections) of all Collections received since the prior Reporting Date, all Principal Collections and Interest Collections on deposit as of such Reporting Date and a detailed aging of each Loan.

(r) Filing of Financing Statements. The Borrower shall cause all appropriate financing statements to be filed on the Effective Date in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect where the Borrower is located (within the meaning of Article 9 of the UCC).

(s) Financial Statements. The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(i) promptly after filing with the SEC, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Fund, a copy of the audited consolidated balance sheet of Fund, in each case, as at the end of such year and the related statements of income, of changes in net assets and of cash flows for such year, and, in the case of financial statements of Fund, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

(ii) promptly after filing with the SEC, but in any event not later than seventy-five (75) days after the end of each of the first and third quarterly periods of each fiscal year of the Fund, the unaudited balance sheet of the Fund as at the end of such quarter and the related unaudited statements of income of the Fund for the portion of the fiscal year through the end of such quarter, and each of which shall be certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(iii) promptly after filing with the SEC, but in any event not later than seventy-five (75) days after the end of the second quarterly period of each fiscal year of the Fund, the unaudited balance sheet of the Fund as at the end of such quarter and the related unaudited statements of income, of changes in net assets and of cash flows of the Fund for the portion of the fiscal year through the end of such quarter, of which shall be certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(iv) promptly, but in any event not later than ten (10) Business Days after Borrower’s receipt thereof, the Obligors’ financial reports delivered by such Obligor in connection with the applicable Underlying Instruments, together with the back-up financial and covenant compliance statements of the applicable Obligors, in each case to the extent received by the Borrower pursuant to the applicable Underlying Instruments. Compliance by the Collateral Manager with this covenant shall be deemed to constitute compliance by the Borrower with its corresponding obligations under Section 6.8(c).

(t) Certificates; Other Information. The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(i) [reserved];

(ii) on each Measurement Date, a Borrowing Base Certificate showing the Borrowing Base and the Availability as of such date (provided that each Borrowing Base Certificate delivered on a Reporting Date shall show the Borrowing Base and the Availability as of the last day of the most recently ended calendar month), and a calculation of the Borrower’s Total Interest Coverage Ratio to the extent tested pursuant to Section 5.2(o), certified as true and correct by a Responsible Officer;

(iii) within five (5) Business Days following its effective date, a copy of any material amendment, restatement, supplement, waiver or other modification to any Underlying Instrument of any Eligible Loan, together with any material investment committee documentation prepared by the Borrower or the Collateral Manager in connection with such amendment, restatement, supplement, waiver or other modification;

(iv) within five (5) Business Days after the same are filed, copies of all financial statements of the Borrower or the Fund, and other material filings or reports which the Borrower or the Fund may make to, or file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(v) within one hundred twenty (120) days after the end of each fiscal year of the Fund, a report covering such fiscal year of a firm of independent certified public accountants of nationally recognized standing (or any other party identified by the Administrative Agent) to the effect that such accountants (or such other party) have applied certain agreed-upon procedures (the “Agreed-Upon Procedures Report”) (a copy of which procedures are attached hereto as Schedule IV, it being understood that the Borrower and the Administrative Agent may provide an updated Schedule IV reflecting any further amendments to such Schedule IV on or prior to the last day of the first fiscal year of the Fund to end following the Effective Date), a copy of which shall replace the then existing Schedule IV) to certain documents and records relating to the Collateral and the Loan Parties, compared the information contained in the Borrowing Base Certificates and Payment Date Reports delivered during the period covered by such Agreed-Upon Procedures Report with such documents and records and that no matters came to the attention of such accountants (or such other party) that caused them to believe that (A) the information and the calculations included in such Borrowing Base Certificates and Payment Date Reports were not determined or performed in accordance with the provisions of this Agreement, except for such exceptions as such accountants (or such other party) shall believe to be immaterial and such other exceptions as shall be set forth in such statement, or (B) a Collateral Manager Termination Event occurred during the applicable reporting period;

(vi) promptly, such additional financial and other information as any Lender may from time to time reasonably request;

(vii) [reserved];

(viii) on each Reporting Date, a calculation of Available Capital;

(ix) within one hundred twenty (120) days after the end of each fiscal year of the Fund, a static pool report in the form of Exhibit A-7 shall be provided to the Administrative Agent; and

(x) concurrently with the delivery of the financial statements referred to in Sections 5.1(s)(i), 5.1(s)(ii) and 5.1(s)(iii), a fully and properly completed certificate in the form of Exhibit F, certified on behalf of the Borrower by a Responsible Officer of the Borrower.

(u) Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect, perfect or more fully evidence the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this

Section 5.1(u). The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(v) Non-Consolidation. The Borrower shall at all times act in a manner such that each of the assumptions made by Winston & Strawn LLP in their opinion delivered pursuant to Section 3.1(f) is true, accurate and complete in all material respects. The Borrower shall at all times observe and be in compliance in all material respects with all covenants and requirements in the Governing Documents of the Borrower.

(w) Know Your Customer Laws. The Borrower will furnish to the Administrative Agent promptly, from time to time, information and documentation requested by the Administrative Agent or any Lender for the purpose of compliance with “know your customer” laws, including the Beneficial Ownership Regulation.

(x) Sanctions; Anti-Money Laundering Laws; and Anti-Corruption Laws. The Borrower shall at all times comply with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(y) Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports reasonably available to it respecting the Collateral or the condition or operations, financial or otherwise, of the Collateral Manager or the Borrower as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or the other Secured Parties under or as contemplated by this Agreement.

Section 5.2 Negative Covenants of the Borrower. During the Covenant Compliance Period:

(a) Other Business. The Borrower will not (i) engage in any business other than (A) entering into and performing its obligations under the Transaction Documents and other activities contemplated by the Transaction Documents, (B) the acquisition, ownership and management of the Collateral and (C) the sale of Loans as permitted hereunder, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) form any Subsidiary or make any Investment in any other Person except as permitted hereunder.

(b) Collateral Not to Be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Effective Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is immediately delivered to the Document Custodian, together with an Indorsement in blank, as collateral security for such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale, Substitution or sale or repurchase of a Warranty Loan, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement or Permitted Liens described in clause (a), (d), (e), (f) or (g) of the definition of “Permitted Liens”) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Administrative Agent of the existence of any Lien (other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement or Permitted Liens described in clause (a), (d), (e), (f) or (g) of the definition of “Permitted Liens”) on any Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent, as agent for the Secured Parties in, to and under the Collateral against all claims of third parties (other than Permitted Liens described in clause (a), (d), (e), (f) or (g) of the definition of “Permitted Liens”).

(d) Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement, the Sale Agreement or Closing Date Participation Agreement).

(e) Restricted Payments. The Borrower shall not make any Restricted Payments other than distributions of (i) amounts paid to it in accordance with Section 2.7, (ii) Loans in accordance with Section 2.14, or (iii) the proceeds of Loan Advances; provided that, Restricted Payments may be made under the foregoing clause (iii) on any Business Day, only if, immediately before and after giving effect to such distribution, (x) the Advances Outstanding shall not exceed Availability and (y) no Default or Event of Default shall exist.

(f) Change of Location of Underlying Instruments. The Borrower shall not, without the prior consent of the Administrative Agent, consent to the Collateral Custodian or the Document Custodian, as applicable, moving any Certificated Securities or Instruments from the Collateral Custodian’s or the Document Custodian’s Custody Facilities on the Effective Date, unless the Borrower has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Secured Parties’ first priority perfected security interest continues in effect.

(g) ERISA Matters. The Borrower will not (i) engage or permit any ERISA Affiliate to engage in any transaction that is a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan other than a Multiemployer Plan, (iii) fail to make or permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate, or permit any ERISA Affiliate to terminate, any Pension Plan which could reasonably be expected to have a Material Adverse Effect, or (v) permit to exist, or permit any ERISA Affiliate to permit to exist, any occurrence of any Reportable Event with respect to a Pension Plan. Neither the Borrower nor the Collateral will constitute Plan Assets.

(h) Operating Agreement. The Borrower will not amend, modify, waive or terminate any provision of its operating agreement in any matter that is materially adverse to the

Lenders or otherwise prohibited under this Agreement without the prior written consent of the Administrative Agent.

(i) Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Collateral Manager to make any change, in its instructions to any relevant administrative agent or Obligor, as applicable, regarding payments to be made with respect to the Collateral to the Collection Account, unless the Administrative Agent has consented to such change.

(j) [Reserved].

(k) Fiscal Year. The Borrower shall not change its fiscal year or, except as required by GAAP, its method of accounting without providing the Administrative Agent with prior written notice providing a detailed explanation of such changes.

(l) Reserved.

(m) Ownership. The Borrower shall not have any direct owners other than the Fund.

(n) Sanctions; Anti-Money Laundering Laws; and Anti-Corruption Laws. The Borrower shall not, directly or indirectly, use any proceeds hereunder, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person, (i) to fund any activities or any business of or with a Sanctioned Person; or (ii) in any manner that would be prohibited by, or would otherwise cause any party hereto to be in breach of, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

(o) Minimum Interest Coverage Ratio. As of the earlier of (i) the end of any fiscal quarter of the Borrower, beginning with the first quarter ending at least twelve (12) months after the Effective Date, or in the event that twelve (12) months has not yet passed, the number of months since the Effective Date, or (ii) the fiscal quarter ending when the following test was first passed, the Borrower shall not permit its Total Interest Coverage Ratio to be less than 1.50 to 1.00.

Section 5.3 Affirmative Covenants of the Collateral Manager. During the Covenant Compliance Period:

(a) Compliance with Law. The Collateral Manager will comply in all material respects with all Applicable Law, including those with respect to the Collateral or any part thereof, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Company Existence. The Collateral Manager will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Collateral Manager will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral, other than the funding, reimbursement or payment obligations of the Borrower under or in connection with each item of Collateral, and will do nothing to impair the rights of the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d) Keeping of Records and Books of Account; Inspection Rights.

(i) The Collateral Manager will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Collateral Manager shall comply with and shall cause the Borrower and any other Loan Party to comply with the terms and provisions of Section 5.1(d) hereof.

(iii) The Collateral Manager will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing the transfer of the Collateral from the Borrower to the Administrative Agent as agent for the Secured Parties hereunder.

(e) [Reserved].

(f) Events of Default. Promptly following the Collateral Manager’s knowledge or notice of the occurrence of any Event of Default or Default, the Collateral Manager will provide the Administrative Agent and the Collateral Custodian with written notice of the occurrence of such Event of Default or Default of which the Collateral Manager has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto. The Administrative Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.

(g) [Reserved].

(h) Other. The Collateral Manager will promptly furnish to the Administrative Agent such other information, documents, records or reports reasonably available to it respecting the Collateral or the condition or operations, financial or otherwise, of the Collateral Manager as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or Secured Parties under or as contemplated by this Agreement.

(i) Proceedings. The Collateral Manager will furnish to the Administrative Agent, promptly and in any event within three (3) Business Days after the Collateral Manager receives notice or obtains knowledge thereof or at the request of the Administrative Agent, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or any Loan Party; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral the Transaction Documents, the Secured Parties’ interest in the Collateral or the Borrower, in each case, in excess of $500,000, or the Fund or the Collateral Manager in excess of $5,000,000, shall be deemed to be material solely for purposes of this Section 5.3(i).

(j) Required Notices. The Collateral Manager will furnish to the Administrative Agent and the Collateral Custodian, promptly upon becoming aware thereof (and in any event within two (2) Business Days), notice of any Change of Control. The Administrative Agent will furnish copies of any such notice to the Lenders within two (2) Business Days of receipt thereof.

(k) Loan Register. The Collateral Manager will maintain, or cause to be maintained, with respect to each Noteless Loan a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Register”) in which it will record, or cause to be recorded, (v) the principal amount of such Noteless Loan, (w) the amount of any principal or interest due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan received from the related Obligor, (y) the date of origination of such Noteless Loan and (z) the maturity date of such Noteless Loan. At any time a Noteless Loan is included in the Collateral, the Collateral Manager shall deliver unless otherwise redacted) to the Administrative Agent and the Document Custodian a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Collateral Manager certifying to the accuracy of such Loan Register as of the date of acquisition of such Noteless Loan by the Borrower. For the avoidance of doubt, the Loan Register and the information required to be provided therein may be included in the Borrowing Base Certificate and the delivery of a Borrowing Base Certificate containing the Loan Register shall satisfy the foregoing delivery requirements with respect to the Loan Register.

Section 5.4 Negative Covenants of the Collateral Manager. During the Covenant Compliance Period:

(a) [Reserved].

(b) Change of Location of Underlying Instruments. Subject to Section 14.8, the Collateral Manager shall not, without the prior consent of the Administrative Agent, consent to the Collateral Custodian or the Document Custodian moving any Certificated Securities or Instruments from the Collateral Custodian’s or the Document Custodian’s Custody Facilities, as applicable, on the Effective Date, unless the Collateral Manager has given at least thirty (30) days’ written notice to the Administrative Agent and has authorized the Administrative Agent to take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties in the Collateral.

(c) Change in Payment Instructions to Obligors. The Collateral Manager will not make any change in its instructions to Obligors or any relevant administrative agent, as applicable, regarding payments to be made with respect to the Collateral in accordance with Section 2.9 hereof, unless the Administrative Agent has consented to such change.

(d) [Reserved].

(e) [Reserved]

Section 5.5 Affirmative Covenants of the Collateral Custodian. During the Covenant Compliance Period:

(a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Underlying Instruments. Subject to Section 14.8 and the other provisions of this Agreement, the Loan Files delivered to the Collateral Custodian shall remain at all times in the possession of the Collateral Custodian at the Custody Facilities unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Underlying Instruments to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Underlying Instruments may be released pursuant to this Agreement.

(d) Qualified Custodian. The Collateral Custodian is and will act as custodian of all assets of the Borrower under this Agreement for all purposes under Section 17(f)(1) of the 1940 Act.

Section 5.6 Negative Covenants of the Collateral Custodian and Document Custodian. During the Covenant Compliance Period:

(a) Underlying Instruments. The Collateral Custodian will not dispose of any documents constituting the Underlying Instruments in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b) No Changes to Collateral Custodian Fee. The Collateral Custodian and Document Custodian will not make any changes to the Collateral Custodian Fee set forth in the Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE VI

COLLATERAL ADMINISTRATION

Section 6.1 Designation of the Collateral Manager. Subject to Section 6.11, the servicing, administering and collection of the Collateral shall be conducted by the Collateral Manager. The Collateral Manager may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 6.2 Duties of the Collateral Manager.

(a) Appointment. The Borrower hereby appoints the Collateral Manager as its agent to service the Collateral and enforce its rights and remedies in, to and under such Collateral. The Collateral Manager hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Collateral Manager and the Borrower hereby acknowledge that the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder. Notwithstanding anything contained herein to the contrary, any actions or duties of the Collateral Manager hereunder that may constitute advice as to the purchase and sale of securities shall be subject to the terms and provisions of the Sub-Advisory Agreement. Notwithstanding anything to the contrary herein, the Collateral Manager does not and shall not be deemed to have any powers or control which may, or may be deemed to, be considered “custody” under the 1940 Act or Rule 206(4)-2 of the Advisers Act.

(b) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Law. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i) supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii) maintaining all necessary records and reports with respect to the Collateral and providing such reports to the Administrative Agent in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including an ability to recreate management and administration records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv) promptly delivering to the Administrative Agent or the Collateral Custodian, from time to time, such information and management and administration records (including information relating to its performance under this Agreement) as is available to the Collateral Manager and that the Administrative Agent or the Collateral Custodian may from time to time reasonably request;

(v) identifying each Loan clearly and unambiguously in its records to reflect that such Loan is owned by the Borrower and that the Borrower is granting a security interest therein to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement;

(vi) [reserved];

(vii) [reserved];

(viii) assisting the Borrower in maintaining the first priority, perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral subject to Permitted Liens;

(ix) so long as any of the Loan Files are in the possession of First Eagle Alternative Credit, LLC or one of its Affiliates and to the extent that such Loan Files are not held by the Document Custodian, whether at the Custody Facilities or otherwise, maintaining the Loan File(s) with respect to Loans included as part of the Collateral; provided that upon the occurrence and during the continuance of an Event of Default or a Collateral Manager Termination Event, the Administrative Agent may request the Loan File(s) to be sent to the Administrative Agent or its designee;

(x) so long as First Eagle Alternative Credit, LLC or one of its Affiliates is the Collateral Manager, to the extent that such Loan Files are not held by the Document Custodian, whether at the Custody Facilities or otherwise, with respect to each Loan included as part of the Collateral, making the Loan File available for inspection by the Administrative Agent, upon reasonable advance notice, at the offices of the Collateral Manager during normal business hours;

(xi) directing the Collateral Custodian to make payments pursuant to the instructions set forth in the latest Payment Date Report in accordance with Section 2.7 and Section 2.8 and preparing such other reports as required pursuant to Section 6.8.

It is acknowledged and agreed that the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(c) In performing its duties, the Collateral Manager shall perform its obligations with reasonable care in accordance with the Collateral Management Standard.

(d) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent or the Secured Parties of their rights hereunder (including, but not limited to, the delivery of a Collateral Manager Termination Notice), shall not release the Collateral Manager, the Fund or the Borrower from any of their duties or responsibilities with respect to the Collateral except to the extent provided in Section 6.11 hereof. The Secured Parties, the Administrative Agent and the Collateral Custodian and the Document Custodian shall not have any obligation or liability with respect to any Collateral, other than to use reasonable care in the custody and preservation of collateral in such party’s possession, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(e) It is hereby acknowledged and agreed that, in addition to acting in its capacity as Collateral Manager pursuant to the terms of this Agreement, First Eagle Alternative Credit, LLC will engage in other business and render other services outside the scope of its capacity as Collateral Manager (including acting as administrative agent or as a lender with respect to Underlying Instruments). It is hereby further acknowledged and agreed that such other activities shall in no way whatsoever alter, amend or modify any of the Collateral Manager’s rights, duties or obligations under the Transaction Documents. If the Collateral Manager is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of God or other causes beyond the control of such party, the Collateral Manager shall use commercially reasonable efforts to resume performance as soon as reasonably possible, and the Collateral Manager’s obligations shall be suspended for a reasonable time during which such conditions exist.

Section 6.3 Authorization of the Collateral Manager.

(a) Each of the Borrower, the Administrative Agent, and each Lender hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the collateral assignment by the Borrower to the Administrative Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Administrative Agent, on behalf of the Secured Parties shall furnish the Collateral Manager with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its management and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make any Secured Party, the Collateral Custodian or the Document Custodian a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) After the declaration of the Termination Date, at the direction of the Administrative Agent, the Collateral Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the

Administrative Agent may, in accordance with Section 5.1(m), notify any relevant administrative agent or Obligor, as applicable, with respect to any Collateral of the assignment of such Collateral to the Administrative Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any collection agent, sub-agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral. The Collateral Manager will use its commercially reasonable efforts to cause to be collected, all payments due and payable under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Collateral Management Standard. Neither the Borrower nor the Collateral Manager may waive, modify or otherwise vary any provision of an item of Collateral (including, but not limited to, any Loan) in any manner contrary to the Collateral Management Standard.

(b) Taxes and other Amounts. The Collateral Manager will use efforts consistent with the Collateral Manager Standard to cause to be collected all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts in accordance with Section 2.7 and Section 2.8 to the appropriate Governmental Authority or insurer as required by the Underlying Instrument.

(c) Payments to Collection Account. On or before the applicable Funding Date, the Collateral Manager shall have instructed all Obligors and/or any relevant administrative agents to make all payments owing to the Borrower in respect of the Collateral in accordance with Section 2.9 hereof.

(d) Accounts. Each of the parties hereto hereby agrees that the Collateral Account shall be deemed to be a Securities Account, together with any additional subaccounts as the Collateral Custodian may determine from time to time are necessary for administrative convenience. Each of the parties hereto hereby agrees to cause the Collateral Custodian to agree with the parties hereto that with respect to the Collateral Account, (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) the jurisdiction governing the Account, all Cash and other Financial Assets credited to the Account and the securities intermediary’s jurisdiction (within the meaning of Section 9-304(b) of the UCC) shall, in each case, be the State of New York. In no event may any Financial Asset held in the Collateral Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Collateral Custodian. In addition, for an Approved Currency, the Collateral Custodian shall establish segregated accounts that each constitute a Principal Collection Account and Interest Collection Account for an Approved Currency. Any amounts received by the Collateral Custodian that are denominated in an Approved Currency that are required to be deposited into the Principal Collection Account or the Interest Collection Account shall be deposited by the Collateral

Custodian into the applicable Principal Collection Account or Interest Collection Account, as applicable, for an Approved Currency.

(e) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, the Collateral Custodian shall not be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Administrative Agent, of any Loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan transferred to the Administrative Agent hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in Loans may be acquired and delivered by the Borrower to the Collateral Custodian hereunder from time to time which are not evidenced by, or accompanied by delivery of, a “security” (as that term is defined in UCC Section 8-102) or an “instrument” (as that term is defined in Section 9-102(a)(4a) of the UCC), and may be evidenced solely by delivery to the Collateral Custodian of a facsimile copy of a transfer document described in clause (a)(ii) of the definition of “Required Loan Documents” (such document, a “Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loans on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Collateral Custodian with respect to such Loan (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Collateral Custodian in the physical custody of any such Loan Assignment Agreement and any other related Required Loan Documents that may be delivered to it.

(f) Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account on behalf of the Borrower in respect of a Collection of a Loan and such Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5 Realization upon Defaulted or Delinquent Loans. The Collateral Manager may, in its discretion and consistent with the Underlying Instruments, exercise available remedies relating to a Loan that is delinquent in the payment of any amounts due thereunder or with respect to which the related Obligor defaults in the performance of any of its obligations thereunder in order to maximize recoveries thereunder. The Collateral Manager will comply with the Collateral Management Standard and Applicable Law in exercising such remedies, including but not limited to acceleration and foreclosure, and employ practices and procedures including reasonable efforts to enforce all obligations of Obligors by foreclosing upon and causing the sale of such Underlying Assets at public or private sale. Notwithstanding any of the foregoing, the

Collateral Manager shall not be obligated to breach any of its duties or responsibilities under any Underlying Instruments to comply with this Section 6.5.

Section 6.6 Collateral Manager Compensation. As compensation for its administrative and management activities hereunder and reimbursement for its expenses, the Collateral Manager or its designee shall be entitled to receive the Collateral Manager Fee and reimbursement of its expenses pursuant to the provisions of Section 2.7 or Section 2.8, as applicable. In no event shall the Collateral Manager be entitled to receive any compensation otherwise payable hereunder except to the extent permitted under the Sub-Advisory Agreement (and without duplication of any compensation payable thereunder) and, in furtherance of the foregoing, the Collateral Manager may, in its sole discretion, waive payment of the Collateral Manager Fee otherwise payable hereunder.

Section 6.7 Payment of Certain Expenses by the Collateral Manager. The initial Collateral Manager will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Collateral Manager, expenses incurred by the Collateral Manager in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, except to the extent reimbursement thereof is permitted under Sections 2.7 and 2.8. In no event shall the Collateral Manager be entitled to receive reimbursement of expenses hereunder except to the extent permitted under the Sub-Advisory Agreement (and without duplication of any reimbursement payable thereunder) and, in furtherance of the foregoing, the Collateral Manager may, in its sole discretion, waive any such reimbursement hereunder. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts.

Section 6.8 Reports.

(a) Borrower’s Notice. On each Funding Date and on the date of each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) or acquisition by the Borrower of Loans in connection with a Substitution pursuant to Section 2.14(b), the Borrower (or the initial Collateral Manager on its behalf) will provide the applicable Borrower’s Notice and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent (with a copy to the Collateral Custodian).

(b) Tax Returns. Upon the reasonable request by the Administrative Agent, the initial Collateral Manager shall deliver copies of all foreign, federal, state and local income tax returns and reports filed by the Borrower, or in which the Borrower was included.

(c) Obligor Financial Statements; Other Reports. The Collateral Manager will deliver to the Administrative Agent (with a copy to the Collateral Custodian), to the extent received by the Borrower or the Collateral Manager pursuant to the Underlying Instruments, the complete financial reporting package with respect to each Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower or the Collateral

Manager for the periods required by the Underlying Instruments, which delivery shall be made within ten (10) Business Days after receipt by the Borrower or the Collateral Manager as specified in the Underlying Instruments. Upon demand by the Administrative Agent or any Lender, the Collateral Manager will provide such other information reasonably available to it as the Administrative Agent or such Lender may reasonably request with respect to any Obligor.

(d) Amendments to Loans. The Collateral Manager will furnish via electronic communication pursuant to procedures approved by the Administrative Agent, to the Administrative Agent, a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with investment committee memorandum provided by the Collateral Manager and provided to its credit committee in connection with such amendment, restatement, supplement, waiver or other modification) promptly following the receipt thereof by the Borrower or knowledge of such event by the Collateral Manager no later than ten (10) Business Days following the effective date.

Section 6.9 Annual Statement as to Compliance. The Collateral Manager will provide to the Administrative Agent (with a copy to the Collateral Custodian), within one hundred twenty (120) days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending in December 2021, a certificate of a Responsible Officer of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Termination Event has occurred and is continuing or, if any such Collateral Manager Termination Event has occurred and is continuing, a statement describing the nature thereof and the steps being taken to remedy such Collateral Manager Termination Event.

Section 6.10 The Collateral Manager Not to Resign. The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent.

Section 6.11 Collateral Manager Termination Events. (a) Upon the occurrence of a Collateral Manager Termination Event, notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Collateral Manager and a copy to the Collateral Custodian (such notice, a “Collateral Manager Termination Notice”), may, in its sole discretion, terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement. Following any such termination, the Administrative Agent may, in its sole discretion, assume or delegate the servicing, administering and collection of the Collateral; provided that, at least five (5) Business Days prior to any appointment of a replacement Collateral Manager hereunder (the “Replacement Collateral Manager”), the Administrative Agent shall notify the Borrower of such proposed replacement and shall consult with the Borrower regarding such replacement (provided that the Administrative Agent shall retain final and sole discretion on any such replacement of the Collateral Manager); provided further that until any such assumption or delegation, the Collateral Manager shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity pursuant to Section 6.1 and (ii) as requested by the Administrative Agent (A) terminate some or all of its activities as Collateral Manager hereunder in the manner requested by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions reasonably requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof. If a Replacement Collateral Manager is appointed, (i) its duties shall not include the provision of investment advice to the Borrower or any of its Affiliates as to the purchase or sale of securities, (ii) such Replacement Collateral Manager shall not otherwise act as an “investment adviser” (within the meaning of the 1940 Act) to the Borrower or the Fund and (iii) such Replacement Collateral Manager shall be required to comply in all material respects with all Applicable Law to which it may be subject.

(b) Upon the appointment of the Replacement Collateral Manager, the Collateral Manager agrees to cooperate and use its commercially reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral, including the transfer to the Replacement Collateral Manager for the administration by it of all cash amounts that shall at the time be held by the Collateral Manager for deposit, or have been deposited by the Collateral Manager, or thereafter received with respect to the Collateral and the delivery to the Replacement Collateral Manager in an orderly and timely fashion of all files and records with respect to the Collateral and a computer data file in readable form containing all information necessary to enable the Replacement Collateral Manager to service the Collateral. In addition, the Collateral Manager agrees to cooperate and use its commercially reasonable efforts in providing, at the expense of the Collateral Manager, the Replacement Collateral Manager with reasonable access (including at the premises of the Collateral Manager) to the employees of the Collateral Manager, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Replacement Collateral Manager to assume the servicing functions hereunder and under this Agreement and to maintain a list of key servicing personnel and contact information.

(c) The Borrower will, upon the request of the Replacement Collateral Manager following the occurrence of a Collateral Manager Termination Event, provide the Replacement Collateral Manager with a power of attorney providing that the Replacement Collateral Manager is authorized and empowered to execute and deliver, on behalf of the Borrower, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Collateral Manager under this Agreement.

ARTICLE VII

THE COLLATERAL CUSTODIAN

Section 7.1 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of the Collateral Custodian with respect to the Underlying Instruments relating to the Permitted Investments shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to U.S. Bank National Association a Collateral Custodian Termination Notice, U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 7.5, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 7.2 Duties of Collateral Custodian.

(a) Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5, the Collateral Custodian shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) In taking and retaining custody of the Underlying Instruments with respect to the Permitted Investments, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Underlying Instruments or the instruments therein; provided further that the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(ii) All Required Loan Documents with respect to Permitted Investments that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Custody Facilities (or such other location identified to the Administrative Agent and Borrower). All such Required Loan Documents that are originals or copies shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All such Required Loan Documents that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian. All such Required Loan Documents that are delivered to the Collateral Custodian in electronic format shall be saved onto disks and/or onto the Collateral Custodian’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(iii) The Collateral Custodian shall make payments in accordance with Section 2.7 and Section 2.8 (the “Payment Duties”).

(iv) The Collateral Custodian shall provide a written daily report to the Administrative Agent and the Collateral Manager of (x) all deposits to and withdrawals from the Accounts for such Business Day and the outstanding balance as of the end of such Business Day, and (y) a report of settled trades for such Business Day.

(v) On or before the Effective Date, the Collateral Custodian shall accept from the Collateral Manager delivery of the information required to be set forth in the Borrowing Base Certificate in hard copy and on computer tape or via electronic communication (including e-mail and Internet or intranet websites); provided that the computer tape is in an MS DOS, PC readable ASCII format or other format to be agreed upon by the Collateral Custodian and the Collateral Manager on or prior to closing.

(vi) On each Reporting Date, the Collateral Manager shall deliver to the Collateral Custodian the loan tape, which shall include but not be limited to the following information: (x) for each Loan, the name and number of the related Obligor, the collection status, the loan status, an indication of whether or not such Loan is an Eligible Loan, the date of each Scheduled Payment and the Outstanding Balance, (y) the Borrowing Base and (z) the Adjusted Borrowing Value of each Loan and such other information as may be reasonably required for the Collateral Custodian to perform its duties hereunder (such loan tape, the “Tape”). The Collateral Custodian shall accept delivery of the Tape.

(vii) Prior to the related Payment Date, the Collateral Custodian shall, based solely on the information provided by the Collateral Manager in the Tape, calculate or report the following items and provide the results of such calculations to the Collateral Manager and the Administrative Agent: (A) the Borrowing Base (as calculated and reported by the Collateral Manager), (B) the Collateral Custodian Fee, (C) the Adjusted Borrowing Value of each Loan and (D) Availability.

(viii) In performing its duties, all calculations made by the Collateral Custodian pursuant to this Section 7.2(b) using Advance Rate, EBITDA and Unrestricted Cash of any Obligor (or, with respect to Advance Rate, Loan) shall be made using such amounts as provided by the Borrower or the Collateral Manager to the Collateral Custodian on the Tape.

(c) Reliance on Tape. With respect to the duties described in Section 7.2(b), the Collateral Custodian, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Collateral Manager. The Collateral Custodian shall have no liability for any errors in the content of any Tape and, except as specifically provided herein, shall not be required to verify, recompute, reconcile or recalculate any such information or data. Without limiting the generality of any terms of the foregoing, (i) the Collateral Custodian shall have no liability for (A) any failure, inability or unwillingness on the part of the Collateral Manager to provide accurate and complete information on a timely basis to the Collateral Custodian or otherwise on the part of the Collateral Manager to comply with the terms of this Agreement or any other Transaction

Document or (B) any inaccuracy or error in the performance of or observance by the Collateral Custodian of any of its duties hereunder or any other failure of the Collateral Custodian to comply with the terms of this Agreement in each case, that is caused by or results from any such inaccurate, incomplete or untimely information received by the Collateral Custodian and (ii) the Collateral Custodian shall rely conclusively on the information in the Tape as to the correct characterization or categorization of any Loan, including the Collateral Manager’s determination of whether such Loan is an Eligible Loan.

(d) If, in performing its duties under this Section 7.2, the Collateral Custodian is required to decide between alternative courses of action, the Collateral Custodian may request written instructions (or verbal instructions, followed by written confirmation) from the Collateral Manager as to the course of action desired by it. If the Collateral Custodian does not receive such instructions within seven (7) Business Days after it has requested them, the Collateral Custodian may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Custodian as promptly as possible notifies the Collateral Manager (with a copy to the Administrative Agent) which course of action, if any (or refrainment from taking any course of action), it has decided to take. The Collateral Custodian shall act in accordance with instructions received after such seven (7) Business Day period except (so long as it has provided the notice set forth in the prior sentence) to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(e) The Collateral Manager, the Administrative Agent and the Borrower, as applicable, shall cooperate with the Collateral Custodian as reasonably requested in performing the duties set forth in Section 7.2 hereof.

Section 7.3 Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 7.4 Collateral Custodian Compensation. As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to a Collateral Custodian Fee pursuant to the provision of Section 2.7(a)(2), Section 2.7(b)(1) or Section 2.8(2), as applicable. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 7.5 or (ii) the termination of this Agreement.

Section 7.5 Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Underlying Instruments held by the previous Collateral Custodian.

Section 7.6 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or, prior to the occurrence and continuation of an Event of Default or Collateral Manager Termination Event, the Collateral Manager or (b) the verbal instructions of the Administrative Agent or, prior to the occurrence and continuation of an Event of Default or Collateral Manager Termination Event, the Collateral Manager.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of its grossly negligent performance of its Payment Duties and in the case of its grossly negligent performance of its duties in taking and retaining custody of the Underlying Instruments. Under no circumstances will the Collateral Custodian be liable for indirect, special, consequential or incidental damages, such as loss of use, revenue or profit.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it. The Collateral Custodian shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other loan document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, or (iv) the due execution, legality, validity, enforceability, effectiveness or genuineness of this Agreement, any other loan document, any Collateral or any other agreement, instrument or document.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance or observance of any of the terms, covenants or conditions of this Agreement, the other loan documents or any related documents on the part of the Borrower or any other Person (other than the Collateral Custodian) or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) The Collateral Custodian may assume the genuineness of any such Required Loan Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each Required Loan Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral to be held by the Collateral Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Collateral Custodian, and the Collateral Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral or to compel or cause delivery thereof to the Collateral Custodian. Without prejudice to the generality of the foregoing, the Collateral Custodian shall be without liability to the Borrower, the Collateral Manager, the Administrative Agent or any other Person for any damage or loss resulting from or caused by events or circumstances beyond the Collateral Custodian’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Borrower, the Collateral Manager or the Administrative Agent (including any Responsible Officer of any thereof) in its instructions to the Collateral Custodian; or changes in applicable law, regulation or orders.

(i) In the event that (i) the Borrower, the Collateral Manager, the Administrative Agent, the Lenders or the Collateral Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan or Required Loan Document or (ii) a third party shall institute any court proceeding by which any Required Loan Document shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Collateral Custodian shall, to the extent permitted by law, continue to hold and maintain all the Required Loan Documents that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Required Loan Documents as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(j) In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, in the absence of a continuing of an Event of Default or the occurrence of the Termination Date, request instructions from the Collateral Manager and during the existence of an Event of Default or following the occurrence of the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(k) Without limiting the generality of any terms of this section, the Collateral Custodian shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager, the Administrative Agent, any agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Custodian, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Custodian’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(l) The Collateral Custodian shall not be deemed to have knowledge or notice of any matter unless actually known to a responsible officer of the Collateral Custodian.

(m) The Collateral Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder with respect to any foreign exchange transaction, either directly or, by or through agents or attorneys, and the Collateral Custodian shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Collateral Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, the Borrower or any other Person, except by reason of acts or omissions by the Collateral Custodian constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Collateral Custodian’s duties hereunder. The Collateral Custodian shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent, or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Administrative Agent, or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Custodian’s own bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder.

(n) With respect to any actual currency exchange, the Collateral Manager shall provide any non-specified currency exchange rate to the Collateral Custodian for conversion. It is understood and agreed that any foreign exchange transaction effected by the Collateral Custodian acting at the direction of the Administrative Agent, the Borrower or the Collateral Manager may be entered with U.S. Bank National Association or its affiliates acting as principal or otherwise through customary banking channels. The Collateral Custodian shall be entitled at all times to comply with any legal or regulatory requirements applicable to currency or foreign exchange transactions. Each party hereto acknowledges that the Collateral Custodian or any affiliates of the Collateral Custodian involved in any such foreign exchange transactions may make a margin or banking income from foreign exchange transactions entered into pursuant to this section for which they shall not be required to account to the Borrower, the Administrative Agent or the Collateral Manager. All risk and expense incident to such conversion is the responsibility of the Borrower, the Administrative Agent or the Collateral Manager. The Collateral Custodian shall have (x) responsibility for fluctuations in exchange rates affecting any collections or conversion thereof and (y) to the extent it complies with the instructions provided by the respective party, liability for any losses incurred or resulting from the rates obtained in such foreign exchange transactions.

(o) The Collateral Custodian hereby disclaims any representation or warranty to the Lenders concerning and shall have no responsibility to Lenders for the existence, priority or perfection of the Liens and security interests granted hereunder or under any loan document or in the value of any of the Collateral. The Collateral Custodian makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Borrower to the Collateral, as to the security afforded by this Agreement or any other loan document. The Collateral Custodian shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral. The Collateral Custodian shall be under no obligation independently to request or examine insurance coverage with respect to any Collateral.

(p) The Collateral Custodian shall not be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, and such other documents or instruments; provided that if instructed by the Lenders and at the reasonable expense of the Borrower, the Collateral Custodian shall arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments for the perfection of security interests in the Collateral; provided, further, that, the Collateral Custodian shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such financing statements all of which shall be provided in writing to the Collateral Custodian by the Lenders including the jurisdictions and filing offices where the Collateral Custodian is required to file such financing statements.

(q) Any permissive grant of power to the Collateral Custodian shall not be construed to be a duty to act.

(r) The Collateral Custodian shall have no obligation to supervise, verify, monitor or administer the performance of the Collateral Manager or the Borrower and shall have no liability for any action taken or omitted by the Collateral Manager (including any successor to the Collateral Manager (other than itself, if it is appointed as the Replacement Collateral Manager)) or the Borrower. The Collateral Custodian may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Collateral Custodian will be liable for any acts or omissions of any such agents, attorneys or custodians acting for and on behalf of the Collateral Custodian. Neither the Collateral Custodian nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it.

Section 7.7 Resignation of the Collateral Custodian. The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except upon (a) ninety (90)

days written notice to the Borrower, the Collateral Manager, the Administrative Agent and each Lender, or (b) the Collateral Custodian’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Custodian shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian hereunder. Upon the resignation of the Collateral Custodian, the Administrative Agent, with the consent of the Borrower, shall appoint a successor Collateral Custodian and if it does not do so within sixty (60) days of the Collateral Custodian’s resignation, the Borrower may so appoint the successor and if it does not do so within ninety (90) days of the Collateral Custodian’s resignation, the Collateral Custodian may petition a court of competent jurisdiction for the appointment of a successor.

Section 7.8 Access to Certain Documentation and Information regarding the Collateral; Audits. The Collateral Manager, the Borrower and the Collateral Custodian shall provide to the Administrative Agent access to the Underlying Instruments and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Collateral Custodian’s normal security and confidentiality procedures; provided that the Administrative Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use commercially reasonable efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. From time to time at the discretion of the Administrative Agent, the Administrative Agent may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with Article VI and may conduct an audit of the Collateral, and Underlying Instruments in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. The fees and expenses of the Collateral Custodian incurred under this Section 7.8 shall be borne by the Borrower; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one (1) such visit per fiscal year.

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Grant of Security Interest.

(a) This Agreement constitutes a security agreement and the Loan Advances effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, assigns and grants as of the Effective Date to the Administrative Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all Accounts, Cash, General Intangibles, Instruments and Investment Property and any and all of the following property (the “Collateral”):

(i) all Loans, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Loans, Permitted Investments or Equity Securities;

(ii) the Accounts and all Cash and Financial Assets credited thereto and all income from the investment of funds therein;

(iii) all Transaction Documents to which the Borrower is a party;

(iv) all funds delivered to the Collateral Custodian (directly or through a bailee);

(v) all Collections, rights in Underlying Assets and Underlying Instruments, Insurance Policies, all Required Loan Documents and related records and assets;

(vi) all accounts, accessions, profits, income benefits, proceeds, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Borrower described in the preceding clauses; and

(vii) any and all other property of any type or nature owned by the Borrower;

in each case, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt and complete payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including all Obligations. Notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) any Excluded Amounts, (B) any amounts received by the Borrower from an Obligor following the sale of the related Loan by the Borrower pursuant to Section 2.14 which the Borrower is required to pay to the purchaser of such Loan, and (C) any property to the extent that such grant of a security interest is prohibited by any Applicable Law not in effect as of the date hereof or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law, provided that (x) immediately at such time as the prohibition shall no longer be applicable, such security interest shall attach immediately to such assets and (y) the Collateral includes any Proceeds of any such assets. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. Each of the Administrative Agent and each Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct. If the Borrower fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement. The reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the rate per annum applicable to Advances, shall be payable by the Borrower to the Administrative Agent on demand and shall constitute Obligations secured hereby.

(b) The grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the other Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under any applicable Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under any applicable Collateral, and (iii) none of the Administrative Agent or any other Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c) Notwithstanding anything to the contrary, the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Custodian and each Lender hereby agree to treat, and to cause each of their respective Affiliates to treat, each Note as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports, or cause its Affiliates to file such tax returns or reports, in a manner consistent with such treatment.

Section 8.2 Release of Lien on Collateral. At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) such Loan has been the subject of a Discretionary Sale, Substitution or a sale of a Warranty Loan pursuant to Section 2.14 or otherwise sold or transferred in accordance with this Agreement or (iii) this Agreement terminates and the Obligations are paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted) the lien and security interest granted under the Transaction Documents in favor of the Administrative Agent or any other Secured Party shall be released automatically without any further action by any Person. In connection with any sale of such Collateral or such release, the Administrative Agent, as agent for the Secured Parties, will after the deposit by the Collateral Manager of the Proceeds of such sale into the Collection Account, at the sole expense of the Borrower, execute and deliver to the Collateral Manager any assignments, bills of sale, termination statements and any other releases and instruments as the Collateral Manager may reasonably request in order to evidence the release of such Collateral; provided that, the Administrative Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Collateral Manager’s obligations pursuant to Section 6.5 with respect to the Proceeds of any sale.

Section 8.3 Remedies. Upon the occurrence of an Event of Default, the Administrative Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies set forth in Section 9.2.

Section 8.4 Waiver of Certain Laws. Each of the Borrower and the Collateral Manager agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 8.5 Power of Attorney. Each of the Borrower and the Collateral Manager hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution and delegation) in its name, place and stead and at the Borrower’s expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement during the continuance of an Event of Default, including the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default. The following events shall be Events of Default (“Events of Default”) hereunder:

(a) any failure by the Borrower to pay any principal when due (including on the Termination Date); provided that in the case of a failure to pay (other than any such failure with respect to a payment due on the Termination Date) due to an administrative error or omission by the Collateral Custodian, such failure continues for two or more Business Days after the Collateral Custodian receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower; or

(b) any failure by the Borrower to pay all accrued and unpaid Interest and Non-Usage Fees on any Payment Date; provided that in the case of a failure to pay (other than any such failure with respect to a payment due on the Termination Date) due to an administrative error or omission by the Collateral Custodian, such failure continues for two or more Business Days after the Collateral Custodian receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower; or

(c) any Loan Party fails to make any payments not addressed by Section 9.1(a) through (b) or when due under the Transaction Documents and the same continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure shall have been given to the applicable Loan Party and (ii) the date on which the applicable Loan Party acquires knowledge thereof; or

(d) the failure on the part of the Borrower to observe or perform the covenants set forth in Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(k), 5.1(p), 5.1(v) or 5.2; or

(e) the failure on the part of the Collateral Manager to observe or perform the covenants set forth in Sections 5.3(a), 5.3(b), 5.3(c), 5.3(d), 5.3(f), 5.3(j), or 5.4; or

(f) any failure on the part of the Borrower or the Fund duly to observe or perform in any material respect any other covenants or agreements of such Loan Party (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents to which such Loan Party is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the applicable Loan Party and (ii) the date on which the applicable Loan Party acquires knowledge thereof; or

(g) the occurrence of an Insolvency Event relating to the Borrower or the Fund; or

(h) (i) A Change of Control occurs with respect to the Borrower or Fund (“control” being defined for purposes of this definition as the possession, directly or indirectly, of the power to direct or cause the direction of the management, actions and policies of a person, whether through voting rights, ownership rights, or by contract or otherwise), or (ii) the Collateral Manager ceases to be the Collateral Manager of the Borrower;

(i) the occurrence of a Collateral Manager Termination Event; or

(j) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against the Borrower or the Fund for the payment of money in excess individually or in the aggregate of $500,000 (in the case of the Borrower), $2,000,000 (in the case of the Fund), in each case net of insurance, and the Borrower or the Fund, as applicable, shall not have within thirty (30) days, discharged or provided for the discharge of such judgment, decree or order perfected a timely appeal of such judgment, decree or order or otherwise stayed the execution thereof; or

(k) the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent (such consent to be provided in the sole and absolute discretion of the Administrative Agent); or

(l) failure to pay, on the Termination Date, the outstanding principal of all Advances Outstanding, and all Interest and all fees accrued and unpaid thereon together with all other Obligations; or

(m) the Investment Management Agreement is amended in a manner which adversely affects the ability of the Collateral Manager to perform its obligations under the Transaction Documents; or

(n) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in Section 4.1(t), such that Winston & Strawn LLP or another law firm reasonably acceptable to the Administrative Agent could no longer render a customary nonconsolidation opinion with respect thereto; or

(o) any Transaction Document, any Lien granted thereunder or any material portion of a Transaction Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party thereto, or

(p) any Loan Party, any Affiliate of a Loan Party or any Governmental Authority, shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder; or

(q) (i) failure of the Fund to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness with an aggregate principal amount of $2,000,000 or more, in each case, beyond any applicable grace or cure period, if any, provided therefor; or (ii) breach or default by the Fund with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond any applicable grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(r) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject only to the Permitted Liens described in clause (a), (d), (e) or (f) of the definition of “Permitted

Liens”) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(s) the existence of a Borrowing Base Deficiency which continues unremedied for two (2) Business Days; or

(t) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(u) the IRS or any other Governmental Authority shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any assets of the Borrower and such Lien shall not have been released within thirty (30) days, unless in each case, a reserve has been established therefor in accordance with GAAP and such Lien is being diligently contested in good faith by the Borrower (except to the extent that the amount secured by such Lien exceeds $500,000); or

(v) the occurrence of a Key Person Event; or

(w) the Total Interest Coverage Ratio falls below 150% as tested at each quarter-end; or

(x) any representation, warranty or certification made by the Borrower or the Fund in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true in all respects) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Loan Party and (ii) the date on which such Loan Party acquires knowledge thereof.

Section 9.2 Remedies.

(a) Upon the occurrence of an Event of Default, the Administrative Agent may, or, at the direction of the Required Lenders shall, by notice to the Borrower (with a copy to the Collateral Custodian, it being agreed that the failure to give such notice shall not impair the rights of the Administrative Agent or the Lenders hereunder), declare (i) the Termination Date to have occurred and the Notes and all other Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) or (ii) the Revolving Period End Date to have occurred; provided that in the case of any event involving the Borrower described in Section 9.1(g), the Notes and all other Obligations shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event. The Administrative Agent shall forward a copy of any notice delivered to the Borrower pursuant to this Section 9.2(a) to the Lenders.

(b) On and after the declaration or occurrence of the Termination Date, the Administrative Agent, for the benefit of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. The Borrower and the Collateral Manager hereby agree that they will, at the Borrower’s expense and at the direction of the Administrative Agent, forthwith, (i) assemble all or any part of the Loans as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) without notice except as specified below, sell the Loans or any part thereof upon such terms, in such lots, to such buyers, and according to such other instructions as the Administrative Agent may deem commercially reasonable; provided that, notwithstanding anything to the contrary set forth herein, the Administrative Agent will not cause or direct the sale of any Loans or other Collateral on and after the declaration or occurrence of the Termination Date unless either (i) the Administrative Agent determines that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the Obligations (or in the case of a sale of less than all of the Collateral, an amount sufficient to discharge the amount of the Obligations attributable to such portion of the Collateral); or (ii) the Required Lenders direct such sale and liquidation. The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall constitute reasonable notification. All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Loans (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 2.8.

(c) (i) If the Administrative Agent elects, subject to clause (b) above, to sell the Collateral, it shall sell such Collateral or portion thereof for a purchase price equal to the highest of the Eligible Bids then received. Any determination of the highest Eligible Bid shall only consider bids for the same parcels of the Collateral.

(ii) It is understood that the Borrower may submit its bid for the Collateral, on its own or as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral or any portion thereof.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Collateral Custodian, the Document Custodian, the Securities Intermediary, the Secured Parties, the Lenders and each of their respective assigns and directors, officers, employees, agents and advisors (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims (whether brought by or involving the Borrower or any other third party), liabilities and related out-of-pocket costs and expenses, including reasonable fees and out-of-pocket disbursements of outside counsel (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement (including enforcement of the indemnification obligations hereunder) or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, any Indemnified Amounts to the extent resulting from gross negligence, bad faith, fraud, willful misconduct, or, with respect to any Indemnified Party other than U.S. Bank, material breach of any Transaction Document on the part of any Indemnified Party determined by a court of competent jurisdiction in a final non-appealable judgment.

(b) Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the Indemnified Party on the Payment Date following such Person’s demand therefor, which demand shall be accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c) If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 10.1(a).

(d) The obligations of the Borrower under this Section 10.1 shall survive the resignation or removal of the Administrative Agent, the Collateral Manager, the Collateral Custodian, the Document Custodian or the Securities Intermediary and the termination of this Agreement.

Section 10.2 Indemnities by the Collateral Manager.

(a) The Collateral Manager shall indemnify and hold harmless each Indemnified Party from and against any and all claims, damages, liabilities and expenses (including without limitation, fees and expenses of counsel) that may be incurred by or asserted against such Indemnified Party in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding (whether or not such Indemnified Party is a party thereto) or otherwise arising out of or relating to (i) acts or omissions of the Collateral Manager constituting bad faith, gross negligence or willful misconduct on the part of the Collateral Manager, (ii) breach of any representation or warranty by the Collateral Manager under any Transaction Document, (iii) failure by the Collateral Manager to comply with (A) any term, provision or covenant contained in any Transaction Document or (B) any Applicable Law, (iv) any litigation, proceedings or investigation against the Collateral Manager or (v) to the extent any such action violated the standard of care applicable to the Collateral Manager pursuant to the applicable Underlying Instruments or otherwise breached the Collateral Manager’s obligations under any Underlying Instrument, actions of the Collateral Manager in connection with its enforcement of the Borrower’s rights with respect to any Loans owned by the Borrower except for (with respect to any Indemnified Party) (a) any such claims, damages, liabilities or expenses resulting from such Indemnified Party’s own gross negligence, bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment and (b) resulting from the performance of the Eligible Loans.

(b) Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Collateral Manager to the Indemnified Party within fifteen (15) days following such Person’s demand therefor, which demand shall be accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c) The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d) The obligations of the Collateral Manager under this Section 10.2 shall survive the resignation or removal of the Administrative Agent or the Collateral Custodian and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

Section 10.3 After-Tax Basis.

Section 10.1 and Section 10.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1 Appointment. Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC and hereby further authorizes the Administrative Agent to appoint additional agents and bailees (including the Collateral Custodian) to act on its behalf and for the benefit of each of the Secured Parties. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Lenders may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

The Administrative Agent shall also act as the “collateral agent” under the Transaction Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Transaction Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Articles X and XII (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents) as if set forth in full herein with respect thereto.

Section 11.2 Standard of Care; Exculpatory Provisions.

(a) The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction

Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(c) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Collateral Manager, the Borrower or a Lender.

(d) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.3 The Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by it or them as the Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own respective gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; (v) may rely upon and shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties, or upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person. In determining compliance with any condition hereunder to the making of a Loan Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan Advance.

Section 11.4 Credit Decision with Respect to the Administrative Agent. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 11.5 Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Collateral Manager, as applicable), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The payment of amounts under this Section 11.5 shall be on an after-Tax basis. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Collateral Manager, as applicable.

Section 11.6 The Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, with the approval of the Borrower at all times other than during the existence of a Default or an Event of Default (which approval of the Borrower shall not be unreasonably withheld, conditioned or delayed). Upon the acceptance of its appointment as the successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article XI and Sections 12.9 and 12.11 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

Section 11.7 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility as well as activities as the Administrative Agent.

Section 11.8 Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon (New York City Time) on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day. The Administrative Agent shall pay amounts owing to each Lender in accordance with the written instructions delivered by each such Lender to the Administrative Agent.

Section 11.9 Collateral Matters. Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Transaction Document (i) upon the termination of the Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Transaction Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.1; and

(b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Transaction Document to the holder of any other Lien on the Collateral.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Transaction Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Transaction Documents and this Section 11.9.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments and Waivers. Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent and the Required Lenders; provided that no amendment, waiver or consent shall:

(a) increase the Commitment of any Lender without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(d) change Section 2.7, 2.8 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each Lender;

(g) make any modification to the definition of (i) “Borrowing Base,” “Availability,” “Advance Rate,” “Adjusted Borrowing Value,” “Dollar Equivalent” or “Excess Concentration Amount,” in each case, which would have a material adverse effect on the calculation of the Borrowing Base or the Availability or (ii) “Eligible Loan” in a manner that would reduce or make less restrictive the requirements for a Loan to be an Eligible Loan, in either case without the written consent of each Lender;

(h) release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender;

(i) provide for any additional duties or obligations to be performed by the Collateral Custodian or the Document Custodian or modify the rights of the Collateral Custodian or the Document Custodian hereunder in any manner adverse to the Collateral Custodian or the Document Custodian without the written consent of the Collateral Custodian or the Document Custodian; or

(j) provide for any additional duties or obligations to be performed by the Collateral Manager or modify the rights of the Collateral Manager hereunder in any manner materially adverse to the Collateral Manager without the written consent of the Collateral Manager;

provided further, that (i) any amendment of the Agreement that is solely for the purpose of adding a Lender or waiving, extending or postponing any fee to the Administrative Agent may be effected without the written consent of any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Collateral Custodian shall be effective without the written agreement of such Person, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document, (iv) any amendment of the Agreement that a Lender is advised by its legal or financial advisors to be necessary or desirable in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of the Borrower or any other Lender and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Borrower shall have jointly identified a facial error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 12.2 Notices, Etc.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.2(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, the Collateral Manager, Ally Bank, the Collateral Custodian or Document Custodian, as set forth on Annex A;

(ii) if to the Administrative Agent, to Ally Bank, as set forth on Annex A, if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Syndicate Communications available to the Lenders by posting such Syndicate Communications on the Platform. The Platform is provided by the Administrative Agent “as is” and “as available.” The Agent Parties (defined below) do not warrant the accuracy or completeness of the Syndicate Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Syndicate Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Syndicate Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent Party’s transmission or posting of Obligor materials through the Platform or via email, except to the extent such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) The Collateral Custodian agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided that any Person providing such instructions or directions shall provide to the Collateral Custodian an incumbency certificate listing Responsible Officers designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Custodian email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Custodian in its discretion elects to act upon such instructions, the Collateral Custodian’s reasonable understanding of such instructions shall be deemed controlling. The Collateral Custodian shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Custodian reasonable reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Custodian, including without limitation the risk of the Collateral Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(e) Notwithstanding the foregoing, the Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) all Syndicate Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Syndicate Communications “PUBLIC,” the Borrower shall be deemed to authorize the Administrative Agent and the Lenders to treat such Syndicate Communications as not containing any material non-public information with respect to the Borrower or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (iii) all Syndicate Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) the Administrative Agent shall be entitled to treat any Syndicate Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information.”

Section 12.3 Ratable Payments. If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Section 10.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Custodian, the Document Custodian or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5 Binding Effect; Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent, the Collateral Custodian, the Document Custodian, the Secured Parties and their respective successors and permitted assigns. Each Indemnified Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 12.6 Term of this Agreement. This Agreement, including the Borrower’s representations, covenants and covenants set forth in Articles IV and V, and the Collateral Manager’s representations, covenants and duties set forth in Articles IV and V, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect during the Covenant Compliance Period; provided that the rights and remedies with respect to any breach of any representation, warranty or covenant made or deemed made by the Borrower or the Collateral Manager pursuant to Articles IV and V, the provisions, including the indemnification and payment provisions, of Article X, Section 2.13, Section 12.9, Section 12.10 and Section 12.11, shall be continuing and shall survive any termination of this Agreement.

Section 12.7 Governing Law; Jury Waiver. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 12.8 Consent to Jurisdiction; Waivers. Each of the Borrower, the Collateral Manager, the Lenders, the Collateral Custodian and the Administrative Agent hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York City, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address as provided in Section 12.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.8 any special, exemplary, punitive or consequential damages, provided that such waiver shall not limit the Borrower’s or the Collateral Manager’s indemnification obligations hereunder in the event of a third party claim for such damages.

Section 12.9 Costs and Expenses.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, Borrower agrees to pay on the Payment Date occurring at least five (5) Business Days after demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (in any of its capacities hereunder and including any Affiliate thereof), the Collateral Custodian, the Document Custodian, the Securities Intermediary and the Secured Parties incurred in connection with the origination, preparation, execution, delivery, administration (including periodic auditing, subject to the limitations in this Agreement), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including the reasonable and documented fees and out-of-pocket expenses of one external counsel per applicable jurisdiction for each of (i) the Administrative Agent and the Lenders (taken as a whole) and (ii) the Collateral Custodian, the Document Custodian and the Securities Intermediary with respect thereto and with respect to advising the Administrative Agent, the Collateral Custodian, the Document Custodian, the Securities Intermediary and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable costs and expenses, if any (including reasonable and documented out-of-pocket external counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Collateral Custodian, the Document Custodian, the Securities Intermediary or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) [Reserved].

Section 12.10 No Proceedings.

(a) Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one (1) year and one (1) day (or such longer preference period as shall then be in effect) since the end of the Covenant Compliance Period. The provisions of this Section 12.10 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 12.10 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction.

(b) The provisions of this Section 12.10 shall survive the termination hereof.

Section 12.11 Recourse against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party, or any Loan Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, partner, organizer or director of the Administrative Agent, any Secured Party, or any Loan Party by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, any Secured Party, or any Loan Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, any Secured Party, or any Loan Party, and that no personal liability whatsoever shall attach to or be incurred by the Administrative Agent, any Secured Party, any Loan Party or any incorporator, stockholder, affiliate, officer, partner, employee or director of the Administrative Agent, any Secured Party, or any Loan Party under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, any Secured Party, or any Loan Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of the Administrative Agent, any Secured Party, or any Loan Party and each incorporator, stockholder, affiliate, officer, partner, employee administrator, partner, organizer or director of the Administrative Agent, any Secured Party or any Loan Party, or any of them, for breaches by the Administrative Agent, any Secured Party, or any Loan Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non-recourse provisions shall in no way affect any rights the Administrative Agent, any Loan Party or any Secured Party has against any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, any Loan Party or any Secured Party to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Administrative Agent, any Loan Party or any Secured Party or any other Person against the Administrative Agent, any Loan Party or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Administrative Agent, each Loan Party and each Secured Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(d) The provisions of this Section 12.11 shall survive the termination of this Agreement.

Section 12.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Loan Advances.

(a) The Borrower shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law to fully preserve and protect the right, title and interest of the Administrative Agent, as agent of the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall cooperate fully with the Collateral Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower or the Collateral Manager fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article X. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect. This appointment is coupled with an interest and is irrevocable.

Section 12.13 Confidentiality.

(a) Each of the Administrative Agent, the Secured Parties, the Collateral Custodian and each Loan Party shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower and the Collateral Manager hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, be obligated to hold such information confidential and agree to use such information solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.13(a) include all fees and other pricing terms, and all Events of Default, Collateral Manager Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, each Loan Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Collateral Custodian or the Secured Parties by each other, (ii) by the Administrative Agent, the Collateral Custodian and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential in accordance with the terms hereof or (iii) by the Administrative Agent, and the Secured Parties to any Rating Agency, any commercial paper dealer or other provider of a surety, guaranty or credit or liquidity enhancement to any Lender, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to maintain the confidentiality thereof. In addition, the Secured Parties and the Administrative Agent, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law); provided that the Secured Parties and the Administrative Agent, as applicable, will use commercially reasonable efforts to maintain confidentiality and will notify the Borrower of its intention to make any such disclosure prior to making such disclosure in order to give Borrower the opportunity to seek a protective order, or otherwise inform Borrower promptly thereof, in each case to the extent not prohibited by Applicable Law.

(c) Each of the Administrative Agent, the Secured Parties and the Collateral Custodian agrees that (i) it will keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments, (ii) it will hold confidential any information provided to it by the Borrower or the Collateral Manager in connection with a prospective Loan in the same manner and pursuant to the same procedures and exceptions that it applies to confidential information delivered directly to it when acting in the same capacity as it is acting under this Agreement, (iii) it will use any information described in clauses (i) and (ii) above only in connection with this Agreement, and (iv) if (a) the Borrower or the Collateral Manager delivers information in connection with a Loan or a prospective Loan that was prepared by a third party (other than the Obligor or any agent thereof), and (b) such third party has entered into an agreement with the Borrower or the Collateral Manager restricting the ability of the Borrower or the Collateral Manager to rely on such report, it will not have any direct rights against such third party (or the party which has engaged such third party) unless otherwise expressly acknowledged and agreed to by such third party or engaging party.

(d) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known other than as a result of a breach of this Agreement; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Secured Parties’, the Collateral Custodian’s or the Borrower’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Collateral Custodian or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or the Collateral Manager or (e) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor Collateral Manager), employee or attorney of the Collateral Custodian having a need to know the same, provided that the Collateral Custodian advises such recipient of the confidential nature of the information being disclosed and such person agrees to the terms hereof for the benefit of the Borrower and the Collateral Manager; or (iii) any other disclosure authorized by the Borrower or the Collateral Manager, as applicable.

(e) Notwithstanding any other provision of this Agreement, each Loan Party shall each have the right to keep confidential from the Administrative Agent and the Collateral Custodian and/or the Secured Parties, for such period of time as such Loan Party determines is reasonable (i) any information that any Loan Party reasonably believes to be in the nature of trade secrets and (ii) any other information that any Loan Party or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required to by law as evidenced by an Opinion of Counsel.

Section 12.14 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 12.15 Waiver of Setoff. Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 12.16 Assignments.

(a) Each Lender may at any time assign, or grant a security interest or sell a participation interest in or sell any Loan Advance or Commitment (or portion thereof) or any Note

(or any portion thereof) to any Person in accordance with this Agreement; provided that, as applicable, (i) no transfer (including any sale of a participation interest) of any Loan Advance or Commitment (or any portion thereof) or of any Note (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act which in each case is a “qualified purchaser” as defined in the 1940 Act, (ii) in the case of an assignment of any Loan Advance or Commitment (or any portion thereof) or of any Note (or of any portion thereof) the assignee executes and delivers to the Collateral Manager, the Borrower and the Administrative Agent a fully executed Joinder Supplement substantially in the form of Exhibit H hereto and a transferee letter substantially in the form of Exhibit G hereto (a “Transferee Letter”), (iii) the consent of the Administrative Agent shall be required for any assignment, and (iv) so long as no Event of Default has occurred or is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed and shall be deemed if no response is made by the Borrower within ten (10) Business Days after delivery to the Borrower of notice of a proposed assignment) shall be required for any assignment, other than an assignment or participation (x) to a Lender, an Affiliate of a Lender or an Approved Fund or (y) required by Applicable Law or Governmental Authority; provided that no such consent of the Borrower shall be required with respect to the sale of a participation interest. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to such assigning Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to (other than Permitted Liens) exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, (i) Ally Bank shall not need prior consent of the Borrower or any other party hereto to consolidate with or merge into any Person or convey or transfer substantially all of its properties and assets, including as part of such a transaction all or substantially all of its Loan Advances, Commitments and Notes, to any Person or (ii) if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.16(b), then, in each case, the Administrative Agent shall have the right to cause such Person to assign its entire interest in the Loan Advances and Commitments and this Agreement to a transferee selected by the Administrative Agent prior to the occurrence of an Event of Default with the consent of the Borrower, in an assignment which satisfies the conditions set forth in the first sentence of this Section 12.16(a). Assignments shall be subject to the following additional conditions:

(1) no assignments shall be made to (x) the Borrower or any of the Fund’s or Borrower’s Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y);

(2) no assignments shall be made to a natural person;

(3) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the assignment and assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if not required above;

(4) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one (1) class of Commitments or Loans;

(5) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(6) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and containing payment instruction for such assignee.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its lending offices, a copy of each transfer pursuant to Section 12.16(a) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loan Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Transfer by a Lender of its rights hereunder or under any Note may be effected only by the recording by the Administrative Agent of the identity of the transferee in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) The Collateral Custodian and the Document Custodian may, at any time, assign all or any part of its rights and obligations hereunder as Collateral Custodian or as Document Custodian, as applicable; provided, however, that any such assignee shall (i) be a bank or other financial institution organized and doing business under the laws of the United States or of any state thereof, (ii) be authorized under such laws to exercise corporate trust powers, (iii) have a combined capital and surplus of at least $200,000,000, (iv) be subject to supervision or examination by a United States federal or state banking authority, (v) have a long-term unsecured debt rating of at least “Baa1” by Moody’s and “BBB+” by S&P, (vi) have an office within the United States; (vii) be in the business of providing collateral custodian services consistent with those required pursuant to this Agreement and (viii) is otherwise reasonably acceptable to the Administrative Agent and prior to the occurrence of an Event of Default the Borrower and the Collateral Manager; and provided, further, that such assignment shall not be effective unless (i), prior to such assignment, the Collateral Custodian shall have given ninety (90) days written notice to the Borrower, the Collateral Manager, the Administrative Agent and each Lender describing such assignment and (ii) such assignee has assumed the responsibilities and obligations of the Collateral Custodian or the Document Custodian, as applicable, being assigned to it in writing.

(d) The Borrower agrees that each participant shall be entitled to the benefits of Section 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.16(b); provided that such participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under Section 12.16(a); and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. Each Loan Party further agrees to use commercially reasonable efforts to assist the Arranger in seeking completion of a timely syndication reasonably satisfactory to the Arranger.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Commitments, Loan Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loan Advances or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 12.17 Heading and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.18 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 12.18 will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 12.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.18.

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance for which Interest accrues at the LIBOR Rate, conversion to or continuation of an Advance for which Interest accrues at the LIBOR Rate to be made, converted or continued during any Benchmark Unavailability Period.

Section 12.19 Electronic Signatures. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 12.20 Recognition of the U.S. Special Resolution Regimes. To the extent that this Agreement and/or any other Transaction Document constitutes a QFC, the Borrower agrees with each Secured Party as of the Effective Date as follows:

(a) In the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and/or any other Transaction Document, and any interest and obligation in or under this Agreement and/or any other Transaction Document from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or any other the Transaction Document, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that a Covered Party or a BHC Act Affiliate of such Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or any other Transaction Document that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or any other Transaction Document were governed by the laws of the United States or a state of the United States.

ARTICLE XIII

tax considerations

Section 13.1 Acknowledgement of Parties. The parties hereto acknowledge and agree that, for U.S. federal income tax purposes, financial accounting and other purposes, the parties will treat the Advances and the Notes as indebtedness and not as equity interests in the Borrower unless otherwise required by Applicable Law.

ARTICLE XIV

Document Custodian

Section 14.1 Designation of Document Custodian.

(a) Initial Document Custodian. The role of Document Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Document Custodian hereunder from time to time in accordance with Section 14.2. The Document Custodian hereby accepts such agency appointment to act as Document Custodian pursuant to the terms of this Agreement, until its resignation or removal as Document Custodian pursuant to the terms hereof.

(b) Successor Document Custodian. Upon the Document Custodian’s receipt of a Document Custodian Termination Notice from the Administrative Agent of the designation of a successor Document Custodian pursuant to the provisions of Section 14.5, the Document Custodian agrees that it will terminate its activities as Document Custodian hereunder.

Section 14.2 Duties of Document Custodian.

(a) Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Document Custodian to act as its agent and hereby authorizes the Document Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Document Custodian by this Agreement. The Borrower and the Administrative Agent hereby appoint U.S. Bank National Association to act as Document Custodian, for the benefit of the Secured Parties. The Document Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Effective Date until its removal pursuant to Section 14.5, the Document Custodian shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Document Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to the definition of “Eligible Loan” in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties. Within five (5) Business Days of its receipt of any Required Loan Documents and the Loan Checklist (the “Review Period”), the Document Custodian shall review the Required Loan Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document may contain a copy of a signature, that such copies appear to bear an original or a reproduction of such signature and (B) based on a review of the applicable note, the related initial Loan balance when entered into or obtained by the Borrower, Loan identification number and Obligor name with respect to such Loan is referenced on the related Loan Checklist and is not a duplicate Loan (such items (A) through (B) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Document Custodian, in connection with each delivery of Required Loan Documents hereunder to the Document Custodian, the Collateral Manager shall provide to the Document Custodian an electronic file (in EXCEL or a comparable format acceptable to the Document Custodian) listing Loan identification number, name of Obligor, and initial Loan balance and the related Loan Checklist per file that contains a list of all Required Loan Documents and whether they require original signatures, the Loan identification number and the name of the Obligor and the initial Loan balance when entered into or obtained by the Borrower with respect to each related Loan. If, at the conclusion of such review, the Document Custodian shall determine that any Review Criteria are not satisfied, the Document Custodian shall within one (1) Business Day notify the Borrower, the Administrative Agent and the Collateral Manager of such determination and provide the Collateral Manager and the Borrower with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Collateral Manager shall have ten (10) Business Days to correct any non-compliance with any Review Criteria as stated in the preceding sentence. After the Review Period, the Document Custodian shall execute and deliver to the Collateral Manager and the Administrative Agent a certification substantially in the form attached hereto as Exhibit J, including an attached exception report. In addition, if requested in writing in the form of Exhibit E by the Collateral Manager and approved by the Administrative Agent within ten (10) Business Days of the Document Custodian’s delivery of such report, the Document Custodian shall return the Required Loan Documents for any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Document Custodian shall not have any responsibility for reviewing any Underlying Instruments. Notwithstanding anything herein to the contrary, the Document Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Checklist.

(ii) In taking and retaining custody of the Required Loan Documents, the Document Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Document Custodian makes no representations as to the existence, perfection or priority of any Lien on the Underlying Instruments or the instruments therein; and provided further that the Document Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the address of the Document Custodian located at 1719 Otis Way, Florence, SC 129501, or at such other office as shall be specified to the Administrative Agent, the Borrower, and the Collateral Manager by the Document Custodian in a written notice delivered at least thirty (30) days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Document Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Document Custodian.

(iv) On each Reporting Date, the Document Custodian shall provide a written report to the Administrative Agent, the Borrower, and the Collateral Manager (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Required Loan Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Document Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other

Transaction Documents or otherwise exist against the Document Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Document Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Document Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Collateral Manager hereunder or under any other Transaction Document.

(vi) The Administrative Agent may direct the Document Custodian to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Document Custodian hereunder, the Document Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that, the Document Custodian shall not be required to take any action hereunder at the request of the Administrative Agent or otherwise if the taking of such action, in the reasonable determination of the Document Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Document Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Document Custodian requests the consent of the Administrative Agent and the Document Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(vii) The Document Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Document Custodian. The Document Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Document Custodian has knowledge of such matter or written notice thereof is received by the Document Custodian.

Section 14.3 Merger or Consolidation. Any Person (a) into which the Document Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Document Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Document Custodian hereunder, shall be the successor to the Document Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 14.4 Document Custodian Compensation. As compensation for its document custodian activities hereunder, the Document Custodian shall be entitled to the Collateral Custodian Fee from the Borrower as set forth in the Collateral Custodian Fee Letter and under the Transaction Documents, payable pursuant to the extent of funds available therefor pursuant to the provisions of Sections 2.7(a)(2), 2.7(a)(13), 2.7(b)(1), 2.8(2) and 2.8(8), as applicable. The Document Custodian’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of: (a) its removal as Document

Custodian and the appointment and acceptance by the successor Document Custodian pursuant to Section 14.5, (b) its resignation as Collateral Custodian pursuant to Section 14.7 of this Agreement or (c) the termination of this Agreement.

Section 14.5 Document Custodian Removal. The Document Custodian may be removed, with or without cause, by the Administrative Agent (or the Borrower with the Administrative Agent’s consent in its sole discretion) by notice given in writing to the Document Custodian (the “Document Custodian Termination Notice”); provided that, notwithstanding its receipt of a Document Custodian Termination Notice, the Document Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive the fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Collateral Custodian Fee Letter) until a successor Document Custodian has been appointed and has agreed to act as Document Custodian hereunder.

Section 14.6 Limitation on Liability.

(a) The Document Custodian may conclusively rely on and shall be fully protected in acting upon any written notice, instruction, statement, certificate, request, waiver, consent, instrument, opinion, report, letter or other paper or document furnished to it in accordance with this Agreement, which it in good faith reasonably believes to be genuine and that has been signed or presented by the proper party (which in the case of any instruction from or on behalf of the Borrower shall be a Responsible Officer) or parties.

(b) The Document Custodian may consult counsel selected with due care and shall not be liable for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Document Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, or grossly negligent performance or omission of its duties.

(d) The Document Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Document Custodian shall not be obligated to take any legal action hereunder that might in its reasonable judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Document Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Document Custodian.

(f) The Document Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Document Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) The Document Custodian may assume the genuineness of any such Required Loan Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each Required Loan Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral to be held by the Document Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Document Custodian, and the Document Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral or to compel or cause delivery thereof to the Document Custodian. Without prejudice to the generality of the foregoing, the Document Custodian shall be without liability to the Borrower, the Collateral Manager, the Administrative Agent or any other Person for any damage or loss resulting from or caused by events or circumstances beyond the Document Custodian’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Borrower, the Collateral Manager or the Administrative Agent (including any Responsible Officer of any thereof) in its instructions to the Document Custodian; or changes in applicable law, regulation or orders.

(i) The Document Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Document Custodian shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Document Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, the Borrower or any other Person, except by reason of acts or omissions by the Document Custodian constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Document Custodian’s duties hereunder. The Document Custodian shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent, or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Administrative Agent, or another Person except to the extent that such inaccuracies or errors are caused by the Document Custodian’s own bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder.

(j) In case any reasonable question arises as to its duties hereunder, the Document Custodian may, prior to the occurrence of an Event of Default, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Document Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Document Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Document Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) For the avoidance of doubt, the Document Custodian shall be entitled to all of the rights, protections, benefits, immunities and indemnities afforded to the Collateral Custodian under this Agreement in performing its duties as the Document Custodian hereunder.

Section 14.7 Document Custodian Resignation. The Document Custodian may resign and be discharged from its duties or obligations hereunder by giving not less than ninety (90) days written notice thereof to the Administrative Agent, the Borrower, and the Collateral Manager. For the avoidance of doubt, the Document Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement, any fees accrued through the effective date of its resignation pursuant to and in accordance with this Section 14.7. Notwithstanding anything herein to the contrary, the Document Custodian may not resign prior to a successor Document Custodian being appointed. For the avoidance of doubt, any Collateral Custodian Fee shall be payable to the Document Custodian so resigning until such time as a successor Document Custodian shall have been appointed.

Section 14.8 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Document Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent) to, and shall, upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit E, release to the Collateral Manager within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Administrative Agent on behalf of the Secured Parties, in accordance with the terms of this Agreement. The Collateral Manager shall return to the Document Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Collateral Manager’s need therefor in connection with such enforcement or servicing no longer exists, unless the Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from the Collateral Manager to the Document Custodian in the form annexed hereto as Exhibit E, the Collateral Manager’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Document Custodian to the Collateral Manager.

(b) Release for Payment. Upon receipt by the Document Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit E (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Document Custodian shall promptly release the related Required Loan Documents to the Collateral Manager.

(c) Limitation on Release. During the occurrence and continuance of an Event of Default, the foregoing provision with respect to the release to the Collateral Manager of the Required Loan Documents and documents by the Document Custodian upon request by the Collateral Manager shall be operative only to the extent that the Administrative Agent have consented to such release. Promptly after delivery to the Document Custodian of any request for release of documents, the Collateral Manager shall provide notice of the same to the Administrative Agent.

(d) Shipment of Required Loan Documents. Written instructions as to the method of shipment and shipper(s) the Document Custodian is directed to utilize in connection with the transmission of Required Loan Documents in the performance of the Document Custodian’s duties hereunder shall be delivered by the Borrower, the Collateral Manager or the Administrative Agent to the Document Custodian prior to any shipment of any Underlying Instruments hereunder. The Collateral Manager shall arrange for the provision of such services at the cost and expense of the Borrower (or, at the Document Custodian’s option, the Borrower shall reimburse the Document Custodian for all reasonable and documented costs and expenses of the Document Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Underlying Instruments as the Collateral Manager deems appropriate.

Section 14.9 Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Document Custodian return each Required Loan Document (as applicable), respectively (a) delivered to the Document Custodian in error, (b) as to which the lien on the Underlying Asset has been so released pursuant to Section 8.2, (c) that has been the subject of a Discretionary Sale or Substitution pursuant to Section 2.14 or (d) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Document Custodian and the Administrative Agent a written request in the form of Exhibit E hereto (signed by both the Collateral Manager and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Document Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within two Business Days, return the Underlying Instruments so requested to the Borrower.

Section 14.10 Access to Certain Documentation and Information regarding the Collateral Portfolio.

(a) The Collateral Manager, the Borrower and the Document Custodian shall, at the Borrower’s expense, provide to the Administrative Agent access to the Underlying Instruments and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and

Document Custodian’s normal security and confidentiality procedures; provided that the Administrative Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use commercially reasonable efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. From time to time at the discretion of the Administrative Agent, the Administrative Agent may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with Article VI and may conduct an audit of the Collateral, and Underlying Instruments in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(b) Without limiting the foregoing provisions of Section 14.10(a), from time to time on request of the Administrative Agent, the Document Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Underlying Instruments and all other documentation regarding the Collateral. Up to two such reviews per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence and during the continuance of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

Section 14.11 Document Custodian as Agent. The Document Custodian agrees that, with respect to any Underlying Instruments at any time or times in its possession, the Document Custodian shall be the agent of the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Administrative Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC. For so long as the Document Custodian is the same entity as the Collateral Custodian, the Document Custodian shall be entitled to the same rights, immunities, indemnities and protections afforded to the Collateral Custodian hereunder.

Section 14.12 Indemnification. For the avoidance of doubt, the Document Custodian shall be entitled to all of the benefits of the indemnification provisions to the extent and in the manner set forth in Article X.

Section 14.13 Judgment Currency. This is an international loan transaction in which the specification of Dollars or another Approved Currency, as the case may be (the “Specified Currency”), and payment in New York City, New York or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Transaction Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment (but subject to the provisions set forth in Section 14.12), agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER

FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC, as the Borrower

By:	/s/ Sheelyn Michael
Name: Sheelyn Michael
Title: Authorized Signatory

COLLATERAL MANAGER

First Eagle ALTERNATIVE CREDIT, LLC, as Collateral Manager

By:	/s/ Terrence W. Olson
Name: Terrence W. Olson
Title: Chief Operating Officer & Chief Financial Officer

[Signatures continued on the following page]

[Signature Page]

Loan, Security and Collateral Management Agreement

ADMINISTRATIVE AGENT AND ARRANGER

ALLY BANK, as the Administrative Agent and Arranger

By:	/s/ Jason M. Cardella
Name: Jason M. Cardella
Title: Authorized Signatory Ally CF

LENDERS

ALLY BANK, as a Lender

By:	/s/ Jason M. Cardella
Name: Jason M. Cardella
Title: Authorized Signatory Ally CF

[Signatures continued on the following page]

[Signature Page]

Loan, Security and Collateral Management Agreement

THE COLLATERAL CUSTODIAN

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Custodian

By:	/s/ Victor Siu Wing Yip
Name: Victor Siu Wing Yip
Title: Vice President

THE DOCUMENT CUSTODIAN

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Document Custodian

By:	/s/ Victor Siu Wing Yip
Name: Victor Siu Wing Yip
Title: Vice President

[Signature Page]

Loan, Security and Collateral Management Agreement

Annex A

If to Borrower or Collateral Manager:

FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC

c/o First Eagle Alternative Credit, LLC
500 Boylston Street, Suite 1250
Boston, MA 02116
Attention: Sabrina Rusnak-Carlson, General Counsel
Telephone No.: (617) 790-6044
Email: Sabrina.Carlson@feim.com

If to Ally Bank:

ALLY BANK

ALLY BANK

3 Bethesda Metro Center
Suite 925
Bethesda, MD 20814
Attention: Keith W. Harris
Telephone No.: (301) 273-6050
Email: keith.harris@Ally.com and sharon.du@ally.com

with a copy to:

CADWALADER, WICKERSHAM & TAFT LLP

227 West Trade Street, Suite 2400
Charlotte, NC 28202
Attention: Nathan Spanheimer
Email: Nathan.Spanheimer@cwt.com

If to the Collateral Custodian (other than in role of Document Custodian)

U.S. BANK NATIONAL ASSOCIATION

190 S. LaSalle Street, 8th Floor
Chicago, Illinois 60603
Attention: Global Corporate Trust – First Eagle Credit Opportunities Fund
Email: First.Eagle.BB@usbank.com

If to the Document Custodian – with respect to delivery of Required Loan Documents and Loan Files:

U.S. BANK NATIONAL ASSOCIATION

Document Custody Services
Global Corporate Trust
1719 Otis Way

[Annex A]

Loan, Security and Collateral Management Agreement

Florence, SC 29501
Attention: Steve Garrett
Email: steven.garrett@usbank.com

with copies to:

U.S. BANK NATIONAL ASSOCIATION

1133 Rankin Street. Ste 100
St. Paul, MN 55116
Attention: Ken Brandt
Facsimile No.: 651-466-5593
Email: Kenneth.brandt@usbank.com

[Annex A]

Loan, Security and Collateral Management Agreement

Annex B

COMMITMENTS

Lender	Commitment
Ally Bank	$75,000,000

Total:	$75,000,000

[Annex B]
Loan, Security and Collateral Management Agreement